As filed with the Securities and Exchange Commission on May 30, 2008

Registration No. 333-145903

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

_____________________________

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________________

STARTECH ENVIRONMENTAL CORPORATION
(Exact name of registrant as specified in its charter)
_____________________________

Colorado	3559	84-286576
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

88 Danbury Road, Suite 2A	Joseph F. Longo, Chairman, CEO & President
Wilton, Connecticut 06897-2525	Startech Environmental Corporation
(203) 762-2499	88 Danbury Road, Suite 2A
Wilton, Connecticut 06897-2525
(203) 762-2499
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott S. Rosenblum, Esq.	Peter J. Scanlon
Kramer Levin Naftalis & Frankel LLP	Vice President & Chief Financial Officer
1177 Avenue of the Americas New York, New York 10036	88 Danbury Road, Suite 2A Wilton, Connecticut 06897-2525
Phone (212) 715-9100	Phone (203) 762-2499
Fax (212) 715-8000	Fax (203) 761-0839
_____________________________

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [x]
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, subject to completion dated May 30 , 2008

4,806,391 Shares of Common Stock

STARTECH ENVIRONMENTAL CORPORATION

This prospectus relates to the offer and sale of up to an aggregate of 4,806,391 shares of our common stock, no par value per share, of Startech Environmental Corporation by certain persons who are our shareholders.  Please refer to “Selling Securityholders” beginning on page 78.

We are not selling any shares of our common stock in this offering and therefore will not receive any of the proceeds from this offering.  All costs associated with this registration will be borne by us.

The selling securityholders include Northshore Asset Management, LLC and certain of its affiliates, and the Connecticut Banking Commissioner Howard F. Pitkin (successor to John P. Burke), not individually but solely in his capacity as Receiver of Circle Trust Company, which intend to sell up to an aggregate of 4,806,391 shares of our common stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state securities laws or that an exemption from registration is available.

Our common stock is currently traded on the NASD Over-the-Counter Bulletin Board under the ticker symbol “STHK.OB”  On May 29 , 2008, the last reported sale price of our common stock was $1.05 .

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
PLEASE CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY...5

RISK FACTORS...8

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................................................................................................................................28

USE OF PROCEEDS...29

PRICE RANGE OF OUR COMMON STOCK...29

STOCKHOLDERS...30

DIVIDEND POLICY...30

SELECTED FINANCIAL DATA...31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................................................................33

BUSINESS...45

MANAGEMENT...59

EXECUTIVE COMPENSATION...63

CODE OF ETHICS...72

EMPLOYEE BENEFIT PLANS...73

PRINCIPAL SHAREHOLDERS AND STOCK HOLDINGS OF MANAGEMENT.................................................................................................................................................75

SELLING SECURITYHOLDERS...79

PLAN OF DISTRIBUTION...84

DESCRIPTION OF SECURITIES...87

SHARES ELIGIBLE FOR FUTURE SALE...93

CHANGES IN CERTIFYING ACCOUNTANTS...93

LEGAL MATTERS...93

EXPERTS...93

WHERE YOU CAN FIND MORE INFORMATION...................................................................................................................................................................................................94

INDEX TO FINANCIAL STATEMENTS...F-1

PROSPECTUS SUMMARY

As used in this prospectus, unless the context otherwise requires, “Startech,” “we,” “us,” “our” and “the Company” refer to Startech Environmental Corporation.  This summary highlights information relating to us.  It may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements and the information incorporated by reference into this prospectus.  This prospectus contains forward-looking statements that involve risks and uncertainties.  As discussed under “Cautionary Note Regarding Forward-Looking Statements” our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described under the headings “Risk Factors”, “Business,” and elsewhere in this prospectus.

Summary of our Business

We are an environmental technology company that fabricates and sells a recycling system for the global marketplace using components manufactured by third parties.  We believe that our plasma processing technology, known as the Plasma Converter System, achieves closed-loop elemental recycling that destroys hazardous and non-hazardous waste and industrial by-products and is capable of converting them into useful commercial products.  These products could include a synthesis gas called PCG (Plasma Converted Gas), surplus energy for power, hydrogen, metals and silicate for possible use and sale by users of the Plasma Converter System.

Until January 2004, we were engaged solely in the manufacture and sale of equipment for use by others.  Since then, we have attempted to broaden the scope of our available revenues.  This change was brought about by our decision to attempt to expand our market penetration strategies and opportunities. Rather than only market and sell our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products.

We believe specific events will drive demand for our Plasma Converter System. They include:

•	Increases in waste, and in particular hazardous waste, due to rising consumer/industrial consumption and population growth in most nations;

•	Current waste disposal and remediation techniques such as landfills and incineration becoming regulatorily, socially and environmentally less acceptable;

•	A need for critical resources, such as power and water, to sustain local economies; and

•	The emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

We believe that our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe our products will add value to our potential customers’ businesses as they could possibly realize revenue streams from disposal or processing fees, as well as from the sale of resulting commodity products and services.

We have been actively educating and promoting to our potential customers the benefits of the Plasma Converter System over other forms of waste remediation technologies.  Our efforts to educate the public and governments are continuing.  Like most new technologies, we have been met with varying degrees of resistance.  We believe that there is a rising comfort level with our Plasma Converter System technology, resulting in part from our educational and informational efforts.

Our business model and our market development strategies arise from our mission, which is to change the way the world views and employs discarded materials.  We expect to achieve this objective by strategically marketing a series of products and services emanating from our core Plasma Converter System technology, that could possibly produce saleable fossil fuel alternatives while possibly providing a safer and healthier environment.  We expect to implement this strategy through sales of our Plasma Converter System with our providing after-sales support and service, build own and operate/build own and transfer of ownership facilities, joint development projects and engineering services.

Recognizing the increasing importance of alternative energy and power sources in general, and hydrogen in particular, in 2005, we expanded our product line to include StarCell™, a hydrogen separation technology.  Working in conjunction with the Plasma Converter System, StarCell provides what we believe to be an environmentally friendly renewable source of hydrogen power.

Summary of the Offering

This offering relates to the sale of shares of our common stock from time to time by Northshore Asset Management, LLC and certain of its affiliates, and the Connecticut Banking Commissioner Howard F. Pitkin (successor to John P. Burke), not individually but solely in his capacity as Receiver of Circle Trust Company, which intend to sell up to an aggregate of 4,806,391 shares of our common stock.  See “Selling Securityholders” beginning on page 76 of this prospectus.

All of the securities issued to the selling securityholders were sold in private placement transactions pursuant to Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, in which we granted registration rights with respect to our common stock purchased and shares of our common stock issuable upon exercise of warrants other than 54,400 and 60,900 shares of our common stock held by Ardent Research Partners, L.P. and Ardent Research Partners, Ltd., respectively.

Our Company

Our activities during the four fiscal years beginning November 1, 1992 and ending October 31, 1995 consisted primarily of the research and development of the Plasma Converter System.  On November 17, 1995 Kapalua Acquisitions, Inc., a Colorado corporation, completed the acquisition of all of the issued and outstanding shares of the common stock of Startech Corporation, a Connecticut corporation, and then changed its name to Startech Environmental Corporation.

Our principal office is located at 88 Danbury Road, Suite 2A, Wilton, Connecticut 06897-2525. Our telephone number is (203) 762-2499 and our website is located at http://www.startech.net.  Information contained on our website is not incorporated by reference into this prospectus, and you should not consider it to be a part of this document.

Investing in our securities involves risks.  You should carefully consider the information under “Risk Factors” beginning on page 8 of this prospectus and the other information included in this prospectus before investing in our securities.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this prospectus.  The statement of operations data for the fiscal years ended October 31, 2005, 2006 and 2007 and the balance sheet data as of October 31, 2006 and 2007 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the fiscal years ended October 31, 2003 and 2004 and the balance sheet data as of October 31, 2003, 2004 and 2005 have been derived from audited consolidated financial statements not included in this prospectus.  The statement of operations data for the three months ended January 31, 2007 and 2008 and the balance sheet data as of January 31, 2008 are derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus.  The balance sheet data as of January 31, 2007 is derived from unaudited condensed consolidated financial statements, not included in this prospectus.

Statement of operations data:	Three Months Ended January 31,		Years Ended October 31,
	(unaudited) (in thousands, except share and per share data)		(in thousands, except share and per share data)
	2007	2008	2003	2004	2005	2006	2007
Revenue	$66	$108	$70	$1,709	$290	$949	$746
Gross profit	15	5	21	1,080	221	641	445
Loss from operations	(823)	(1,508)	(3,077)	(2,662)	(4,061)	(3,507)	(4,087)
Net (loss)	$(873)	$(1,400)	$(3,422)	$(2,646)	$(3,679)	$(6,620)	$(3,890)
Net (loss) per share – basic and diluted	$(0.04)	$(0.06)	$(0.29)	$(0.16)	$(0.21)	$(0.34)	$(0.18)
Weighted-average shares outstanding – basic and diluted	20,720	23,078	11,641	16,872	17,921	19,643	22,039

	As of January 31,		As of October 31,
	(unaudited) (in thousands)		(in thousands)

Balance Sheet Data:	2007	2008	2003	2004	2005	2006	2007
Cash and cash equivalents	$1,243	$11,096	$2,602	$2,401	$2,490	$2,280	$11,613
Working capital	(555)	1,149	1,446	1,461	(1,069)	(661)	2,349
Total assets	4,218	18,551	4,886	4,957	5,634	5,174	17,603
Total stockholders’ equity	1,691	3,181	3,388	3,622	1,653	1,506	4,412
Long-term obligations	-	-	4	-	-	-	-

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider each of the following risks and all of the other information set forth in this prospectus.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.  If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations.  In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history upon which to evaluate our potential for future success.

We were formed in May 1991.  We were considered a development stage company for accounting purposes until 1998 because we did not generate any material revenues through that date. We started to recognize revenues from shipments and services in 1999.  To date, we have generated very limited revenues and do not expect to generate significant revenues until we sell a larger number of our products.  The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by companies like ours in an evolving market, such as unforeseen capital requirements, failure of market acceptance of our products, failure to establish business relationships and competitive disadvantages as against larger and more established companies.  If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

There is no assurance that unforeseen circumstances will not have a material effect on our business that could require us to raise additional capital or take other measures to conserve liquidity in order to sustain operations.

We have historically incurred net losses from operations, although operating activities generated $5,042,260 of cash during the fiscal year ended October 31, 2007, primarily due to the receipt of $8,250,000 of deposits associated with two sales agreements. For the three months ended January 31, 2008, net cash used in operating activities was $465,041, despite the receipt of a $1,445,500 purchase deposit.  As of January 31, 2008, we had cash and cash equivalents of $11,096,288 and had working capital of $1,148,610.  Subsequent to January 31, 2008, we received additional deposits of $810,000 in connection with the aforementioned sales agreements and we made $484,500 of additional payments in connection with a purchase commitment.

We have historically raised funds through the sale of equity and debt instruments.  Although no funds were raised during the three months ended January 31, 2008, during the fiscal year ended October 31, 2007, we received net cash proceeds of approximately $4,699,000 from various investors in consideration of the sale of 2,081,149 shares of our common stock pursuant to various private placement transactions.

Although we believe that we have sufficient liquidity to sustain our existing business for at least the next twelve month period, there is no assurance that unforeseen circumstances will not have a material effect on our business that could require us to raise additional capital or take other measures to conserve liquidity in order to sustain operations.  There can be no assurance that we will be able to raise additional capital on favorable terms, or at all, in the future.

We are currently seeking to raise additional capital in the form of an incremental equity investment in order to increase our shareholders’ equity so that shares of our common stock may become eligible for trading on a U.S. national securities exchange (including NASDAQ) and/or possibly a foreign securities exchange such as the London Stock Exchange.  We have engaged a placement agent in this regard.  Based on the current share price of our common stock, if we raise additional capital by issuing additional equity securities, we expect that our shareholders will experience substantial dilution.  There can be no assurance that we will be able to raise additional capital in the form of an incremental equity investment on favorable terms, or at all.

We have incurred substantial operating losses and may not achieve or sustain profitability in the future.  We also have only delivered and installed two Plasma Converter Systems.

We have incurred substantial losses in each year since we commenced operations.  We must overcome significant manufacturing and marketing hurdles to sell our products.  As we strive to grow our business, we expect to spend significant funds for general corporate purposes, including working capital and marketing, and for research and development.  To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially and adversely affected.  If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may never achieve profitability.  Even if we are profitable in the future, we may not be able to sustain profitability.

To date we have only delivered and installed two Plasma Converter Systems, one for the demonstration phase of a U.S. Army program in 1999, and one for commercial use in Japan that was delivered in August 2001 and installed in April 2002.

We had revenues of $290,087, $948,794 and $745,898 for each of the fiscal years ended October 31, 2005, 2006 and 2007, respectively, and our net loss for each of these periods was $3,678,788, $6,619,707 and $3,889,534, respectively.  For the three months ended January 31, 2008, we had revenues of $107,988, and our net loss during this period was $1,400,435.  We do not expect to generate any material revenues until after we successfully complete the sale and installation of a significant number of Plasma Converter Systems.  We expect losses to increase as a result of “business as usual” expenses in the near future as we continue to attempt to expand our marketing efforts and demonstrate our technology to potential customers.  In addition, we recognize revenue from the sale of our Plasma Converter System at completion of the contract.  Progress payments associated with our Plasma Converter Systems are recorded as customer deposits and deferred revenue until such time that the revenue is recognized.  Accordingly, we will continue to incur losses until we have been able to sell and ship enough Plasma Converter Systems to offset our expenses. If we are unable to sell our Plasma Converter Systems and thereby increase revenues and we continue to operate at a loss, our results of operations and liquidity will be materially and adversely affected, and the market price of our common stock will likely decline.  We cannot guarantee that we will ever be profitable.

We expect to continue to spend significant amounts to enhance our Plasma Converter System and technologies and fund further product developments. As a result, we will need to generate significant additional revenue to achieve profitability.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we do not achieve and maintain profitability, the market price for our common stock may further decline, perhaps substantially, and we may have to curtail or cease our operations.

We have not yet sold the Plasma Converter System on a large – scale commercial basis which may limit our sales and revenue.

No one, including us, has ever utilized our Plasma Converter System under the conditions and in the volumes that will be required to achieve profitability, nor has the Plasma Converter System been utilized on a large-scale commercial basis.  While we believe that we have demonstrated the Plasma Converter System’s ability to process and dissociate waste feedstocks and recover resources in pilot scale and industrial-sized Plasma Converter Systems, there is no guarantee that the same or similar results could be obtained on a continuing commercial basis or on any specific project.  Our success will depend, in part, on our ability to design and build systems that handle many tons of material per day and operate continuously.  However, if our systems do not operate as we expect, it will significantly limit our sales and revenue, our results of operation and liquidity will be materially and adversely affected and the market price of our common stock will likely decline in value.

Our future success depends in part on our ability to complete our obligations under customer contracts, and we may be unable to do so.

To date, we have only delivered and installed two Plasma Converter Systems and we have only entered into two agreements for the commercial sale of one (1) five ton-per-day, or TPD, and three (3) ten TPD Plasma Converter Systems, which have not been installed or delivered to our customers.  On the contracts we have entered into to date, we have received payments in installments, with an initial down payment and the balance due upon the achievement of certain milestones, for example, upon shipment of the Plasma Converter System, which milestones will be set forth in a contract with our customer, which may be different for each customer.  There can be no assurances that we will be able to achieve milestones or that our customers will make installment payments upon achieving these milestones, or at all.  As of May 29 , 2008, scheduled installment payments due under customer contracts aggregating approximately $3,373,250 were past due.  We are in the process of evaluating our options as to our remedies with respect to these late payments; however, there can be no assurance that we will receive all or any portion of these late payments or other payments contemplated by these contracts, that we will be able to retain the payments previously made under the contracts or that we will deliver the Plasma Converter Systems covered by this purchase agreement.  In addition, in connection with a distributorship agreement we entered into during September 2005 with Global China, Global China provided us with $300,000 as well as a note in the principal amount of $385,000 as a deposit on the purchase of a PCS system; however, no contract has been executed to purchase or construct this system.  Global China has been in default under the $385,000 note provided to us and in connection therewith, on April 14, 2008, Global China requested to make, and we agreed to accept, monthly $50,000 installment payments on this note beginning on May 25, 2008 and concluding with a final $135,000 payment on October 25, 2008.   As of May 29, 2008, we have not received the initial $50,000 payment owed to us. There can be no assurance that we will receive all or any portion of this payments or any subsequent  payments.

Our Plasma Converter Systems may contain component, manufacturing or design defects or may not meet performance criteria established by customers, which could cause us to incur significant repair expenses, harm our customer relationships and industry reputation, and reduce our revenues and profitability.

There is no assurance that our Plasma Converter Systems will meet our customers’ expectations.  Furthermore, we may experience manufacturing problems with our products. As a result of component, manufacturing or design defects, we may be required to repair or replace a substantial number of products, incurring significant expenses as a result.  In addition, any component, manufacturing or design defect could cause us to lose customers or revenues or damage our customer relationships and industry reputation.

The length of our sales cycle requires us to invest substantial financial and technical resources in a potential sale before we deliver products.

Our products are highly technical and the sales cycle can be long. The sales cycle can take up to 18 months, and we incur significant expenses as part of this process without any assurance of resulting revenues other than the down-payment received when a contract is signed and possibly other interim payments required by our contracts. The length of our product development and sales cycle makes us particularly vulnerable to the loss of a significant customer or a significant reduction in orders by a customer because we may be unable to quickly replace the lost or reduced sales.

Due to the lengthy sales cycles of our products and services, the timing of our sales is difficult to predict and may cause us to miss our revenue expectations.

Our products and services are typically intended for use in applications that may be critical to a customer’s business.  In certain instances, the purchase of our products and services may involve a significant commitment of resources by prospective customers.  As a result, our sales process may often be subject to delays associated with lengthy approval processes.   For these and other reasons, the sales cycle associated with the selling of our products and services, we expect, will typically ranges between six and eighteen months and will be affected by delays over which we have little or no control.  While potential customers evaluate whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort, only to realize that the potential customer will not purchase our products and services.  Due to lengthy sales cycle for our products and services, we may not realize expected revenues during the quarter in which we expend these significant resources, or at all.

We may not be able to assemble and deliver our Plasma Converter Systems as quickly as customers may require, which could cause us to lose sales and would harm our reputation.

We may not be able to assemble our Plasma Converter Systems and deliver them to our customers at the times they require. Manufacturing delays and interruptions can occur for many reasons, including, but not limited to:

•	the failure of a supplier to deliver needed components on a timely basis or with acceptable quality;

•	lack of sufficient capacity;

•	equipment failures;

•	manufacturing personnel shortages;

•	labor disputes;

•	transportation disruptions;

•	changes in import/export regulations;

•	natural disasters;

•	acts of terrorism; and

•	political instability.

Assembly of our products is complex.  If we fail to assemble and deliver products in a timely fashion, our reputation may be harmed, we may jeopardize existing orders and lose potential future sales, and we may be forced to pay penalties to our customers.

We are dependent on third parties for manufacturing key components which may cause delays in assembly and increased costs to us.

We currently have our own assembly facility where we have the ability to assemble and test systems.  We also rely upon third parties for the manufacture of key components.  Delays and difficulties in the manufacturing of our products could substantially harm our product development efforts.

There are limited sources of supply for some key Plasma Converter System components.  Business disruptions, financial difficulties of the manufacturers or suppliers of these components, or raw material shortages could increase the cost of our goods sold or reduce the availability of these components.  To date, we have been able to obtain adequate supplies of these key components.  If sales accelerate, we may experience a rapid and substantial increase in our need for components.  If we are unable to obtain a sufficient supply of required components, we could experience significant delays in manufacturing, which could result in the loss of orders and customers, and could materially and adversely affect our business, financial condition and results of operations.  Although we plan to purchase inventories of these strategic components, we may still require alternative sources if we experience delays in obtaining them.  If the cost of components increases, we may not be able to pass on price increases to our customers if we are to remain competitively priced.  This would reduce profit, which in turn would reduce the value of your investment.

Our failure to achieve market acceptance of the Plasma Converter System within our expanded business model would adversely affect our business.

The failure to achieve market acceptance of the Plasma Converter System within our expanded business model would adversely affect our profitability, future revenues, the market price of our common stock and the success of our business.  Many prospective users of the Plasma Converter System have committed substantial resources to other forms of material processing treatments or technologies. Our growth and future financial performance will depend, in part, on our ability to demonstrate to prospective customers the technical and economic advantages of the Plasma Converter System over these alternatives.  We may not be successful in this effort.  Furthermore, it is possible that competing alternatives may actually have advantages over the Plasma Converter System for certain industries or applications.

We have expanded our business to include market penetration strategies in which we have no previous experience.  These strategies include build, own and operate facilities, or BOO; build, own and transfer, or BOT, of ownership facilities; and joint development projects.  Although certain of our executives have individual experience in these areas we have not, as a company, developed projects of this type in the past.

Additionally, our Plasma Converter System represents what we believe to be a new technology and, in many instances, represents a significant departure from existing practices in the waste management marketplace which already have found a high degree of acceptance.  Our financial performance will depend, in part, on the future development, growth and ultimate size of the market for waste management technologies generally and the Plasma Converter Systems specifically.  If the potential users of waste management products do not perceive appropriate benefits from our Plasma Converter System, or if the Plasma Converter System does not achieve commercial acceptance, our business could be harmed or even fail.

The Plasma Converter System competes with more conventional means of waste management.  A market for our Plasma Converter System may never develop to the point that profitable operations can be achieved or sustained.

A mass market for hydrogen, as an alternative energy source, may never develop or may take longer to develop than anticipated.

Alternative energy sources represent emerging technologies, and we do not know whether consumers will adopt these technologies on a large scale.  In particular, if a mass market fails to develop, or develops more slowly than anticipated, for hydrogen as an alternative to fossil fuel, our ability to separate hydrogen may not aid us in achieving market acceptance of our primary product, the Plasma Converter System.  Thus, we may be unable to achieve or maintain profitability, which could negatively impact our business.

Our failure to obtain additional financing, if needed, would adversely affect our business results.

We believe our cash reserves, anticipated cash generated from operations and other existing sources of capital will be adequate to fund our operations for at least twelve months from the date of this prospectus.  However, we may require additional financing to fund ongoing operations if our sales and revenue growth are insufficient to meet our operating costs.  Financing for all of our activities to date has been provided by private sales of our securities.  Additional financing may not be available when needed or may not be available on terms acceptable to us.  If additional funds are raised by issuing equity securities, shareholders may incur dilution, and this dilution may be substantial. If adequate funds are not available, we may be required to delay, scale back operations or otherwise limit the development, manufacture or sale of Plasma Converter Systems, which may materially and adversely affect our business, results of operations and financial condition and reduce the value of your investment.

We are currently seeking to raise additional capital in the form of an incremental equity investment in order to increase our shareholders’ equity so that shares of our common stock may become eligible for trading on a U.S. national securities exchange (including NASDAQ) and/or possibly a foreign securities exchange such as the London Stock Exchange.  We have engaged a placement agent in this regard.  Based on the current share price of our common stock, if we raise additional capital by issuing additional equity securities, we expect that our shareholders will experience substantial dilution.  There can be no assurance that we will be able to raise additional capital in the form of an incremental equity investment on favorable terms, or at all.

We face numerous risks associated with our plans to market and distribute the Plasma Converter System domestically.

We are currently focusing on marketing of the Plasma Converter System principally in international markets, including both industrialized and developing countries.  If we are unable to expand our domestic marketing efforts beyond current levels our prospects for profitability will be substantially reduced.   Substantial risks still remain for us to market our product effectively in domestic markets. These risks include:

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Political and economic instability.  Many of our domestic initiatives involve local government support or funding.  Sales to governments may have a long sales cycle.  Any change in the political or economic climate during this sales cycle may prevent us from making a sale.

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Difficulties in collecting accounts receivable.  We are a small company with limited cash resources. It may be difficult for us to recover monies owed from a domestic customer if we are forced to take legal action.

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Protection of intellectual property.  The domestic and foreign laws governing intellectual property may afford little or no effective protection of our intellectual property. Even if protected, litigation may result in substantial costs or a diversion of resources.

Any of these risks will reduce expected revenues and may prevent us from ever achieving profitability.  An inability to increase revenues or become profitable may reduce the market price of our common stock.

To the extent we engage in marketing and distribution activities outside the United States, we will be exposed to risks associated with exchange rate fluctuations, trade restrictions and political, economic and social instability.

To the extent we market and distribute the Plasma Converter System in foreign markets, we will be subject to various risks associated with conducting business abroad. A foreign government may require us to obtain export licenses or may impose trade barriers or tariffs that could limit our ability to build our international presence. Our operations in some markets also may be adversely affected by political, economic and social instability in foreign countries, including terrorism. To the extent that we attempt to expand our sales efforts in international markets, we may also face difficulties in staffing and managing foreign operations, longer payment cycles and problems with collecting accounts receivable and increased risks of piracy and limits on our ability to enforce our intellectual property rights. We currently do not have any transactions denominated in foreign currencies.  In the future, transactions denominated in foreign currencies may not be hedged and therefore will be subject to the risk of changes in exchange rates. If we are unable to adequately address the risks of doing business abroad and build an international presence, our business, financial condition and results of operations may be harmed.

We may acquire other companies, product lines or technology and our failure to integrate any of them may have an adverse effect on our business.

As part of our growth strategy, we may pursue acquisitions and investments that could provide complementary and competitive new technologies, products or businesses.  Future acquisitions or investments could involve the use of significant amounts of cash, which may cause us to incur a significant amount of debt.  Alternatively, these types of transactions may require us to issue additional shares of our common stock.  Such issuances could be dilutive to stockholders, and that dilution could be substantial.  In addition, acquisitions involve numerous risks, including the diversion of management’s attention from other business concerns and risks of entering markets in which we have limited or no prior experience.

We currently have no commitments with respect to any acquisition or investment.  If an acquisition or investment does occur and we cannot successfully integrate the business, product, technology or personnel that we acquire, it would have a material adverse affect on our business, results of operations and financial condition.

We may be unable to find appropriate strategic alliances, which would adversely affect market penetration of the Plasma Converter System.

Future strategic alliances may include cooperative agreements for the sharing of information, cooperative marketing agreements, or other business relationships such as equity investments or joint ventures.  We may be unable to find appropriate strategic alliances in markets in which we have little or no experience, which could prevent us from bringing our products to these markets in a timely manner, if at all.  This may lower the demand for and reduce market acceptance of our Plasma Converter System, reducing our revenues and profitability.

Though we have, in the past, entered into several strategic alliances in an effort to expand commercialization of the Plasma Converter System, as of January 31, 2008, none of these alliances, including our alliance with Future Fuels, Inc., were active nor have we ever made any sales of our Plasma Converter System through any such alliances.  However, in March 2008, we announced a strategic alliance with Hydrogen Engine Center, Inc., or HEC, to combine HEC’s alternative gas energy conversion technology and our Plasma Converter processing technology. HEC expects to deliver a hydrogen power generator system to us for demonstration purposes at our Bristol, Connecticut facility in or around May 2008.  As of May 22 , 2008, such hydrogen power generator system has not been delivered to us.  It is expected that HEC’s internal combustion engines will generate clean power for stationary facilities using the hydrogen produced by our Plasma Converter System.

Contracts with federal and state governments subject us to possible contract terminations and audits.

We participate from time to time in selective research and sales opportunities involving federal and state governments.  Such contracts with federal and state governments can be subject to various risks, including the risk of termination at the convenience of the government, without penalty; however, typically if the contracts are cancelled for “convenience”, the government must pay the costs of the contract up until the date of cancellation and other reasonable costs related to its termination.   Additionally, revenues from governmental contracts are subject to time-consuming audit procedures under various federal statutes.

There may be claims made against us for personal injury and business losses which may subject us to litigation and related costs.

We anticipate that the Plasma Converter System will be utilized in a variety of industrial and other settings and will be used to handle materials resulting from the generation of hazardous waste.  The equipment will, therefore, be subject to risks of breakdowns and malfunctions, and it is possible that claims for personal injury and business losses arising out of these breakdowns and malfunctions will be made against us.  If we obtain product liability insurance in the future, our insurance may be insufficient to provide coverage against all claims or for claims made for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial condition and results of operations.

Product liability claims could result in losses and could divert our management’s time and resources.

The manufacture and sale of our products create a risk of product liability claims.  Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management’s time, attention and resources.  Currently, we do not have product liability insurance; however, there is no assurance that such insurance, if obtained in the future, would be adequate to cover all potential claims.  The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

Our failure to properly control the use of hazardous materials could result in substantial financial liabilities to us.

We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research, development and manufacturing activities.  Therefore, we are subject to a variety of federal, state and local government regulations related to the storage, use and disposal of such materials.  Failure to comply with present or future regulations could result in an imposition of fines or other liabilities on us, suspension of production or a cessation of operations.  We are not aware of any environmental investigation, proceeding or action by federal or state agencies involving any of our facilities.  However, under federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances were committed by previous occupants of the property or have occurred or are ongoing.  If we fail to control the use of, or to restrict adequately the discharge of, hazardous substances, we could be subject to substantial financial liabilities. Our business, financial condition and operating results could suffer a material adverse effect if costs resulting from these liabilities materialize.  If we operate the Plasma Converter System directly, as part of a joint venture or otherwise, the amount of our potential liability will be greater.

We cannot predict with certainty the extent of future costs under environmental, health and safety laws, and cannot guarantee that they will not be material.

We could become liable if our operations were to cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of air, drinking water or soil. Under current law, we could even be held liable for damage caused by conditions if found to have existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

In the ordinary course of our business, we may in the future become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These include proceedings in which:

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agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need; and

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local communities and citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage.

The adverse outcome of one or more of these proceedings could result in, among other things, material increases in our costs or liabilities as well as material charges for asset impairments.

Failure to comply with government regulations will severely limit our sales opportunities and future revenues.

We and our customers may be required to comply with a number of federal, state, local and foreign laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act of 1970, which may require our prospective working partners or our customers to obtain permits or approvals to utilize the Plasma Converter System and related equipment on job sites.  Since we intend to market the Plasma Converter System internationally, we will be required to comply with foreign laws and regulations and, when applicable, obtain permits in other countries.  We cannot be certain that required permits and approvals will be obtained or that new environmental regulations will not be enacted or that if they are, we and our customers can meet stricter standards of operation or obtain additional operating permits or approvals.  Furthermore, particularly in the environmental remediation market, we may be required to conduct performance and operating studies to assure government agencies that the Plasma Converter System and its by-products are not environmental risks.  There is no assurance that these studies will not be more costly or time-consuming than anticipated or will produce acceptable conclusions.  Failure to obtain operating permits, or otherwise to comply with federal, state, local and foreign regulatory requirements, could affect our ability to market and sell our Plasma Converter System and could substantially reduce the market price of our common stock.

Unfavorable results of legal proceedings could adversely affect our financial condition and operating results.

From time to time we are subject to various legal proceedings and claims arising out of the ordinary conduct of our business. Certain claims are not yet resolved, including those that are discussed below under “Legal Proceedings,” and additional claims may arise in the future. Results of legal proceedings and claims cannot be predicted with certainty. Regardless of its merit, litigation may be both time-consuming and disruptive to our operations and cause significant expense and diversion of management’s attention, and we may enter into material settlements to avoid these risks. Should we fail to prevail in certain matters, or should one or several of these matters be resolved against us, we may be faced with significant monetary damages or injunctive or other relief against us that would materially and adversely affect our business and might materially and adversely affect our financial condition and operating results.

Our operations and financial condition could be adversely affected by our failure or inability to protect our intellectual property.

Our success and the competitiveness of our products are heavily dependent upon our proprietary technology and our ability to protect our current and future technology and manufacturing processes.  We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights.  Such means of protecting our proprietary rights may not be adequate because such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to duplicate aspects of our technologies and manufacturing processes or the current or future products or technologies of our business and manufacturing processes or to obtain and use information that we regard as proprietary.  This could harm our business, financial condition and results of operations and your investment.

Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of proprietary rights is difficult, and some international laws do not protect proprietary rights to the same extent as United States laws. Litigation periodically may be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.  Litigation is costly and may not be successful.  Our failure to protect our proprietary technology or manufacturing processes could harm our business, financial condition and results of operations and your investment.

Most of our technologies are not covered by U.S. and foreign patents. There is no assurance that any patent applications filed by us in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford our intellectual property. Disputes may arise between us and others as to the scope and validity of these or other patents (see our risk factor below under the heading “Intellectual property infringement claims by third parties could adversely affect our operations and financial condition”). Any defense of the patents could prove costly and time consuming and there can be no assurance that we will be in a position, or will deem it advisable, to carry on such a defense.

Patent applications in the United States are maintained in secrecy until patents are issued, and the publication of discoveries in the scientific literature tends to lag behind actual discoveries.  Therefore, we cannot guarantee that we will be the first creator of future inventions for which we seek patents or the first to file patent applications for any of our inventions.

Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States.  We cannot be certain that:

•	patents will be issued from future applications;

•	any future patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	foreign intellectual property laws will protect our intellectual property; or

•	others will not independently develop similar products, duplicate our products or design around any patents which may be issued to us.

Generally, we enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and many of our vendors, and generally control access to and distribution of our proprietary information.  Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

Policing unauthorized use of intellectual property is difficult.  The laws of other countries may afford little or no effective protection of our technology.  We cannot assure you that the steps taken by us will prevent misappropriation of our technology, which may cause us to lose customers and revenue opportunities.  In addition, pursuing persons who might misappropriate our intellectual property could be costly and divert the attention of our management from the operation of our business.

Intellectual property infringement claims by third parties could adversely affect our operations and financial condition.

Other individuals and/or entities may have filed applications for, or may have been issued, patents and may obtain additional patents and other proprietary rights to technology used by us or otherwise potentially useful or necessary to us. The scope and validity of such patents, if any, the extent to which we may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown.  We may infringe upon the intellectual property rights of third parties, including third party rights in patents that have not yet been issued.  If we do infringe, the holder of the patent may seek to cause us to cease using the technology subject to the patent, or require us to enter into a license or other similar agreement and pay for our use of the intellectual property.  In either case, such event may have a material negative impact on our performance. Also, since we rely upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

We do not believe that any of our technologies or products infringe upon the proprietary rights of third parties. Nevertheless, third parties may claim infringement with respect to our current or future technologies or products or products manufactured by others and incorporating our technologies.  Responding to any such claims, whether or not they are found to have merit, could be time consuming, result in costly litigation, cause development delays, require us to enter into royalty or license agreements, or require us to cease using the technology that is the intellectual property of a third party. Royalty or license agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on our business, operating results, and financial condition.

On April 30, 2008, we received a letter from Plasco Energy Group, Inc., or Plasco, claiming that our Plasma Converter System infringes on a patent owned by Plasco and, in connection therewith, Plasco has filed a complaint against us in the U.S. District Court for the Southern District of Texas, Houston Division.  In the complaint, Plasco seeks a declaration of infringement as well as other remedies and relief.  The complaint has not been served on us as of the date of this prospectus.  At this time, management does not believe that this claim has merit; however, we have engaged legal counsel to review the complaint and advise us as to our options.  We are not able to estimate the outcome of this matter at this time. In the event of an adverse result of this matter, we could be required to pay substantial damages, cease the licensing of allegedly infringing technology or the sale of allegedly infringing products and expend significant resources to develop non-infringing technology or to obtain licenses for the infringing technology, which would have an adverse effect on our business. In addition, we cannot assure you that we would be successful in developing such non-infringing technology or that any license for the infringing technology would be available to us on commercially reasonable terms, if at all.

Our failure to keep pace with our competitors and technological changes may result in the loss of customers and revenue opportunities.

Other manufacturers of systems used to process and dispose of materials and wastes in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than we do.  As other technologies evolve, the Plasma Converter System may be rendered obsolete.  To the extent that our competitors are able to offer more cost-effective alternatives to the processing and disposal of materials and wastes, our ability to compete and sell the Plasma Converter System could be materially and adversely affected.

Competition from other industry participants and rapid technological change could impede our ability to achieve profitable operations. Additionally, our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause a decline in demand for, and the prices of, our Plasma Converter System.

Other companies have developed, or may develop, products that compete with our Plasma Converter System.  We also compete indirectly with traditional waste management companies, who employ traditional methods for the processing and disposal of waste, including landfill dumping companies and companies that operate incinerators.  Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors.

Many of our current and potential competitors have competitive advantages over us, including substantially greater financial, technical, personnel and other resources, including brand name recognition and long-standing relationships with customers. These matters may place us at competitive disadvantage in our markets and may impair our ability to expand into new markets, which could adversely affect our business. If we fail to grow rapidly or obtain additional capital we may not be able to compete with larger, more well-established companies. There can be no assurance that we will be able to successfully compete in our markets.

We face competition in all aspects of our operations. In North America, the industry consists of large national waste management companies, and local and regional companies of varying sizes and financial resources. We compete with these companies as well as with counties and municipalities that maintain their own waste collection and disposal operations.  Our competitors may have significant advantages over us, as their operations may have been accepted by consumers and we may not be able to successfully compete with them. In addition, competitors may reduce their prices to expand sales volume or to win competitively bid contracts. If this happens, we may be required to offer lower pricing to attract or retain our customers, resulting in a negative impact to our revenues.

Our operating results may be adversely affected by substantial quarterly and annual fluctuations and market downturns.

Our revenues, earnings and other operating results have fluctuated in the past and our revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others, overall growth in the waste management market, changes in customer order patterns, availability of components from our suppliers, the gain or loss of a significant customer, and market acceptance of our products. These factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our quarterly or annual operating results.

We are dependent on key personnel and our business would be disrupted if we are unable to retain and expand our management team.

Due to the nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain, qualified engineering, technical, manufacturing, sales, marketing and senior management personnel.  The loss of any key employees or principal members of management could have a material adverse effect on our business and operating results.  Further, if we are unable to hire additional qualified personnel as needed, we may not be able to adequately manage and implement plans for our expansion and growth.  Joseph F. Longo, our Chairman, Chief Executive Officer and President, has an employment agreement with us.  However, any officer or employee may terminate his or her relationship with us at any time.  Our employment agreement with Mr. Longo and our employment arrangements with other executive officers and significant employees impose customary confidentiality and non-compete obligations, and our employment arrangements with executive officers, other than Mr. Longo, provide for the assignment to us of all rights to any technology developed by such person during the time of his or her employment.    Our board of directors is currently in the process of evaluating and developing an appropriate succession plan for Mr. Longo, who is 76. However, there can be no assurance that a succession plan will be established or that any succession plan, if established, will be sufficient to replace Mr. Longo when and if his services to us are no longer available.

If Mr. Longo is involuntarily terminated without cause, his employment agreement provides for additional termination benefits.

Mr. Longo’s employment agreement (the “CEO Agreement”) originally was effective as of January 1, 2004 for a three-year term.  The CEO Agreement is automatically extended for one-year renewal terms unless Mr. Longo or we give written notice of non-renewal within 90 days before January 1.  The term of the CEO Agreement has been extended through 2008.  Under the CEO Agreement, Mr. Longo will serve as our Chief Executive Officer and President, with an annual base salary of $185,000, which was increased by the Compensation Committee to $210,000 on August 1, 2007.  If Mr. Longo’s employment terminates for any reason other than death, Mr. Longo will receive continued payment of his base salary and continued eligibility for benefits, both for six months following the date of termination. Mr. Longo’s employment agreement provides that if his employment is terminated due to disability or he is involuntarily terminated for any reason other than for cause, he is entitled to additional termination benefits, including an annual payment of $97,500, beginning six months after termination of employment (after the severance period), for the remainder of his life.  If Mr. Longo is survived by his spouse, she will receive half of that amount ($48,750) annually for the remainder of her life.  In addition, Mr. Longo (and his surviving spouse) will receive lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid. The Compensation Committee granted these benefits to Mr. Longo in recognition of his services to us.  These additional termination benefits will not increase based on Mr. Longo’s years of service with us.  These entitlements are unfunded and Mr. Longo’s rights to these benefits are as an unsecured general creditor to us. On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.

Our disclosure controls and procedures contain certain material weaknesses which could affect the ability of investors to rely on our financial statements.

We maintain controls and procedures designed to ensure that we are able to collect the information that is required to be disclosed in the reports filed with the SEC, and to process, summarize and disclose this information within the time period specified in the rules of the SEC.   Our Chief Executive Officer and Chief Financial Officer are responsible for establishing, maintaining and enhancing these procedures. They are also responsible, as required by the rules established by the SEC, for the evaluation of the effectiveness of these procedures.

Based on an evaluation of our disclosure controls and procedures, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective at the “reasonable assurance” level.  These controls ensure that we are able to collect, process and disclose the information required in our reports that are filed with the SEC within the required time period.

The material weakness identified in connection with the aforementioned evaluation is in our inability to properly apply highly specialized accounting principles to, and adequately disclose, complex transactions and the development of revenue recognition policies.  In order to mitigate the risk of misapplying accounting principles, we recently engaged an outside consultant to provide guidance on properly applying accounting principles.

 Given the mitigating actions taken by management, we are confident that our unaudited financial statements for the three months ended January 31, 2008 and our audited financial statements for the fiscal year ended October 31, 2007 fairly present, in all material respects, our financial condition and results of operations. Management does not believe that the above reportable conditions and material weaknesses affected the results for the three months ended January 31, 2008, the fiscal year ended October 31, 2007 or any prior period.

Our internal controls over financial reporting contain certain material weaknesses which could affect the ability of investors to rely on our financial statements.

We currently have a material weakness in internal controls over financial reporting related to our limited segregation of duties. Segregation of duties within our company is limited due to the small number of employees that are assigned to positions that involve the processing of financial information. Although we are aware that segregation of duties within our company is limited, we believe (based on our current roster of employees and certain control mechanisms we have in place), that the risks associated with having limited segregation of duties are currently insignificant.

Assuming our volume of business increases and sufficient capital is secured (neither of which can be assured), we intend to increase staffing to mitigate the current lack of segregation of duties within the general, administrative and financial functions. In addition, subsequent to October 31, 2007, we engaged an outside consultant to assist in the financial function, which has increased the resources devoted to performing certain post-closing procedures.

Given the mitigating actions taken by management, we are confident that our unaudited financial statements for the three months ended January 31, 2008 and our audited financial statements for the fiscal year ended October 31, 2007 fairly present, in all material respects, our financial condition and results of operations. Management does not believe that the above reportable conditions and material weaknesses affected the results for the three months ended January 31, 2008, the fiscal year ended October 31, 2007 or any prior period.  However, if other material weaknesses are identified in the future, our ability to report our quarterly and annual financial results on a timely and accurate basis may be adversely affected.

The SEC, under Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules generally requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual report on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting beginning the fiscal year ending October 31, 2009. In addition, pursuant to current SEC rules, our independent registered public accounting firm must attest to and report on our management’s assessment of the effectiveness of our internal controls over financial reporting beginning the fiscal year ending October 31, 2009. We have not yet developed a Section 404 implementation plan. We expect that we may need to hire and/or engage additional personnel and incur incremental costs in order to complete the work required by Section 404. We can not guarantee that we will be able to complete a Section 404 plan on a timely basis. Additionally, upon completion of a Section 404 plan, we may not be able to conclude that our internal controls are effective, or in the event that we conclude that our internal controls are effective, our independent registered public accountants may disagree with our assessment and may issue a report that is qualified. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could negatively affect our operating results or cause us to fail to meet our reporting obligations.

The occurrence of one or more natural disasters or acts of terrorism could adversely affect our operations and financial performance.

The occurrence of one or more natural disasters or acts of terrorism could result in physical damage to or the temporary closure of our corporate headquarters, product showroom and/or manufacturing facility.  It may also result in the temporary lack of an adequate work force in a market and/or the temporary or long term disruption in the supply of materials (or a substantial increase in the cost of those materials) from suppliers.  One or more natural disasters or acts of terrorism could materially and adversely affect our operations and financial performance.

Furthermore, insurance costs associated with our business may rise significantly in the event of a large scale natural disaster or act of terrorism.

Risks Related to This Offering

Our common stock has been delisted from the NASDAQ Capital Market.

In July 2003, our common stock was delisted from the NASDAQ Capital Market (formerly known as the NASDAQ SmallCap Market) and began trading on the NASD Over-the-Counter Bulletin Board.  Since our shares are not listed for trading on the NASDAQ Capital Market or any other national securities exchange, the trading of our shares is more difficult for investors, potentially leading to further declines in the price of our common stock.  It may also make it more difficult for us to raise additional capital. Further, we may also incur additional costs under state blue-sky laws in connection with any sales of our securities.

Our common stock currently trades on the NASD Over-the-Counter Bulletin Board. Securities in the NASD Over-the-Counter Market are generally more difficult to trade than those on the major stock exchanges.  As a consequence, you may find it difficult to dispose of our common stock.  In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

A “penny stock” is defined by regulations of the Securities and Exchange Commission, or the SEC, as an equity security with a market price of less than $5.00 per share. The market price of our common stock has been less than $5.00 for several years.

If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Securities Exchange Act of 1934, as amended, also referred to in this prospectus as the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers’ ability to trade, and a purchaser’s ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares of our common stock. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Terrorist attacks and other attacks or acts of war may adversely affect the markets on which our common stock trades, which could have a materially adverse effect on our financial condition and our results of operations.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. In March 2003, the United States and allied nations commenced a war in Iraq. These attacks and the war in Iraq caused global instability in the financial markets. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. Armed hostilities or further acts of terrorism could cause further instability in financial markets and could directly impact our financial condition, our results of operations and the price of our common stock.

Existing shareholders will experience significant dilution if we sell shares under the Standby Equity Distribution Agreement, which can only occur upon successful activation of the agreement.

We are heavily dependent on external financing to fund our operations. Our financial needs may be partially provided from the Standby Equity Distribution Agreement, or SEDA, we entered into with Cornell Capital Partners LP, or Cornell, on April 11, 2007. Under the SEDA, we may, in our discretion, periodically sell to Cornell shares of our common stock for a total purchase price of up to $10 million.  The issuance of shares of our common stock under the SEDA will have a dilutive impact on our other shareholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock. However, the conditions for the activation of the SEDA, namely, the effectiveness of a registration statement with the SEC to register the shares issuable under the SEDA, have not yet been satisfied by us, and may never be satisfied.  As a result, Cornell is not currently obliged to provide any funding under the SEDA.  As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of our common stock we will have to issue under the SEDA to draw down the full amount. If our stock price is lower, then our existing shareholders would experience greater dilution.

If the SEDA is activated and we elect to sell our shares, Cornell will pay less than the then-prevailing market price of our common stock, and therefore will have an incentive to sell our shares which could cause the price of our common stock to decline.

Our common stock to be issued under the SEDA, if any, will be issued at a 4% discount to the lowest closing bid price of our common stock during the five consecutive trading day period immediately following the date we notify Cornell that we desire to access the SEDA.  In addition, Cornell will be paid a 5% retainer fee from each advance it makes for a total discount of 9%.  The 5% retainer fee is paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Cornell each time we draw upon the equity line.  Based on this discount, Cornell could elect to sell immediately to realize the gain on the 4% discount.  These sales could cause the price of our common stock to decline, based on increased selling of our common stock.  In addition, dilutive pressures caused by issuances of additional shares of our common stock under the SEDA could also contribute to a decline in the price of our common stock.

We may not be able to obtain a cash advance under the SEDA if Cornell holds more than 9.9% of our common stock.

In the event the SEDA is activated, but Cornell beneficially owns more than 9.9% of our then-outstanding common stock (based on public filings, Cornell beneficially owns less than 5% as of May 22, 2008), we will be unable to obtain a cash advance under the SEDA.  A possibility exists that Cornell may beneficially own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the SEDA.  In that event, if we are unable to obtain additional external funding, we could be forced to curtail or cease our operations.  In addition, in the event that Cornell beneficially owns more than 9.9% of our outstanding common stock, Cornell may sell shares in order to provide new cash advances, which could decrease the price of our common stock.

The sale of our common stock under the SEDA, once activated, could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provisions of the SEDA have the potential to cause a significant downward pressure on the price of our common stock.  This would especially be the case if the shares being placed into the market exceed the market’s ability to absorb our shares or if we had not performed in such a manner to show that the equity funds raised will be used for growth.  Such events could place further downward pressure on the price of our common stock.  We may request numerous draw downs pursuant to the terms of the SEDA, if it becomes effective.  Even if we use the proceeds from sales under the SEDA to invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price.  If there are significant short sales of our stock, the price decline that would result from this activity in turn may cause holders of our stock to sell their shares, thereby contributing to sales of our stock in the market.  If there is an imbalance on the sell side of the market for our common stock, the price will decline.  It is not possible to predict those circumstances whereby short sales could materialize or the extent to which our stock price could drop.  In some companies that have been subjected to short sales the stock price has dropped nearly to zero.  This could happen to our stock price.

We may not be able to access sufficient funds under the SEDA when needed.

We are dependent on external financing to fund our operations.  Our financing needs may have to be provided largely from the SEDA over the next two years.  No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the SEDA is not effective (and we cannot assure you that conditions for its effectiveness will be met), the amount of each advance is subject to a maximum advance amount of the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period, and we may not submit any request for an advance within five trading days of a prior request.  In addition, if Cornell becomes unable or unwilling to honor its obligations under the SEDA, should it become effective, we would be at grave risk.  Finally, in order for the SEDA to become effective, we must obtain an effective registration statement for the shares to be sold under the SEDA, and there can be no assurance that such registration statement will be declared effective.

Cornell may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

Cornell is deemed to beneficially own the shares of our common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell, which is prior to the date the shares are delivered to Cornell.  Cornell may sell such shares any time after we deliver an advance notice.  Accordingly, Cornell may sell such shares during the pricing period.  Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would result in us having to issue a larger number of shares of our common stock to Cornell in respect of the advance.

Certain current shareholders own a large portion of our voting stock which could influence decisions that may adversely affect other investors.

As of May 22 , 2008, our officers and directors (eight persons) beneficially own or control approximately 8.9% of our outstanding common stock.  Joseph F. Longo, our Chief Executive Officer and President and Chairman of the Board of Directors, owns approximately 6.6% of our outstanding common stock.  Arthur J. Steinberg, not individually, but solely in his capacity as the Receiver of Northshore Asset Management, LLC and related entities, and Connecticut Banking Commissioner Howard F. Pitkin (successor to John P. Burke), not individually, but solely in his capacity as Receiver of Circle Trust Company, may be deemed to share beneficial ownership of approximately 20.7% of our outstanding common stock.  FB U.S. Investments, L.L.C. beneficially owns approximately 17.4% of our outstanding common stock.  Francisco J. Rivera Fernandez beneficially owns approximately 8.5% of our outstanding common stock.  These shareholders may be able to influence matters requiring shareholder approval and thereby, our management and business.

This concentration of ownership could delay or prevent another person or persons from acquiring control or causing a change in control, even if such change would increase the price of our common stock or our value.  Preventing a change in control in favorable circumstances may affect your ability to sell your securities at a higher price.

Our stock price fluctuates and accordingly, you could lose all or part of the value of your shares of our common stock.

The market price of our common stock has historically been highly volatile.  The market price of our common stock has fluctuated and may continue to fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	sales of our common stock by shareholders because our business profile does not fit their investment objectives;

•	actual or anticipated fluctuations in our operating results;

•	developments relating to our Plasma Converter System and related proprietary rights;

•	announcements relating to our performance;

•	government regulations and changes thereto;

•	announcements of our competitors or their success in the waste management business;

•	the operating and stock price performance of other comparable companies;

•	developments and publicity regarding our industry; and

•	general economic conditions.

In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of individual companies.  These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance, and could enhance the effect of any fluctuations that do relate to our operating results.

On May 5, 2008, prior to the effectiveness of the registration statement with respect to the shares of our common stock being sold under this prospectus, we announced that Joseph F. Longo, our CEO, was interviewed by The Wall Street Transcript on April 18, 2008 and that a copy of the interview is available on The Wall Street Transcript 's website or upon request to us and will be posted on our website.  In the transcript from that interview, Mr. Longo made certain statements in isolation that the shares of our common stock were available at an attractive price and at a price low enough to sell later without losing money, and that buyers can buy stock with a good margin of safety, and did not disclose the related risks and uncertainties associated with owning or investing in shares of our common stock described in this prospectus.  As a result, the statements made by Mr. Longo should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully.   No assurances can be made that the shares of our common stock will not decrease in value nor can any assurances be made that the shares or our common stock will increase in value or that you will make money on your investment in us. Furthermore, no assurances can be made that we will not incur liability arising out of the statements made by Mr. Longo in this interview or that we will not be subject to claims associated therewith.

Future sales of a significant number of shares of our common stock may have an adverse effect on our stock price.

We intend to file, or have filed, one or more registration statements with the SEC, including a resale registration statement for certain of Cornell’s shares, as well as others’ shares, pursuant to one or more registration rights agreements, so that many of the shares of our common stock which are issuable upon the exercise of outstanding warrants may be sold in the public market.  The sale of common stock issued or issuable upon the exercise of the warrants described above, or the perception that such sales could occur, may adversely affect the market price of our common stock.

We filed a registration statement on June 1, 2007 in accordance with the Cornell registration rights agreement and filed amendments to that registration statement on October 31, 2007, March 11, 2008, May 13, 2008. and May 23, 2008 The 150 day deadline for the registration statement to be declared effective passed in early September 2007.   We intend to file, or have filed, an amendment to that registration statement in response to the SEC’s comments.  However, this amended registration statement will still be subject to additional SEC review.

There are currently a large number of shares of our common stock that are eligible for sale and additional shares which may become eligible for sale in connection with the effectiveness of future registration statements.

The market price of our common stock could drop as a result of sales of a large number of shares of our common stock in the market, or the perception that such sales could occur.  These factors could also make it more difficult for us to raise funds through future offerings of our common stock.

Shares issuable upon the conversion of warrants or the exercise of outstanding options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock.

Cornell, FB U.S. Investments, L.L.C. and Northshore Asset Management, LLC (Arthur J. Steinberg is the Receiver for Northshore Asset Management, LLC) are three of our significant shareholders who hold shares of our common stock that are also in the process of being registered for resale under the Securities Act of 1933.   If these shares are registered, sales of these shares by Cornell, FB U.S. Investments, L.L.C. and Northshore Asset Management, LLC could result in a decrease in the price of our common stock.

In addition, in connection with most of our private placements, we grant piggyback registration rights in respect of the shares of our common stock purchased in such private placements, as well as the shares of our common stock issuable upon the exercise of warrants issued in such private placements.  Certain investors in these private placements were entitled to, but not provided with, piggyback registration rights in respect of the shares of common stock and the shares issuable upon exercise of warrants purchased in such private placements in connection with the filing of this registration statement as well as other registration statements that we have filed in the past.  Accordingly, we may be in breach of our registration obligations to certain of these shareholders; however, most of the shares of common stock purchased in these private placements are currently eligible for resale in compliance with Rule 144 under the Securities Act and most of the warrants issued in such private placements are either out-of-the-money and/or otherwise scheduled to expire in the near future.

Shares issuable upon the conversion of warrants or the exercise of outstanding options may substantially increase the number of shares available for sale in the public market and depress the price of our common stock.

As of May 22, 2008, we had outstanding warrants exercisable for an aggregate of 8,389,952 shares of our common stock at a weighted average exercise price of $3.96 per share.  In addition, as of May 22 , 2008, options to purchase an aggregate of 1,730,000 shares of our common stock were outstanding at a weighted average exercise price of $4.73 per share.  We submitted a proposal for approval by our shareholders at our annual meeting of shareholders, which took place on May 7, 2008, to increase the number of authorized shares available for issuance under our 2000 Stock Option Plan by 1,000,000 shares.  Such proposal was approved at our annual meeting of shareholders by the required vote of our shareholders. As a result, 1,166,000 shares of our common stock were available on May 22 , 2008 for future option grants under our 2000 Stock Option Plan.  To the extent any of these warrants or options are exercised and any additional options are granted and exercised, there will be further dilution to investors.  Until the options and warrants expire, these holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may convert or exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants.  The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of our common stock.

In connection with previous private placements, Cornell holds (1) warrants to purchase 650,000 shares of our common stock issued on September 15, 2005 with an exercise price of $2.53 and an expiration date of September 15, 2008; and (2) warrants to purchase 1,666,666 shares of our common stock issued on April 11, 2007, of which 833,333 had an exercise price of $3.40 and the other 833,333 had an exercise price of $4.40, all of which had an expiration date of April 11, 2011 (collectively the “Cornell Warrants”).  The exercise price of the Cornell Warrants are subject to downwards adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for less than a designated consideration per share, in which case the exercise price is adjusted to such consideration per share.  In addition, only for the Cornell Warrants issued on September 15, 2005, if the exercise price is adjusted downwards, then the number of shares of our common stock is adjusted upwards, such that the total proceeds that would be paid to us at exercise would remain constant.  Due to a subsequent private placement of our common stock, for consideration per share which triggered the adjustment provisions, (1) the Cornell Warrants issued on September 15, 2005 now permit Cornell to purchase 822,250 shares of our common stock at an exercise price of $2.00 per share; and (2) the Cornell Warrants issued on April 11, 2007 now permit Cornell to purchase 1,666,666 shares of our common stock at an exercise price of $2.20 per share.  Further, on May 6, 2008, we reduced to writing our prior oral agreements with Cornell whereby Cornell agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of those warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, we agreed to issue to Cornell new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008. The Cornell Warrants remain subject to adjustment until exercised or until they expire.  Future private placements could trigger the adjustment provisions again and Cornell could be permitted to exercise the Cornell Warrants at exercise prices lower than those currently in effect and Cornell could be permitted to purchase more shares of our common stock pursuant to the Cornell Warrants issued on September 15, 2005 than is currently in effect, thus exacerbating any potential dilution from future private placements.

The following table summarizes warrant information as of May 22, 2008:

	Warrants Outstanding*
Exercise Price	Number Outstanding at May 22 , 2008	Weighted Average Remaining Contractual Life (years)	Number Exercisable at May 22 , 2008
$ 2.00	822,250	0.88	822,250
$ 2.20	1,666,666	3.45	1,666,666
$ 3.00	200,000	4.10	200,000
$ 3.20	37,500	0.60	37,500
$ 3.31	15,000	0.61	15,000
$ 3.40	1,280,650	2.46	1,280,650
$ 4.38	12,500	0.78	12,500
$ 4.40	1,280,650	2.46	1,280,650
$ 4.50	33,670	0.58	33,670
$ 4.57	30,857	0.78	30,857
$ 4.63	32,051	0.66	32,051
$ 5.00	1,365,000	1.56	1,365,000
$ 6.00	1,365,000	1.56	1,365,000
$ 6.38	12,500	0.78	12,500
$ 6.50	33,670	0.58	33,670
$ 6.57	30,857	0.78	30,857
$ 6.63	32,051	0.66	32,051
$ 8.38	12,500	0.78	12,500
$ 8.50	33,670	0.58	33,670
$ 8.57	30,858	0.78	30,858
$ 8.63	32,052	0.66	32,052

	8,359,952		8,359,952

* This table does not reflect warrants to purchase 30,000 shares of our common stock that we agreed to issue to Cornell at an exercise price of $1.50 per share on May 6, 2008.

We intend to file, or have filed, one or more registration statements with the SEC, including a registration statement for Cornell’s shares/warrants pursuant to registration rights agreements, so that substantially all of the shares of common stock which are issuable upon the exercise of outstanding options and warrants may be sold in the public market.  The sale of our common stock issued or issuable upon the exercise of the warrants and options described above, or the perception that such sales could occur, may adversely affect the market price of our common stock.

We filed a registration statement on June 1, 2007 in accordance with the Cornell registration rights agreement and filed amended registration statements on October 31, 2007 and March 11, 2008, May 13, 2008 and May 30, 2008 . The 150 day deadline for the registration statement to be declared effective passed in early September 2007.   We intend to file, or have filed, an amended registration statement which responds to the SEC’s comments.  However, on February 15, 2008, an amendment of Rule 144 under the Securities Act became effective.  Consequently, the shares of common stock issued to Cornell are freely tradable without the need for an effective registration statement.  The warrants issued to Cornell, however, are not freely tradable without an effective registration statement.

Pursuant to the registration rights agreement we entered into with Cornell in connection with the April 11, 2007 private placement transaction through a securities purchase agreement, we are obligated to file a registration statement within 45 days of the April 11, 2007 sale to Cornell of 833,333 shares of our common stock and 1,666,666 warrants to purchase our common stock and obtain effectiveness no later than 120 days following April 11, 2007 (or 150 days if the registration statement receives a “full review” by the SEC) and maintain its effectiveness until all the shares may be sold without regard to volume limitations or manner of sale requirements pursuant to Rule 144 under the Securities Act of 1933, as amended. Under the registration rights agreement, in the event we do not file the registration statement or obtain its effectiveness within the time periods described above with regard to the resale of 833,333 shares of our common stock, and if certain other events occur, we could be subject to liquidated damages in an amount in cash equal to one percent of the purchase price paid by Cornell for the shares of our common stock issued pursuant to the securities purchase agreement, plus an additional 1% for each additional month an effective registration for resale of these 833,333 shares of our common stock is delayed, up to a maximum of 12%, or $240,000.  However, on February 15, 2008, an amendment of SEC Rule 144 under the Securities Act became effective.  Consequently, the shares of common stock issued pursuant to the Cornell registration rights agreement are freely tradable without the need for an effective registration statement.  We did not satisfy our obligations under this registration rights agreement. We are not subject to additional liquidated damages in the event we do not file the registration statement or obtain its effectiveness with regard to shares of our common stock issuable upon exercise of the 1,666,666 warrants; however, we may still be liable for liquidated damages up to a maximum of $240,000 with respect to the resale of the 833,333 shares of common stock for which a registration statement was not declared effective prior to the rules changes under Rule 144.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other individuals or entities participating in this offering.

The price in this offering may fluctuate based on the prevailing market price of our common stock on the NASD Over-the-Counter Bulletin Board.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We have never paid a dividend and have no plans to pay dividends.

To date, we have not paid any cash dividends on our shares of common stock and we have no plans to pay dividends in the near future.

There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of warrants or options, which could materially affect the market price of the stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with an exercise of warrants or options could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As the holders exercise their warrants or options, we issue shares to the exercising holders, which such holders may then sell into the market. Such sales could have a tendency to depress the price of the stock, which could increase the potential for short sales.   Additionally, one or more registration statements for shares/warrants could increase the possibility of such short sales.  Although we have not yet filed a registration statement in connection with the April 11, 2007 SEDA we entered into with Cornell, once this registration statement is filed and deemed effective it could further increase the possibility of such short sales.

In addition, in November 2007, we engaged a service company called Buyins.net to monitor, identify and report short selling activity in our shares of our common stock; however, we cannot be certain that such engagement will reduce short selling in our shares of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute “forward-looking statements”.  These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.

We often use these types of statements when discussing:

•	our business plans and strategies;

•	the expansion of our manufacturing capabilities;

•	our anticipation of profitability or cash flow from operations;

•	our anticipation of sources of funds to fund our operations in the future;

•	the development of our business; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

These forward-looking statements are only predictions and estimates regarding future events and circumstances and speak only as of the date hereof.  Actual results could differ materially from those anticipated as a result of factors described in “Risk Factors” or as a result of other factors.  We may not achieve the future results reflected in these statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Since our common stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the selling securityholders named herein.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has traded on the NASD Over-The-Counter Bulletin Board under the symbol “STHK.OB” since July 2003.  Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.  From November 2000 though July 2003, our common stock traded on the NASDAQ Capital Market.  The last reported sale price for our common stock on May 29, 2008 was $1.05 .

The table below sets forth the high and low bid prices for our common stock during the periods indicated:

	Bid Range of Common Stock
Fiscal Year ended October 31, 2006
First Quarter	$2.65	$1.61
Second Quarter	4.00	1.65
Third Quarter	4.00	1.90
Fourth Quarter	2.20	1.56
Fiscal Year ending October 31, 2007
First Quarter	$3.15	$2.00
Second Quarter	3.65	2.20
Third Quarter	2.90	2.03
Fourth Quarter	2.40	1.75
Fiscal Year ending October 31, 2008
First Quarter	$2.15	$1.48
Second Quarter	1.52	0.90

STOCKHOLDERS

As of May 22 , 2008, there were 23,268,214 shares of our common stock outstanding that were held of record by approximately 531 shareholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our shares of common stock.  We anticipate that any future earnings will be retained to finance our operations and for the growth and development of our business.  Accordingly, we do not anticipate paying cash dividends on our shares of common stock for the foreseeable future.  Additionally, our Articles of Incorporation provides that no dividends may be paid on any shares of our common stock unless and until all accumulated and unpaid dividends on our shares of preferred stock have been declared and paid in full.  We currently have no outstanding shares of preferred stock, and we currently have no intention of issuing any such shares.  While we currently have no intention to pay any dividends on our common stock, the payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors our board of directors deems relevant.

SELECTED FINANCIAL DATA

The following selected financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this prospectus, which are incorporated herein by reference.  The statement of operations data for the fiscal years ended October 31, 2005, 2006 and 2007 and the balance sheet data as of October 31, 2006 and 2007 are derived from audited consolidated financial statements included elsewhere in this prospectus.  The statement of operations data for the fiscal years ended October 31, 2003 and 2004 and the balance sheet data as of October 31, 2003, 2004 and 2005 have been derived from audited consolidated financial statements not included in this prospectus.  The statement of operations data for the three months ended January 31, 2007 and 2008 and the balance sheet data as of January 31, 2008 are derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus or in our previously filed quarterly reports on Form 10-Q.  The balance sheet data as of January 31, 2007 is derived from unaudited condensed consolidated financial statements, not included in this prospectus.

Statement of operations data:	Three Months Ended January 31,		Years Ended October 31,
	(unaudited) (in thousands, except share and per share data)		(in thousands, except share and per share data)

	2007	2008	2003 2004		2005	2006	2007
Revenue	$66	$108	$70	$1,709	$290	$949	$746
Cost of revenue	51	103	49	629	69	308	301
Gross profit	15	5	21	1,080	221	641	445
Operating expenses:
General and administrative expenses	587	1,270	1,999	2,460	3,073	3,140	3,543
Research and development expenses	86	51	310	353	338	325	261
Selling expenses	165	192	789	929	871	683	728
Total operating expenses	838	1,513	3,098	3,742	4,282	4,148	4,532
Loss from operations	(823)	(1,508)	(3,077)	(2,662)	(4,061)	(3,507)	(4,087)

Interest expense	(16)	-	(7)	(2)	(18)	(155)	(16)
Other income and (expense)	(34)	108	(338)	30	423	(2,955)	219
Total other income (expense)	(50)	108	(345)	28	405	(3,110)	203
Loss before income taxes	(873)	(1,400)	(3,422)	(2,634)	(3,657)	(6,617)	(3,885)
Income tax expense	-	-	-	12	22	3	5
Net (loss)	$(873)	$(1,400)	$(3,422)	$(2,646)	$(3,679)	$(6,620)	$(3,890)
Net (loss) per share – basic and diluted	$(0.04)	$(0.06)	$(0.29)	$(0.16)	$(0.21)	$(0.34)	$(0.18)
Weighted-average shares outstanding – basic and diluted	20,720	23,078	11,641	16,872	17,921	19,643	22,039

	As of January 31,		As of October 31,
	(unaudited) (in thousands)		(in thousands)

Balance Sheet Data:	2007	2008	2003	2004	2005	2006	2007
Cash and cash equivalents	$1,243	$11,096	$2,602	$2,401	$2,490	$2,280	$11,613
Working capital	(555)	1,149	1,446	1,461	(1,069)	(661)	2,349
Total assets	4,218	18,551	4,886	4,957	5,634	5,174	17,603
Total stockholders’ equity	1,691	3,181	3,388	3,622	1,653	1,506	4,412

Supplementary Quarterly Financial Data (unaudited):

	For the Quarter Ended
	1/31/07	4/30/07	7/31/07	10/31/07
Total Revenues	$65,976	$191,976	$354,958	$132,988
Gross Profit (Loss)	$14,719	$155,473	$277,361	$(2,942)
Net (Loss)	$(872,697)	$(1,026,985)	$(773,509)	$(1,216,343)
Basic and Diluted Net (Loss) per share	$(0.04)	$(0.05)	$(0.03)	$(0.05)

	For the Quarter Ended
	1/31/06	4/30/06	7/31/06	10/31/06
Total Revenues	$364,197	$111,464	$286,131	$187,002
Gross Profit	$311,094	$28,826	$219,387	$82,179
Net (Loss) Income	$(439,462)	$(4,620,815)	$337,902	$(1,897,332)
Basic and Diluted Net (Loss) Income per share	$(0.02)	$(0.25)	$0.02	$(0.09)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes appearing at the end of this prospectus.  Our discussion contains forward-looking statements based upon our current expectations that involve risks, and our plans, objectives, expectations and intentions.  As discussed under “Cautionary Note Regarding Forward-Looking Statements,” actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus.

Recent Developments

The following provides updates to certain projects and other events.

Sales Agreements

On May 10, 2007, we entered into a purchase agreement with Envirosafe Industrial Services Corporation (EIS) whereby we sold to EIS two 10 ton-per-day (rated capacity), or TPD, and one 5 TPD (rated capacity) Plasma Converter Systems to process various solid, liquid and gaseous feeds, including hazardous waste, for an aggregate sales price of $19,275,000.  On May 23, 2007, we received a down payment in the amount of $1,927,500.  We have received additional installment payments of $5,782,500 through October 31, 2007 and an additional $1,445,500 thereafter.  The remainder of the purchase price for these systems is payable in installments, the last of which is payable upon the issuance of certificates of completion once the installation of these three Plasma Converter Systems has been completed.  As of May 29 , 2008, scheduled installment payments due under this customer contract aggregating $3,373,250 were past due and we are currently evaluating our rights under the contract. There can be no assurance that these payments or other payments contemplated by this contract will be made, that we will be able to retain the payments previously made under these contracts or that we will deliver the Plasma Converter Systems covered by this purchase agreement.  However, if we can successfully renegotiate this contract, we expect to complete delivery of the Plasma Converter Systems to EIS during the fourth calendar quarter of 2008.

On August 10, 2007, we entered into a purchase agreement with Plasma Processing Technologies Ltd of England and Wales (PPT) for a 10 TPD (rated) Plasma Converter System to process municipal solid waste material, for an aggregate sales price of $5,400,000.  On August 20, 2007, we received a down payment of $540,000.  The remainder of the purchase price for this system is payable in installments, the last of which is payable upon the issuance of a certificate of completion once the installation of the Plasma Converter System has been completed, which was previously anticipated to take place in our first fiscal quarter of 2009. As of March 5, 2008, we negotiated a revised payment schedule with PPT, and received $810,000 of installment payments subsequent to January 31, 2008.  We now expect to complete delivery of the PCS to PPT during the first calendar quarter of 2009.

Purchase Commitment

On December 14, 2007, we executed a purchase order agreement to purchase certain inventory items for a total purchase price of $3,230,000 and paid a deposit of $646,000.  The remaining payments, including $484,500 paid subsequent to January 31, 2008, are scheduled to be paid in installments over twenty-six weeks commencing December 14, 2007.

Private Placements

On March 13, 2007, we received net proceeds of $500,002 from an investor in consideration of the sale of 208,334 shares of our common stock, the issuance of 208,334 warrants to purchase our common stock exercisable at $3.40 per share and 208,334 warrants to purchase our common stock exercisable at $4.40 per share. In addition, we issued 20,834 shares of our common stock, warrants to purchase 20,834 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of our common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.

On March 16, 2007, we received net proceeds of $259,200 from an investor in consideration of the sale of 108,000 shares of our common stock. We also issued warrants to purchase 108,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 108,000 shares of our common stock at an exercise price of $4.40 per share. In addition, we issued 12,000 shares of our common stock, warrants to purchase 12,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of our common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.

On March 21, 2007, we received gross proceeds of $555,555 from an investor in consideration of the sale of 231,482 shares of our common stock. We also issued warrants to purchase 231,482 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 231,482 shares of our common stock at an exercise price of $4.40 per share. In addition, we paid a cash commission in the amount of $55,555 as a finder’s fee to a placement agent.

On April 11, 2007, we entered into a Standby Equity Distribution Agreement, or SEDA, with Cornell Capital Partners L.P., or Cornell, pursuant to which we may, at our discretion, periodically sell to Cornell shares of our common stock for a total purchase price of up to $10 million.  For each share of our common stock purchased under the SEDA, Cornell will pay us 96% of the lowest closing bid price of our shares of common stock, as quoted by Bloomberg, L.P., on the Over-the-Counter Bulletin Board or other principal market on which our shares of common stock are traded during the five trading days immediately following the notice date.  Cornell will also retain 5% of the amount of each advance under the SEDA. Cornell’s obligation to purchase shares of our common stock under the SEDA is subject to certain conditions, including our obtaining an effective registration statement covering the resale of shares of our common stock issuable to Cornell under the SEDA, which condition has not been satisfied as of the filing date of the registration statement of which this prospectus forms a part, and is limited to the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period. All shares of our common stock issuable pursuant to the SEDA will contain transferability restrictions until such time that the registration statement providing for the resale of such shares is declared effective by the Securities and Exchange Commission.  We paid $5,000 to Newbridge Securities Corporation as a placement agent fee under a Placement Agent Agreement relating to the SEDA.

Simultaneously with the execution of the SEDA, we entered into a Securities Purchase Agreement with Cornell, or the 2007 Cornell SPA, pursuant to which we issued and sold to Cornell 833,333 shares of our common stock at a price per share of $2.40 and issued Class A Warrants and Class B Warrants (the “Cornell Warrants”), each warrant entitling Cornell to purchase 833,333 shares of our common stock at an exercise price per share of $3.40 and $4.40 per share, respectively, for an aggregate purchase price of $2,000,000.  These Cornell Warrants are scheduled to expire on April 11, 2011.  The exercise price of these Cornell Warrants is subject to downwards adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described in detail below, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all these Cornell Warrants to purchase an aggregate of 1,666,666 shares of our common stock was adjusted to $2.20 per share. Due to a subsequent private placement of our common stock, for consideration per share which triggered the adjustment provisions, the Cornell Warrants issued on April 11, 2007 now permit Cornell to purchase 1,666,666 shares of our common stock at an exercise price of $2.20 per share. We also entered into a registration rights agreement in connection with the 2007 Cornell SPA to register for resale the shares of our common stock issued to Cornell and the shares of our common stock issuable upon exercise of these Cornell Warrants.  Pursuant to this registration rights agreement we are obligated to file a registration statement and obtain its effectiveness by early September 2007.  We have filed a registration statement for Cornell’s shares and certain of its warrants related to the 2007 SPA, which is not yet effective. We did not satisfy our obligations under this registration rights agreement.  Since we did not obtain effectiveness of this registration statement, with regard to the resale of 833,333 shares of our common stock, within the time periods prescribed by this registration rights agreement, we are subject to liquidated damages in an amount in cash equal to one percent of the purchase price paid by Cornell for the shares of our common stock issued pursuant to the securities purchase agreement, plus an additional 1% for each additional month an effective registration is delayed, up to a maximum of 12%, or $240,000. However, on February 15, 2008, an amendment of Rule 144 under the Securities Act became effective.  Consequently, the shares of common stock issued pursuant to the Cornell registration rights agreement are freely tradable without the need for an effective registration statement. We are not subject to additional liquidated damages in the event we do not file the registration statement or obtain its effectiveness with regard to shares of our common stock issuable upon exercise of the 1,666,666 warrants issued to Cornell; however, we may still be liable for liquidated damages up to a maximum of $240,000 with respect to the resale of 833,333 shares of common stock for which a registration statement was not declared effective prior to the rule changes under Rule 144.

On May 10, 2007, we entered into a Stock Purchase and Registration Rights Agreement with Francisco J. Rivera Fernandez for the private placement of shares of our common stock pursuant to which we issued and sold at a closing that took place on May 17, 2007, a total of 700,000 shares of our common stock for aggregate gross proceeds of $1,540,000, as well as warrants to purchase an additional 1,400,000 shares of our common stock, of which 700,000 have an exercise price of $3.40 per share and the other 700,000 have an exercise price of $4.40 per share.  The warrants became exercisable on the date of issuance and are scheduled to expire on May 10, 2010.

Other

During the fiscal year ended October 31, 2007, the previously announced strategic alliance with Future Fuels, Inc. (“FFI”), which contemplated cooperation in identifying and pursuing business opportunities in which our products and equipment would be integrated with FFI’s equipment and production process to operate waste-to-ethanol conversion facilities, was terminated.

In February 2008, our board of directors adopted a resolution for us to reincorporate from Colorado to Delaware, and submitted such proposal to our shareholders for approval at our annual meeting of shareholders, which took place on May 7, 2008.  The proposal to reincorporate to Delaware did not receive the requisite number of votes required to approve the reincorporation.  Accordingly, we will not be reincorporating in Delaware at this time.

In addition, in February 2008, our board of directors adopted a resolution to amend our 2000 Stock Option Plan to increase the number of shares with respect to which stock options may be granted by 1,000,000 shares, subject to the approval of our shareholders at our annual meeting of shareholders, which took place on May 7, 2008.  At the annual meeting, we received the requisite vote of our shareholders to approve the increase of the number of shares that may be issued under our 2000 Stock Option Plan.

On March 23, 2008, we entered into a strategic alliance with Hydrogen Engine Center, Inc., or HEC, to combine HEC’s alternative gas energy conversion technology and our Plasma Converter processing technology. HEC expects to deliver a hydrogen power generator system to us for demonstration purposes at our Bristol, Connecticut facility in or around May 2008.  As of May 22 , 2008, such hydrogen power generator system has not been delivered to us.  In connection therewith, we announced our plan to produce and market a carbonless power system for “Green Electricity” in stationary facilities.  It is expected that HEC’s internal combustion engines will generate clean power for stationary facilities using the hydrogen produced by our Plasma Converter systems.

On April 7, 2008, we announced that “waste2greenenergy,” our distributor for the United Kingdom and the Republic of Poland intends to install its first Plasma Converter System at a designated facility in Bytom, Poland to process 10 tons of industrial waste per day.  As of May 22 , 2008, we have not entered into a purchase agreement for this system.

On April 21, 2008, we announced that EIS, of San Juan, Puerto Rico, intends to install three Plasma Converters Systems, purchased last year from us, in an existing, former pharmaceutical-industry-facility also located in Puerto Rico.

On April 30, 2008, we received a letter from Plasco Energy Group Inc., or Plasco, indicating that Plasco filed a complaint against us in the United States District Court for the Southern District of Texas, Houston Division, alleging that our Plasma Converter System infringes a January 1994 U.S. patent entitled “Municipal Solid Waste Disposal Process” issued to Carter and Tsangaris of Ottawa, Canada.  We have not yet been served in this lawsuit.  As set forth in the complaint, Plasco seeks a declaration of infringement as well as other remedies and relief.  Based on the facts available to us at this time, our management believes the claims made by Plasco are without merit;

however, we have engaged legal counsel to review the complaint and advise us of our options with respect to this claim.  We are not able to estimate the outcome of this matter at this time.

On May 6, 2008, we entered into an agreement with Cornell, whereby Cornell agreed to waive the anti-dilution provisions of the warrants issued to Cornell on September 15, 2005 as the same relates to the issuance of shares of our common stock at a price per share of $1.88 on September 20, 2005.  In consideration of this written agreement, we agreed to issue to Cornell a new warrant to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share.  The warrant will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008.

Results of Operations

Comparison of Three Months Ended January 31, 2008 and 2007

Operations

Revenues. Our total revenues were $107,988 for the three months ended January 31, 2008, compared to $65,976 for the same period in fiscal 2007, representing an increase of $42,012, or 63.7%. The increase was primarily due to $75,000 of revenues for manufactured parts and installation recognized during the first fiscal quarter of 2008, of which there were none in the first fiscal quarter of 2007.  This revenue is attributable to an overhaul project for Mihama, Inc., whereby their PCS was recently relocated near Kobe, Japan, for which we are providing field service support and replacement parts. Partially offsetting the aforementioned revenue increase was a $32,988 decline in the amortization of distributor fees, to $32,988 from $65,976, because the 36-month amortization period ended in fiscal 2007 for two of the four distributor fees that were being amortized during the three months ended January 31, 2007. Distribution fees that have been received but are not yet amortized are included in customer deposits and deferred revenue on the consolidated balance sheet. Unamortized distribution fees declined to $199,476 at January 31, 2008, compared to $234,964 at October 31, 2007 and both amounts include $150,000 of fees received that are not yet being amortized, pending receipt of the remaining balance from the customer.

Gross Profit. Gross profit was $4,940 for the three months ended January 31, 2008, compared to $14,719 in the same period in fiscal 2007, or a decrease of $9,779, or 66.4%, due to a shift in the business mix.

General and Administrative Expenses. General and administrative expenses for the three months ended January 31, 2008 were $1,214,733, compared to $541,512 for the same period in fiscal 2007, an increase of $673,221, or 124.3%.  Salary costs increased by $173,355, from $294,495 to $467,850, primarily due to an increase in headcount in our engineering and design departments.  Professional fees expense increased by $386,719, from $66,545 to $453,264, primarily due to additional resources required to comply with existing and new SEC filing requirements (including new rules for executive compensation disclosures), as well as two registration statement amendments.

Research and Development Expenses. Research and development expenses for the three months ended January 31, 2008 were $51,115, compared to $85,524 for the same period in the prior year, a decrease of $34,409 or 40.2%, primarily due to a decrease in the number of personnel devoted to research and development activities.

Selling Expenses. Selling expenses for the three months ended January 31, 2008 were $191,644, compared to $164,818 for the same period in the prior year, an increase of $26,826, or 16.3%, primarily due to certain deferred selling costs being charged off because signing up the prospective client is no longer deemed to be probable.

Other Income (Expense)

Interest Income. Our interest income for the three months ended January 31, 2008 was $107,352, compared to $14,748 in the same period in fiscal 2007, an increase of 628%, which is due to higher cash balances from the receipt of purchase deposits and private placement proceeds.

Other Income. Other income for the three months ended January 31, 2008 was zero, compared to $92,256 in the same period in fiscal 2007, which is due to the completion of the Department of Energy program.

Other Expense. Other expense (including interest expense, amortization of deferred financing costs, amortization of deferred debt discount and change in the value of warrants and conversion option) for the three months ended January 31, 2008 was zero, compared to $157,194 in the same period in fiscal 2007, due to the convertible notes being fully paid-off or converted and due to the termination of Cornell’s 2005 registration rights.

Comparison of Fiscal Years Ended 2007 and 2006

Operations

Revenues. Our total revenues were $745,898 for the fiscal year ended October 31, 2007, compared to $948,794 for the same period in 2006, a decrease of $202,896, or 21.4%. The decrease was primarily due to a lack of consulting and design revenues for 2007, which amounted to $152,083 in 2006.   A contributing factor was a $43,991 decline in the amortization of distributor fees, to $219,898 from $263,889, because the 36 month amortization period ended in fiscal 2007 for two of the four distributor fees that were being amortized throughout the entire fiscal 2006 period.  Distribution fees that have been received but are not yet amortized are included in customer deposits and deferred revenue on the consolidated balance sheet.  Unamortized distribution fees declined to $232,464 at October 31, 2007, compared to $452,373 at October 31, 2006 and both amounts include $150,000 of fees received that aren’t yet being amortized, pending receipt of the remaining balance from the customer.  Revenues for manufactured parts and installation remained relatively flat, at $526,000 for fiscal 2007, compared to $532,822 for fiscal 2006, and for both periods are entirely attributable to successive overhaul projects for Mihama, Inc., whereby their PCS was recently relocated near Kobe, Japan, for which we are providing field service support and replacement parts.

Gross profit. Our gross profit was $444,611 for the fiscal year ended October 31, 2007, compared to a gross profit of $641,486 for the fiscal year ended October 31, 2006, a decrease of $196,875, or 30.7%. The decrease in gross profit for fiscal 2007 was primarily attributable to the decline in the higher margin revenues associated with engineering designs as well as distributor fees.

General and administrative expenses. Our general and administrative expenses for the fiscal year ended October 31, 2007 were $3,234,976, compared to $2,947,838 for the same period in 2006, an increase of $287,138, or 9.7%.  The increase was primarily attributable to (1) increased professional fees (approximately $358,000) primarily attributable to capital raising activities and the preparation of related registration statements, (2) the amortization of deferred leasing costs (approximately $217,000) due to warrants issued to the landlord for our new executive offices, and (3) a decline in the amortization of stock-based compensation expense (approximately $475,000) due to a reduction in the number of option grants being amortized.

Research and development expenses. Our research and development expenses for the fiscal year ended October 31, 2007 were $261,305, compared to $324,834 for fiscal 2006, a decrease of $63,529, or 19.6%. This decrease is attributable to a reallocation of resources.

Selling expenses. Our selling expenses for fiscal year ended October 31, 2007 were $728,284, compared to $682,984 for the same period in 2006, an increase of $45,300, or 6.6%. The increased selling expenses were primarily attributable to an increase of approximately $55,000 in marketing expenses associated with expanded new business development efforts in the U.S. and abroad.

Other operating expenses. Our other operating expenses for fiscal year ended October 31, 2007 represented a $126,000 asset impairment charge associated with our StarCell project.

Other Income (Expense)

Interest income. Our interest income for the fiscal year ended October 31, 2007 was $195,352, compared to $98,594 in the same period in 2006, an increase of $96,758, or 98.1%. The increase was primarily attributable to higher average cash balances, partially offset by reduced average short-term interest rates.

Other expenses. Our other expenses (interest expense, amortization of deferred financing costs, amortization of deferred debt discount, terminated offering costs, loss of disposition of asset, and the change in value of warrants and conversion option) for the fiscal year ended October 31, 2007 were $239,514, as compared to $3,272,870 in fiscal 2006, a decrease of $3,033,356, or 92.7%. The decrease was primarily attributable to the fact that (1) a substantial portion of the convertible debentures issued to Cornell on September 15, 2005, which are associated with the interest expense, deferred financing costs, the deferred debt discount and the change in the value of the warrants and conversion option, were converted or paid off in fiscal 2006, and (2) the January 2007 termination of the Standby Equity Distribution Agreement entered into with Cornell on September 15, 2007, resulted in the recognition of the terminated offering costs as of October 31, 2006.

Other income. Our other income for the fiscal year ended October 31, 2007 was $246,866, compared to $64,508 in fiscal 2006, an increase of $182,358, or 282.7%. The increase was primarily attributable to higher grant proceeds received in fiscal 2007 from the U.S. Department of Energy.

Comparison of Fiscal Years Ended 2006 and 2005

Operations

Revenues.  Total revenues were $948,794 for the fiscal year ended October 31, 2006, as compared to $290,087 for the same period in 2005, an increase of $658,707, or 227%.  This increase was attributable to three principal elements.  The first element was our amortization of distribution agreements during fiscal 2006 of approximately $264,000.  Distribution fees that have been received but aren’t yet amortized are included in customer deposits and deferred revenue on the consolidated balance sheet.  Unamortized distribution fees declined to $452,373 at October 31, 2006 compared to $768,345 at October 31, 2005 and both amounts include $150,000 of fees received that aren’t yet being amortized, pending receipt of the remaining balance from the customer.  The second element was the continuing support of the Mihama project in Japan from which we grossed over $532,000 in revenue.  The third element was the initiation of engineering specs for a project in China which netted $100,000. In fiscal 2005, our revenues were derived primarily from the amortization of distributorship agreements established for Australia, China and the Caribbean.

Gross profit.  Gross profit for the fiscal year ended October 31, 2006 was $641,486, compared to $221,369 for the fiscal year ended October 31, 2005, an increase of $420,117, or 190.0%. The increase was primarily attributable to revenues from the Mihama project, as well as increased consulting services provided during the year.

General and administrative expenses.  General and administrative expenses for the fiscal year ended October 31, 2006 were $2,947,838, compared to $2,672,781 for the same period in 2005, an increase of $275,057, or 10.3%. The increase was mainly attributable to additional leased space in Bristol, Connecticut ($45,000), professional fees ($60,000) and various operational items.

Research and development expenses.  Research and development expenses for the fiscal year ended October 31, 2006 were $324,834, compared to $337,898 for fiscal 2005, a decrease of $13,064, or 3.9%. This decrease was attributable to lower allocation expenses.

Selling expenses.  Selling expenses for fiscal year ended October 31, 2006 were $682,984, compared to $871,246 for the same period in 2005, a decrease of $188,262, or 21.6%. This decrease was a direct result of lower outside consulting expenses.

Other Income (Expense)

Interest income.  Our interest income for the fiscal year ended October 31, 2006 was $98,594, compared to $26,071 in the same period in 2005, an increase of $72,523, or 278.2%. The increase was attributable to higher average cash balances resulting from several private placements consummated in fiscal 2006 and higher interest rates.

Other expenses. Other expenses (interest expense, amortization of deferred financing costs, amortization of deferred debt discount, terminated offering costs, the change in value of warrants and conversion option and the loss on disposition of asset) for fiscal 2006 were $3,272,870, compared to $75,227 in fiscal 2005, an increase of $3,197,643, or 4,250.7%. The increase is primarily attributable to the fact that (1) a substantial portion of the convertible debentures issued to Cornell on September 15, 2005, which are associated with the interest expense, deferred financing costs, the deferred debt discount and the change in the value of the warrants and conversion option, were converted or paid off in fiscal 2006, and (2) the January 2007 termination of the Standby Equity Distribution Agreement entered into with Cornell on September 15, 2005, resulted in the recognition of the terminated offering costs as of October 31, 2006.

Other income.  Other income for the year ended October 31, 2006 was $64,508, compared to $454,035 in the same period in 2005, a decrease of $389,527, or 85.8%. The decrease was a direct result of our lower grant proceeds received in 2006 from the Department of Energy.

Effects of Inflation

Due to the low rate of inflation there has been very little effect on our net revenues.

Liquidity and Capital Resources

For the Three Months Ended January 31, 2008

We have historically incurred net losses from operations. For the three months ended January 31, 2008, net cash used in operating activities was $465,041, despite the receipt of a $1,445,500 purchase deposit.  As of January 31, 2008, we had cash and cash equivalents of $11,096,288 and had working capital of $1,148,610.  Subsequent to January 31, 2008, we received additional deposits of $810,000 in connection with sales agreements and we made $484,500 of additional payments in connection with a purchase commitment.

We have historically raised funds through the sale of equity and debt instruments. No funds were raised during the three months ended January 31, 2008.  We are currently seeking to raise additional capital in the form of an incremental equity investment in order to increase our shareholders’ equity so that shares of our common stock may become eligible for trading on a national securities exchange.  We have engaged a placement agent in this regard.  Based on the current share price of our common stock, if we raise additional capital by issuing equity securities, we expect that our shareholders will experience significant dilution of their shareholdings.  There can be no assurance that we will be able to raise additional capital in the form of an incremental equity investment on favorable terms, or at all.  See “Risk Factors.”

Although we believe that we have sufficient liquidity to sustain our existing business activities for at least the next twelve months, there is no assurance that unforeseen circumstances will not have a material effect on our business that could require us to raise additional capital or take other measures to conserve liquidity in order to sustain operations. Based on the current share price of our common stock, if we issue additional equity securities, we expect that our shareholders will experience significant dilution.

Operating activities used $465,041 of cash and cash equivalents during the three months ended January 31, 2008, primarily due to a net loss of $1,400,435, offset by $225,109 of non-cash charges, plus a $646,000 cash outflow associated with a deposit toward the purchase of certain inventory items, partially offset by the receipt of a $1,445,500 customer deposit.  Operating activities used $777,969 of cash and cash equivalents during the three months ended January 31, 2007, primarily due to a net loss of $872,697, offset by $311,111 of non-cash charges.

Investing activities resulted in $51,534 and $70,827 of cash outflows during the three months ended January 31, 2008 and 2007, respectively, due to the purchase of equipment.

There were zero financing activities during the three months ended January 31, 2008.  Financing activities used $188,351 of cash for convertible debenture repayments during the three months ended January 31, 2007.

On December 14, 2007, we executed a $3,230,000 purchase order agreement to purchase certain inventory items for which we paid the aforementioned $646,000 deposit plus an additional $484,500 subsequent to January 31, 2008. Payments are scheduled to be paid in installments over twenty-six weeks commencing December 14, 2007.

We have been, and will continue to be, dependent upon the deposits and progress payments from the sale of distributorship agreements, sales of our products and sales of our securities. It is anticipated that our capital requirements for future periods will increase and our future working capital needs will be obtained from the sources described above, as well as demonstration and testing programs, joint development programs, build, own and operate facilities and cash generated from the operation of our business. However, there can be no assurances that we will be able to obtain sufficient capital to meet our working capital needs.

We believe that continuing operations for the longer term will be supported primarily through anticipated growth in revenues and, if necessary, through additional sales of our securities. Management is currently seeking to raise additional capital in the form of an incremental equity investment in order to increase our shareholders’ equity so that shares of our common stock may become eligible for trading on a national securities exchange. We have engaged a placement agent in this regard.  Based on the current share price of our common stock, if we raise additional capital by issuing equity securities, we expect that our shareholders will experience dilution of their shareholdings. There can be no assurance that we will be able to grow our revenues or sell any of our securities on terms acceptable to us or at all or raise sufficient capital in the future.

For the Fiscal Year Ended October 31, 2007

We have historically incurred net losses from operations. For the fiscal year ended October 31, 2007, net cash provided by operating activities was $5,042,260. As of October 31, 2007, we had cash and cash equivalents of $11,612,863 and had working capital of $2,348,568.

We have historically raised funds through the sale of equity and debt instruments. During the fiscal year ended October 31, 2007, we received net cash proceeds of approximately $4,699,000 from various investors in consideration of the sale of 2,081,149 shares of our common stock pursuant to various private placement transactions. In addition, through October 31, 2007, we received deposits of $8,250,000 in conjunction with two sales agreements.

Although we believe that we have sufficient liquidity to sustain our existing business activities, there is no assurance that unforeseen circumstances will not have a material adverse effect on our business that could require us to raise additional capital or take other measures to conserve liquidity in order to sustain operations.

Operating activities generated $5,042,260 of cash and cash equivalents during the fiscal year ended October 31, 2007, primarily due to a $10,921,352 increase in customer deposits, which was partially offset by a $2,891,250 increase in accounts receivable and a net loss of $3,889,534, offset by non-cash charges of $1,194,602.

Investing activities resulted in the payment of $216,656 of cash and cash equivalents during the fiscal year ended October 31, 2007, due to the purchase of equipment.

Financing activities generated $4,507,345 of cash and cash equivalents during the fiscal year ended October 31, 2007, primarily due to net cash proceeds of $4,699,202 from various investors in consideration of the sale of 2,081,149 shares of our common stock pursuant to the aforementioned private placement transactions.

Off-Balance Sheet Arrangements

As of May 22 , 2008, we did not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in financial conditions, result of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Contractual Obligations

In connection with our operating activities, we enter into certain contractual obligations. Our future cash payments associated with these contractual obligations as of January 31, 2008, are summarized below:

	Payments due in
For the twelve months ended January 31,	2009	2010-2011	2012-2013	Thereafter	Total
Office leases	$221,000	$37,000	$-	$-	$258,000
Total	$221,000	$37,000	$-	$-	$258,000

Critical Accounting Policies

Use of Estimates in the Preparation of Financial Statements—Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods.  On an ongoing basis, our management evaluates its estimates and judgments, including those related to revenue recognition, accounts receivable reserves, marketable securities, valuation of long-lived and intangible assets and accounting for joint ventures and software development.  Our management bases its estimates on historical experience and on various other factors that they believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

The following accounting policies are deemed critical to the understanding of our consolidated financial statements appearing in this prospectus.

Inventories—Inventories, which are stated at the lower of cost or net realizable value, consist of inventory held for resale to customers.  Cost is determined on the first-in, first-out basis and includes freight and other incidental costs incurred.  Judgment is involved in evaluating backlog and in assessing the recoverability of inventory held at the balance sheet date.  We provide inventory allowances based on the determination of excess and obsolete inventories as determined through the evaluation of future sales and changes in technology.

Revenue Recognition—We recognize revenue on the sale of our manufactured products at completion of the contract, unless the contract terms dictate otherwise. Progress payments associated with manufactured products are recorded as customer deposits and deferred revenue until such time that the revenue is recognized.  Revenues earned from consulting and design services are recognized when the services are completed. For distributorship agreements, the distribution rights are amortized over a three year period.

Stock Based Compensation—Prior to November 1, 2005, we accounted for stock based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”). Accordingly, we generally recognized compensation expense only when we granted options with an exercise price below market price at the date of grant. Any resulting compensation expense was recognized ratably over the associated service period, which was generally the option vesting term. Prior to November 1, 2005, we provided pro-forma disclosure amounts in accordance with Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” as if the fair value method defined by SFAS No. 123 (revised 2004), “Share-Based Payment (“SFAS 123R”) had been applied to its stock-based compensation.

Effective November 1, 2005, we adopted the fair value recognition provisions of SFAS 123R, using the modified prospective transition method and therefore have not restated prior periods’ results. Under this transition method, stock-based compensation expense after the adoption of SFAS 123R includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all share-based payment awards granted after November 1, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. We recognize these compensation costs over the requisite service period of the award, which is generally the option vesting term.

Derivative Financial Instruments—Warrants and embedded conversion options are accounted for under EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Index to and Potentially Settled in a Company’s Own Stock” and EITF 05-4, View A “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument.”  Due to certain factors and the liquidated damage provision in the registration rights agreement with Cornell, in September 2005 we determined that the embedded conversion option and the warrants were derivative liabilities. Accordingly, the warrants and the embedded conversion option were marked to market through earnings at the end of each reporting period until the registration rights agreement was terminated on January 17, 2007. The warrants and the conversion option were valued using the Black-Scholes valuation model.  Actual period closing common stock prices, applicable volatility rates and period close risk-free interest rates for the contractual remaining life of the contracts are key components used in the Black-Scholes valuation model.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of—We review the valuation of long-lived assets, including property and equipment and capitalized equipment, under the provisions of Statement of Financial Accounting Standards, also referred to in this prospectus as SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  We are required to assess the recoverability of long-lived assets and capitalized equipment costs whenever events and circumstances indicate that the carrying value may not be recoverable.  Factors we consider important that could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy of our overall business;

•	significant negative industry or economic trends; and

•	significant decline in our stock price for a sustained period.

In accordance with SFAS 144, when we determine that the carrying value of applicable long-lived assets may not be recoverable based upon the existence of one or more of the above factors, we evaluate whether the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of that asset.  If such a circumstance exists, we measure an impairment loss to the extent the carrying amount of the particular long-lived asset or group exceeds its fair value.  We determine the fair value based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.  In accordance with SFAS 144, if we determine that the carrying value of certain other types of long-lived assets may not be recoverable, we evaluate whether the unamortized cost exceeds the expected future net realizable value of the products.  If the unamortized costs exceed the expected future net realizable value of the products, the excess amount is written off.

Impact of Recently Issued Accounting Standards.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires an entity to recognize the impact of a tax position in its financial statements if that position is more likely than not to be sustained on audit based on the technical merits of the position. The provisions of FIN 48 are effective for us as of the beginning of fiscal 2008, with earlier application encouraged. Any cumulative effect of the change in accounting principle will be recorded as an adjustment to the opening accumulated deficit balance.  The adoption of the provisions of FIN 48 did not have a material impact on our consolidated financial position and results of operations.

In September 2006, the Financial Accounting Standards Board (“the FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We are in the process of evaluating the impact that the adoption of SFAS 157 will have on its consolidated financial position results of operations and financial condition.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS 5, “Accounting for Contingencies.” Adoption of EITF 00-19-2 is required for fiscal years beginning after December 15, 2006. We adopted EITF 00-19-2 during the year ended October 31, 2007 and established a contingency reserve as a result of the guidance in EITF 00-19-2.  See Note 13 to financial statements for the year ended October 31, 2007 included elsewhere in this prospectus.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157.  An entity is prohibited from retroactively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). We are currently evaluating the impact of adopting SFAS 159 on our financial statements and we are not currently in a position to determine such effects.

Qualitative and Quantitative Disclosures about Market Risk

We are primarily exposed to foreign currency risk, interest rate risk and credit risk.

Foreign Currency Risk - We develop products in the United States and market our products in North America, Japan, Europe, Asia, Africa, the Middle East, South America and other parts of the world.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.  Because all of our revenues are currently denominated in U.S. dollars, we have taken no steps to hedge against risks in currency exchange rates.  A strengthening of the dollar could make our products less competitive in foreign markets.

Interest Rate Risk - Interest rate risk refers to fluctuations in the value of a security resulting from changes in the general level of interest rates.  Investments that are classified as cash and cash equivalents have original maturities of three months or less. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments.  Due to the short-term nature of our investments, we believe that there is not a material risk exposure and, accordingly, we have taken no steps to hedge against risks in interest rates.

Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks.

2005 Private Placement Transactions with Cornell Capital Partners, LP

On September 15, 2005, we entered into a Standby Equity Distribution Agreement, as amended on October 15, 2005, with Cornell Capital Partners, LP (“Cornell”).  Pursuant to the Standby Equity Distribution Agreement, we had the ability, at our discretion, to periodically issue and sell to Cornell shares of our common stock for a total purchase price of up to $20 million.  Pursuant to the Standby Equity Distribution Agreement, we initially issued 386,956 shares of common stock to Cornell as a one-time commitment fee.  On January 17, 2007, we terminated this Standby Equity Distribution Agreement with Cornell.  Subsequent to the termination of the Standby Equity Distribution Agreement, Cornell returned to us for cancellation 135,434 of the 386,956 shares of common stock issued to Cornell in respect of the commitment fee.

On September 15, 2005, we also entered into a Securities Purchase Agreement, as amended on October 15, 2005, with Cornell.  This Securities Purchase Agreement provided for Cornell to purchase up to $2,300,000 of our secured convertible debentures of which $1,150,000 was funded within five business days of the date of the Securities Purchase Agreement and the balance was funded on October 19, 2005.  We received net proceeds of $2,040,000 from the sale of our convertible debentures.  These debentures originally matured in September 2006.  On September 5, 2006, we received notice from Cornell stating that the maturity date was changed to October 18, 2007.  These debentures required monthly interest payments at a rate of 10% per annum and monthly principal payments commencing January 2006.  These debentures were secured by substantially all of our assets and certain shares of our common stock.  These debentures were convertible by Cornell at any time at a conversion price of $1.84 per share of our common stock.  In connection with the issuance of these debentures, we issued to Cornell a warrant to purchase 650,000 shares of our common stock exercisable for a period of three years with an exercise price per share of $2.53. The exercise price of these warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sells shares of our common stock for less than $2.53 of consideration per share, in which case the exercise price is adjusted to such consideration per share.  In addition, if the exercise price is adjusted downward, then the number of shares of our common stock is adjusted upward, such that the total proceeds that would be paid to us at exercise would remain constant. Due to a subsequent private placement of our common stock, for consideration per share which triggered the adjustment provisions, the Cornell Warrants issued on September 15, 2005 now permit Cornell to purchase 822,250 shares of our common stock at an exercise price of $2.00 per share.  Further, on May 6, 2008, we reduced to writing our prior oral agreements with Cornell whereby Cornell agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of the warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, we agreed to issue to Cornell new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008. To secure full payment under the Securities Purchase Agreement, we pledged 3,580,000 shares of our common stock and our President pledged 900,000 shares of common stock held by him, which shares were held in escrow. Once the convertible debentures were repaid in full, the 3,580,000 shares of our common stock and the 900,000 shares of common stock pledged by us and our President, respectively, were released from escrow.  We had issued to Mr. Longo 900,000 shares of common stock in place of the shares of common stock pledged by Mr. Longo to secure the convertible debentures.  In the event any of the shares of common stock pledged by Mr. Longo to Cornell had been forfeited to Cornell, Mr. Longo would have retained the rights to the same number of shares of common stock issued by us directly to him. Mr. Longo returned to us for cancellation the same number of shares of common stock that were released to Mr. Longo from escrow.

In April 2006, Cornell converted $1,000,000 of the convertible debentures into 543,478 shares of our common stock.  In February 2007, Cornell converted approximately $499,264 of the convertible debentures into 271,339 shares of our common stock.  Through January 31, 2007, we made principal payments of approximately $800,000 to repay the convertible debentures.  As of February 15, 2007, the convertible debentures have been repaid in full.

BUSINESS

Overview

We are an environmental technology company that fabricates and sells a recycling system for the global marketplace using components manufactured by third parties.  We believe that our plasma processing technology, known as the Plasma Converter System, achieves closed-loop elemental recycling that destroys hazardous and non-hazardous waste and industrial by-products and is capable of converting them into useful commercial products.  These products could include a synthesis gas called PCG (Plasma Converted Gas), surplus energy for power, hydrogen, metals and silicate for possible use and sale by users of the Plasma Converter System.

Our activities during the four fiscal years beginning November 1, 1992 and ending October 31, 1995 consisted primarily of the research and development of the Plasma Converter System.  On November 17, 1995 Kapalua Acquisitions, Inc., a Colorado corporation, completed the acquisition of all of the issued and outstanding shares of the our common stock of Startech Corporation, a Connecticut corporation, and then changed its name to Startech Environmental Corporation.

On November 18, 1995, our Board of Directors unanimously approved a change of the business purpose of Kapalua Acquisitions Inc. from one seeking an acquisition candidate to one engaged in the business of manufacturing and selling the Plasma Converter System to recover, recycle, reduce and remediate hazardous and nonhazardous waste materials.

Background

Until January 2004, we were engaged solely in the manufacture and sale of equipment for use by others.  Since then, we have attempted to broaden the scope of our available revenues.  This change was brought about by our decision to attempt to expand our market penetration strategies and opportunities. Rather than only market and sell our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products.

We did not achieve our sales goals which we anticipated would occur during our last four fiscal years.  However, we believe this new way of approaching the market will help us achieve better market penetration.

We believe specific events will drive demand for our Plasma Converter System. They include:

•	Increases in waste, and in particular hazardous waste, due to rising consumer/industrial consumption and population growth in most nations;

•	Current waste disposal and remediation techniques such as landfills and incineration becoming regulatorily, socially and environmentally less acceptable;

•	A need for critical resources, such as power and water, to sustain local economies; and

•	The emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

We believe that our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe our products will add value to our potential customers’ businesses as they could possibly realize revenue streams from disposal or processing fees, as well as from the sale of resulting commodity products and services.

We have been actively educating and promoting to our potential customers the benefits of the Plasma Converter System over other forms of waste remediation technologies.  Our efforts to educate the public and governments are continuing.  Like most new technologies, we have been met with varying degrees of resistance.

We believe that there is a rising comfort level with our Plasma Converter System technology, resulting in part from our educational and informational efforts.

Our business model and our market development strategies arise from our mission, which is to change the way the world views and employs discarded materials.  We expect to achieve this objective by strategically marketing a series of products and services emanating from our core Plasma Converter System technology, that could possibly produce saleable fossil fuel alternatives while possibly providing a safer and healthier environment.  We expect to implement this strategy through sales of our Plasma Converter System with our providing after-sales support and service, build own and operate/build own and transfer of ownership facilities, joint development projects and engineering services.

Markets

We view the future of our business as divided into three key market segments: power/energy, waste remediation and engineering services;  however, our business is presently too small to account for any of our revenues on a segment-by-segment basis.  Projects will generally be categorized according to whether the specific or stated objective of the potential customer is waste remediation or power generation.  A potential customer may need to remediate a particularly onerous waste such as PCBs but no need to produce commodity products. The goal is to simply get rid of waste.  That would be considered a waste remediation project.  Conversely, a potential customer in an area with limited or high cost power may want to select a waste stream that will provide the greatest amount of PCG with which to produce power to run its system or for other power uses.  The production of power is the desired benefit and the feedstock (i.e., waste material) selected is chosen for the highest quality commodity product produced.  That would be considered a power/energy generation project.  The market for our Plasma Converter System is for on-site use by industrial, institutional and government facilities, and also for commercial facilities that process waste under contract.

Possible customers of our Plasma Converter Systems include:

•	Generators of waste; and

•	Processors of waste.

Further, we believe that our business can benefit from the following possible alternatives:

•	the sale of our Plasma Converter Systems that may also include a continuing, revenue-producing “tolling fee” for each pound of material processed; and

•	our building and owning commercial Plasma Converter System facilities operated separately by us or in a partnership or joint venture with other parties.

Power/Energy

This segment includes projects that incorporate equipment that create power/energy products to work in conjunction with our core Plasma Converter System technology.  With energy prices reaching record levels in the recent past, we believe our technology is more attractive to energy producers and companies that require a large amount of energy.

Waste Remediation

This segment includes projects where the emphasis of our potential customers is to dispose of waste material in an environmentally responsible and cost-effective manner.  Waste material disposal costs vary greatly depending on the composition of the waste. We are specifically targeting customers that will receive the most economic gain from using our technology.

 Examples of such waste streams are:

•	Medical waste
•	Pharmaceutical waste
•	Municipal solid wastes
•	Incinerator ash
•	Biological contaminants
•	Sewer and power-plant-scrubber sludge
•	Paints and solvents
•	Electronic industry waste
•	Contaminated soils
•	Asbestos and other hazardous waste streams

 We further delineate these markets into the following categories:

•	Onsite Treatment, which includes:

-	Hospitals and medical centers;
-	Industrial hazardous waste generators such as petrochemical, chemical, refining, and metals companies;
-	Industrial hazardous waste processors; and
-	Government agencies such as the Department of Defense and the Department of Energy.

•	Offsite Treatment (at an integrated waste management facility), which includes waste management and/or transport companies.

•	Mobile Treatment, which includes all of the above who value the ability to move quickly from site to site.

Engineering Services

This segment consists of the provision of services involving the preparation of technical documents (drawings, functional descriptions, criteria, specification, etc.) in support of waste stream testing and the review of specialized equipment configurations for the Plasma Converter System.  In addition, these services consist of analysis and generation of test reports of PCG to support development of future projects.

Sales Strategy

Central to our strategy is increasing market penetration and reducing the barriers of entry while optimizing our revenue sources.  To achieve those objectives, we have identified three key marketing strategies that make up our overall business model.  They are:

1.
Equipment Sales:  We are actively pursuing direct sales of our products to customers who prefer to purchase and operate our equipment. We will sell our Plasma Converter System and associated equipment to a customer without retaining an ownership interest in the project.  However, we intend to offer long-term service agreements to possibly create residual or ongoing revenue in this area.

2.
Build Own and Operate/Transfer of Ownership Projects:  We are actively seeking to develop opportunities to own and operate Plasma Converter System facilities in various markets.  These projects are attractive where long-term agreements with guaranteed waste streams and processing and/or disposal fees are contracted for because we can diversify our revenue stream and we can establish long-term sources of cash flow.

3.
Joint-Development Projects:  In a joint development project, we would expect to have an ownership interest in the entity owning our system in return for a reduced purchase price on our equipment and associated engineering and management services.  An advantage of this strategy is that we would expect to receive the certainty of revenue from a direct sale along with the ability to realize future ongoing revenue from the operations of the project.

An important part of our development of world markets is our sales network.  We look to sell systems through independent representatives and distributors, which we believe will keep sales costs variable and low.  Representatives are paid a commission on sales.  Distributors purchase systems, mark them up, and re-sell them to customers.  Distributors are also responsible for supplying after-sales parts and service.

We are currently party to the following six distributorship agreements:

1 – Mihama, Inc., initiated on 4/16/03

2 – Plasmatech Caribbean, initiated on 7/23/04

3 – Materiales Spain, initiated 4/7/05

4 – Global China, initiated 9/12/05

5 – COGIM spa, initiated 5/23/06

6 – Waste 2 Green, initiated 9/10/07

We grant to the distributor the rights to sell and support our proprietary Plasma Converter System (“PCS”) for a specific geographic region or country. The distributor’s responsibility under the agreement is to provide an up-front $250,000 non-refundable fee for the rights or other consideration acceptable to us. Additionally, we reserve the right to cancel the distribution rights if negotiated performance goals are not met. In connection with a distributorship agreement we entered into during September 2005 with Global China, Global China provided us with $300,000 as well as a note in the principal amount of $385,000 as a deposit on the purchase of a PCS system; however, no contract has been executed to purchase or construct this system.  Global China has been in default under the $385,000 note provided to us and in connection therewith, on April 14, 2008, Global China requested to make, and we agreed to accept, monthly $50,000 installment payments on this note beginning on May 25, 2008 and concluding with a final $135,000 payment on October 25, 2008.   As of May 29, 2008, we have not received the initial $50,000 payment owned to us. There can be no assurance that we will receive all or any portion of this payments or any subsequent payments.

Our marketing activities have increased substantially in the recent past primarily due to expansion in the distributor base and our own marketing efforts.  The expansion has required an increase in printing, translating, audio visual, website services and shipping of marketing material.  Our customer prospect and outside sales force have expanded during this period, as a result of which, demonstration and presentations have increased.  Our revenues were $745,898 for the fiscal year ended October 31, 2007 and $107,988 for the three months ended January 31, 2008 due, in part, to the amortization of our distributorship agreements.

Our senior management also markets products directly to potential customers, in addition to seeking out projects for build, own and operate and build, own and transfer of ownership facilities.

We require down payments and scheduled progress payments for direct sales.

We also expect to generate revenues from engineering services and testing.  We have performed paid-for engineering services where we believe those services may lead to equipment sales

Primary Customer

Historically, sales concentrations have been with a single customer.  While we have signed sales agreements on May 10, 2007 and August 10, 2007 with two new significant customers, through October 31, 2007, we have not recognized revenue from these two customers.

For the three months ended January 31, 2008, approximately 70% of our revenue was generated from the sale and installation of manufactured parts to one customer, Mihama, Inc.  In addition, approximately 30% of our revenue was derived from the amortization of distributorship agreements.

For the fiscal year ended October 31, 2007, 71% of our revenue was generated from the sale and installation of manufactured parts to one customer, Mihama, Inc.  In addition, 29% of our revenue was derived from the amortization of distributorship agreements.

For the fiscal year ended October 31, 2006, 28% of our revenue was derived from the amortization of distributorship agreements.  In addition, 56% of our revenue was generated from the sale and installation of manufactured parts to one customer, while 16% of our revenue was generated from consulting and design services for one customer, Mihama, Inc., in both cases.

For the fiscal year ended October 31, 2005, 63% of our revenue was derived from the amortization of distributorship agreements.  In addition, 19% of our revenue was generated from the sale and installation of manufactured parts to one customer, while 18% of our revenue was generated from consulting and design services for one customer, Mihama, Inc., in both cases.

Demand for Plasma Converter System

The primary factors we believe will result in demand for our Plasma Converter Systems include the need for our potential customers to:

•	Reduce the costs for hazardous and toxic waste disposal;

•	Eliminate personal and organizational liability associated with hazardous and toxic waste disposal;

•	Comply with present and anticipated environmental regulations in a cost-effective manner;

•	Recover products for use or sale; and

•	Destroy waste completely, safely and irreversibly.

We believe our Plasma Converter Systems will meet our potential customers’ needs because we believe our system:

•	Reduces the cost and risk associated with hazardous waste generation and disposal;

•	Performs safer than prevailing environmental standards;

•	Converts wastes into products for use or for sale;

•	Destroys wastes safely and irreversibly; and

•	Comes in small and large system capacities, in stationary and mobile configurations.

A device generally referred to as a plasma torch, although there is no fire involved in the device, produces the plasma lightening-like arc in the Plasma Converter System vessel to produce a plume of radiant energy.  The Plasma Converter System, therefore, is an electrically driven system that produces an intense field of radiant energy within the plasma vessel that causes the dissociation of the molecular bonds of solid, liquid, and gaseous compounds for materials of both hazardous and non-hazardous wastes.  We refer to this destruction process as “molecular dissociation.”

Molecular dissociation causes the molecules of the waste material to be separated into their elemental components (atoms), and reformed by the Plasma Converter System into special, recoverable commodity products.  The process is not a combustion or burning process.

The Plasma Converter System vessel operates at normal atmospheric pressure quietly.  While the interior temperature of the plasma plume is about 30,000 degrees Fahrenheit, the temperature of the refractory walls inside the vessel is maintained at about 3,000 degrees Fahrenheit and is the lowest temperature experienced within the vessel.  On the average, most waste material will be dissociated or melted at temperatures exceeding 6,000 degrees Fahrenheit.

The Plasma Converter System consists of many process components currently used in the metallurgical and chemical industries.  Solid wastes being fed to our system are automatically fed through an air-locked infeed port.  Liquids, gases and sludges can also be fed or pumped directly into the vessel through a pipe port.  Bulk solids, liquids, gases and sludge may be fed in and processed simultaneously.

PCG, a synthesis gas recovered from our system, is drawn out of the vessel and put through our gas-polishing unit.  The molten silicates, inorganics and metals, if any, are removed at the lower side of the Plasma Converter System vessel through a melt discharge port and recovery procedure.

Recovered products could possibly be used or sold as commodities for use in various manufacturing processes.  It is expected that most of the PCG will be used as a fuel gas and to a lesser degree, as a chemical feed stock; silicate materials recovered could possibly be used in the ceramics, abrasives or the construction industries; and the metallic components could possibly be used or be readily available for sale with little or no additional processing.  We believe that there is a newly developing interest in PCG to produce hydrogen by use of our system.

Recovered Commodity Products

The Plasma Converter System processes the waste in such a way that the elemental components of the feedstock can be recovered from one to three distinct phases:

(1)           PCG that exits the chamber;

(2)
inorganic, glass-like (obsidian-like) silicates which form a separate layer above the liquid metal (if there is a sufficient quantity of metal in the feedstock, with small quantities of metal encapsulated in the silicate stone); and

(3)	liquid metallic elements, if in sufficient quantities, which collect and are automatically discharged at the base of the vessel.

Depending on the composition of the feedstock, any one phase may be produced, any two phases may be produced, or all three may be produced.  However, our experience indicates that the most likely commodity-product recover-phase will be in two parts:

(1)           the PCG GAS-PHASE; and
(2)           the SOLID-PHASE in which the inorganic silicate, containing metals, will be produced.

Energy Produced and Volume Reduced

Carbon is abundantly present in the products and the wastes of the industrial world.  Such materials are inherently rich in latent chemical energy such as one would find in fuel.  We believe that when carbonaceous waste feedstocks of industrial waste, infectious hospital waste, municipal solid waste, shipboard waste, and similar waste are processed, the Plasma Converter System will consume one unit of electrical energy while producing about four units of energy residing in the PCG.  With improved efficiencies of electrical generating units, we believe the four units of energy residing in the PCG can be used to create two units of electrical energy.

Materials such as scrap tires, for example, will produce recovered commodity products in two phases: the PCG gas phase and the metal phase, if metal exists.  Because materials such as plastics, solvents, and tires are so rich in energy, we believe they will produce a relatively large amount of PCG with a high-energy content resulting in approximately 6-8 units of recovered PCG energy for each unit of electrical energy used in the process.

In some applications, the Plasma Converter System could possibly produce enough energy for its own needs, and produce a surplus that can be sold to the local electrical grid or used in the customer’s facility to reduce the need for purchased power or fuel.  Not all wastes produce PCG.  For example, processing contaminated soil will produce no appreciable amount of PCG.

The volume reduction of these solid wastes, when processed in the Plasma Converter System, is approximately 300-to-1.  Waste streams composed primarily of hazardous or non-hazardous paper, cloth, plastic, food, pharmaceuticals, explosives, paints, solvents, PCBs, confiscated drugs, filters, oils, and similar materials will result in so few solids as to produce very significant volume reductions.  Materials such as these are also very rich in elements such as carbon, oxygen, and hydrogen and the processing results almost entirely in PCG synthesis gas.  In addition to the volume reduction, we believe that none of the remaining materials, if any, are hazardous in nature.

Waste feedstocks that have a relatively high metal content will likely produce a separate liquid metal phase that can be recovered directly from the system for resale or reuse in the metallurgical industry.

Our system may also achieve volume reductions on low-level radioactive surrogate waste of approximately 300-to-1.  Other present methods of volume reduction include compaction and incineration that produce overall volume reductions of approximately 8-to-1.  Our system, we believe, will not reduce the radioactivity of the low-level radioactive waste.  Industries that may benefit from this process are utilities, research laboratories and hospitals that store the reduced low-level radioactive waste material on-site until it can be shipped off-site to a special repository.

What is Plasma?

Plasma is simply a gas (air) that the Plasma Converter System ionizes.  It becomes an effective electrical conductor and produces a lightning-like arc of electricity that is the source of the intense energy transferred to the waste material as radiant energy.  The arc in the plasma plume within the vessel can be as high as 30,000 degrees Fahrenheit or three times hotter than the surface of the Sun.  When waste materials are subjected to the intensity of the energy transfer within the vessel, the excitation of the waste’s molecular bonds is so great that the waste materials’ molecules break apart into their elemental components (atoms).  It is the absorption of this energy by the waste material that forces the waste destruction and elemental dissociation.

How the Process Works

The basic Plasma Converter System consists of the following:

•	In-feed System
•	Plasma Vessel
•	Cooling Process
•	Filtration Process
•	Neutralization Process

Figure 1.                      Process Overview of Plasma Converter System

Feed System

(Graphic Omitted)

The feed mechanism can simultaneously accommodate any proportion or combination of solid, liquid and gaseous feedstocks.  Solid wastes, depending upon their composition, can be pumped, screw fed, or ram fed into the plasma vessel.  A shredder ahead of the feed system may be appropriate to achieve size reduction or object separation prior to direct system feed.

Liquid wastes, including sludges, can be pumped directly into the Plasma Converter System through the wall of the plasma vessel using a special infeed nozzle.  The liquid feed system is also designed to accommodate any entrained solids that may be present.

Similarly, gaseous feedstocks may also be introduced into the plasma vessel through a specially designed nozzle.

The plasma vessel is a cylindrical two-part container made of stainless steel with an opening in the roof through which the plasma torch is inserted.  The vessel is lined with insulation and refractory to allow both maximum retention of internal energy and protect the stainless steel container from the intense heat inside the vessel.  The plasma vessel is equipped with inspection ports (including a video camera) so the operator can view real time images inside the vessel to assist in Plasma Converter System operation, openings for introduction of feedstocks, and an exit port for removal of excess molten material.  The smaller vessels are designed to remove molten material periodically through an automated tipping mechanism during which time the vessel may or may not remain in continuous operation.  A design enhancement incorporated into the most recently constructed system is a continuous melt extraction feature which maintains the level of molten material in the plasma vessel at or below a preset limit without interrupting the operation of the system. This melt extraction system can be deployed with all sizes of Plasma Converter Systems.

The plasma vessel is specially designed to ensure that no feedstock material is able to reach the exit port without first passing through the plasma energy field and undergoing complete molecular dissociation.  In addition, the plasma vessel is maintained at a slight negative pressure to ensure that no gases can escape into the atmosphere.

The plasma torch system is a commercially available product that we can purchase from any number of reputable vendors.  We believe that comparable plasma systems have been used extensively in the metallurgical industry for decades.  The most maintenance-intensive aspect of the Plasma Converter System is the need to periodically replace electrodes, which we expect to occur approximately every 300 to 500 hours of operation.  Electrode replacement can be accomplished in approximately thirty minutes minimizing the downtime of the Plasma Converter System.

The Plasma Converter System is also equipped with a torch positioner system that allows the operator to aim the torch at different points within the plasma vessel.  This aspect of the Plasma Converter System allows the operator to quickly and efficiently treat feedstocks as they enter the vessel and avoid any build-up of solidified melt that may occur on the vessel walls.

The Plasma Converter System that is being used for our demonstration and training unit in our Bristol, Connecticut facility continues to be a very active marketing tool in showcasing our technology to potential customers, investors and governmental agencies.  Additionally, the Mihama system has been relocated to a new site to facilitate the processing of additional feedstocks. In conjunction with this Plasma Converter System relocation, Mihama has contracted with us to incorporate a new feed system and vessel enhancements. We are currently manufacturing this new equipment which we anticipate will be installed and systemized during the first half of our 2008 fiscal year.

StarCell™ Development and Technology

StarCell is our hydrogen selective membrane device that separates hydrogen from PCG.  In our Plasma Converter System, we believe that organic wastes and other feedstocks are dissociated and reformed to create a synthesis gas, predominantly hydrogen and carbon monoxide. The synthesis gas produced in the dissociation process of these materials, particularly the hydrogen component, we believe could lead to enhanced demand for our products.  Single step gasification and reforming of feedstocks utilizing the Plasma Converter System is one potential answer to both distributed and large scale hydrogen production. The gasification process is especially favorable when gasifying organic waste including pesticides, tires, medical waste and municipal solid waste into high purity hydrogen fuel.

To enhance the fuel production capability of the Plasma Converter System, we have developed StarCell, a ceramic membrane technology for the isolation and purification of hydrogen from a mixed gas stream. We believe that this technology has many applications for virtually any hydrogen purification application.

During our fiscal year 2005, we continued the capability of our StarCell product with Department of Energy projects in the development and testing of varied waste streams to define and establish baseline information in the performance and yield of the StarCell membrane. We have completed the first phase of testing and have issued the technical report to the Department of Energy. During our fiscal year 2006, we continued the performance evaluation of the ceramic membrane with equipment modifications and provided additional testing and independent analysis of alternative feedstocks for the Department of Energy.  During our fiscal year 2007, we continued Phase II testing utilizing multiple feedstocks. We have completed this Phase II Department of Energy program and have issued our final technology report to the Department of Energy.

In March 2008, we announced a strategic alliance with Hydrogen Engine Center, Inc., or HEC, to combine HEC’s alternative gas energy conversion technology and our Plasma Converter Processing technology. HEC expects to deliver a hydrogen power generator system to us in May 2008.  As of May 22 , 2008, such hydrogen power generator system has not been delivered to us.  It is expected that HEC’s internal combustion engines will generate clean power using the hydrogen produced by our Plasma Converters.

Our perception of the increasing importance of the need for alternative energy sources and the possible emergence of the “Hydrogen Economy” drove our development of StarCell.

There are essentially two principal uses of energy:

•	stationary energy for electrical power generation and heating; and

•	mobile energy such as that used for transportation propulsion systems, or the energy you can put in a fuel tank and take with you.

Any discussion on energy-related issues, such as air pollution, dependable energy supplies and global climate change, further illuminates the need for alternative fuels.  Hydrogen offers very large benefits by eliminating polluting emissions and greenhouse gases, and, we believe that with the StarCell technology, hydrogen can become a more readily and cheaply available alternate primary energy fuel.  Hydrogen, like electricity, is a premium-quality energy carrier.  It can be used with high efficiency and with zero tailpipe and zero stack emissions.

In addition to producing the Plasma Converter System, we have developed equipment that can recover hydrogen from a variety of feedstocks including coal and various wastes.

Hydrogen has gained increased recognition as an alternative to fossil fuel.  More than that, when used as a fuel, it produces only water vapor (fresh water) as a by-product.  Although energy production is not our main objective, the ability to separate hydrogen could help us to achieve market acceptance of our primary product, the Plasma Converter System.

StarCell is not a fuel cell; it is a ceramic membrane filtration system that extracts hydrogen from PCG.  Because hydrogen is such a small molecule, smaller than all the others in the PCG gas mixture, it can be pushed through the filtering membrane to allow the hydrogen to be separated from the PCG.

PCG is produced from wastes; it is a gas mixture containing a large quantity of hydrogen.

We believe that StarCell Hydrogen can feed fuel cells and hydrogen engines.  We believe that StarCell Hydrogen is a fuel that can produce clean electricity and clean propulsion systems.  We also believe that the combination of the Plasma Converter System with StarCell could possibly produce hydrogen on a large scale from the wastes of the world at a low cost.  Our potential customers who use a Plasma Converter System with StarCell can seek to get paid for processing the incoming waste at the front end and for the hydrogen at the back end.

Hydrogen is a valuable commercial gas that is produced by various thermo-chemical industrial methods.  Hydrogen gas is used in many industrial processes to make products, including cooking oils, peanut butter, soap, insulation, metals, drugs, vitamins, adhesives, cosmetics, ammonia, fuels, and plastics.  Hydrogen is also used to propel spacecraft, because it is very light and has very high energy content.  Hydrogen is used as a fuel to produce pollution-free electricity in fuel cells.

While hydrogen is the most abundant material in the universe, it is not readily accessible.  Expensive and sophisticated chemical-industry processes must extract it.  Nearly all of the hydrogen produced today is made from fossil fuels.  These fuels consist primarily of molecules made up of carbon and hydrogen.  To produce hydrogen from these fossil fuel molecules, they must be “reformed” with steam and/or oxygen in a complex thermo-chemical process consisting of many steps.  The products of reformation are hydrogen gas and carbon-gas species.  The traditional industrial process further purifies and separates the hydrogen from the rest of the stream by various methods.  This reformation process is what our Plasma Converter System accomplishes in the process of destroying most feedstock, which we believe can be done at a low cost.

Competition

We believe that we are uniquely situated due to our employment of plasma technology to dispose of waste and/or create alternative power sources and industrial products.  There are other plasma-based technologies in various stages of development that may achieve some, but not all, of the benefits achieved by our Plasma Converter System.  However, the fact that the commercial use of plasma for waste destruction resulting in power and product creation is in its early stages, makes competitive comparisons difficult.

We believe we are positioned to take advantage of the recognition of plasma technology as an alternative to conventional forms of waste disposal.  We have incurred significant costs, time and effort educating the public and private sectors on the benefits of our technology and we continue to remain optimistic that these efforts will ultimately result in sales of our Plasma Converter System.

We believe the following are our principal competitive advantages:

•	Low total system operational cost that may allow our customers to generate revenues from our system;
•	Operating performance that exceeds prevailing environmental standards;
•	The ability to process solids, liquids, and gases simultaneously;
•	Versatile feed systems and vessel openings that allow a wide variety of feed streams;
•	Advanced stage of power-producing peripheral equipment;
•	Advanced design and operating performance of our complete system;
•	Our management’s experience with plasma and its commercial application;
•	Fully trained distributors and representatives; and
•	Multiple modes of operations.

We believe the following are our principal competitive disadvantages;

•	Our cash position relative to other companies that may enter this field as it grows; and
•	General resistance of potential customers to new technologies when dealing with issues of public health and safety.

We believe many potentially competitive technologies are limited to a narrow number of waste feed-streams.  In some of those technologies, if the system does not receive exactly what it expects, even something as benign as water or metals, the process may be ineffective and possibly dangerous.  In the waste industry, it is difficult to specify the exact composition of a waste stream.  By their very nature, waste streams are sometimes made up of unknown and unpredictable materials.  We believe that for any processing system to be commercially successful it must be able to safely and effectively process unpredictable waste streams without system upsets.  Though there are very few Plasma Converter Systems currently in operation and very few such systems have been tested, we believe that our Plasma Converter System can handle great deviations in the waste stream content. We believe many of the potentially competitive technologies have yet to demonstrate capabilities beyond small laboratory or bench scale devices that use precisely controlled waste streams under precisely controlled conditions.

We believe the following companies are potential competitors in the plasma industry:

1)	Integrated Environmental Technologies, or IET; and

2)	MSE Technology Applications, Inc., or MSE.

IET offers a very different system from our technology.  IET uses a carbon rod plasma arc system whereas we use a plasma torch based system.  MSE like Startech, uses a plasma torch based system.

There are difficulties in comparing technologies in our industry that are not present in established industries.  The commercial nature of any plasma-based system is based upon the performance data received and the versatility of the material feedstock that can be processed.  Further, in addition to the performance data and versatility of feedstock, the commercial uses for the system can be greatly enhanced by the number of peripheral devices that can be added to the system to make use of the saleable gas, silicate and metals that the system produces to create a total solution.  Because this industry is just beginning to develop, there is very little empirical evidence in the public domain regarding the performance data of each competing technology.  Therefore, performance comparisons are not available.

Besides the companies mentioned above, there are a number of other companies that advertise a capability using plasma technology.  Since many of them are small, private companies it is very difficult to know what, if any, capabilities are ready for the commercial market.  We are not aware of any competitive company that has a commercial site up and operating other than those we have named above.

In addition, we believe that other waste disposal methods are competitive to our business.  These methods include, among many others, the following:

•	Landfill Dumping: the least expensive in the short term and widely employed.

•	Incineration: this method of disposal is still presently accepted and widely used.

Intellectual Property

We have developed and acquired proprietary technology.  Our technologies are comprised of a variety of overall coordinated system and subsystem concepts, detailed mechanical engineering calculations, detailed engineering design features, data compilations and analyses, complex chemical engineering calculations, business methods and market information.  Since our formation, we have developed a substantial amount of intellectual property.

We are the licensee on one patent. The inventions and related know-how associated with this license could enhance the commercial capability of our core Plasma Converter System for certain applications.  The patent relates to a Hydrogen-Selective Ceramic Membrane that was developed by Media and Process Technology, Inc., and its predecessor, ALCOA Corporation. This technology provides for the high temperature dehydrogenation of our PCG and forms the basis for our StarCell system. The license includes the payment of fees to Media and Process Technology, Inc. should we utilize their proprietary membrane within the StarCell system. The term of the licensing is for a period of 15 years which is due to expire in 2014.

Our success depends, in part, on our ability to maintain trade secrecy for our proprietary information that is not patented, obtain patents for new inventions and operate without infringing on the proprietary rights of third parties.  There can be no assurance that the patents of others will not have an adverse effect on our ability to conduct business, that we will develop additional proprietary technology which is patentable or that any patents issued to us will provide competitive advantages or will not be challenged by third parties. We also protect our trade secrets and proprietary know-how and technology by generally executing non-disclosure agreements and non-compete agreements with our collaborators, employees and consultants.  However, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

On April 30, 2008, we received a letter from Plasco Energy Group Inc., or Plasco, indicating that Plasco filed a complaint against us in the United States District Court for the Southern District of Texas, Houston Division, alleging that our Plasma Converter System infringes a January 1994 U.S. patent entitled “Municipal Solid Waste Disposal Process” issued to Carter and Tsangaris of Ottawa, Canada.  We have not yet been served in this lawsuit.  As set forth in the complaint, Plasco seeks a declaration of infringement as well as other remedies and relief.  Based on the facts available to us at this time, our management believes the claims made by Plasco are without merit; however, we have engaged legal counsel to review the complaint and advise us of our options with respect to this claim.  We are not able to estimate the outcome of this matter at this time.

Government Regulation

We are, and customers would be, required to comply with a number of federal, state, local and foreign laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act, as amended, and the Occupational Safety and Health Act of 1970, which may require us, our prospective working partners or our or their customers to obtain permits or approvals to utilize the Plasma Converter System and related equipment on job sites or incur substantial costs.  In addition, because we are marketing the Plasma Converter System internationally and expect those sales to represent a significant portion of our revenues, our customers will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in other countries.  There is no assurance that these required permits and approvals will be obtained.  Furthermore, particularly in the environmental remediation market, we may be required to conduct performance and operating studies to assure government agencies that the Plasma Converter System and its by-products are not environmental risks.  There is no assurance that these studies will not be more costly or time-consuming than anticipated or will produce acceptable conclusions.  Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, our prospective working partners and/or our or their customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals.  There can be no assurance that our system’s performance will satisfy all of the applicable regulatory requirements.

Environmental Matters

Our customers’ and our operations are subject to numerous federal, state, local and foreign regulations relating to the storage, handling and transportation of regulated materials.  Although our role has historically been generally limited to the sale or leasing of specialized technical equipment for use by our customers, there is always the risk that equipment failures could result in significant claims against us.  Any claims against us could materially adversely affect our business, financial condition and results of operations as well as the price of our common stock.

Manufacturing Operations

Most of the components required to build a Plasma Converter System are manufactured by third party vendors, while some components are manufactured in-house at our 30,000 square foot manufacturing facility located in Bristol, Connecticut, at which we also assemble, ship and test our systems.  Upon receipt of these components, we assemble the Plasma Converter System for factory testing prior to shipment.

Research and Development

While the principal research and development to produce commercial Plasma Converter Systems has been completed, we continue to perform research and development activities with respect to product improvement and new product development, utilizing internal technical staff as well as independent consultants.  These activities have, to date, been entirely paid for and sponsored by us.

We expect to continue to develop and design operational improvements that will be primarily in the area of the use of PCG produced by the Plasma Converter System also used by StarCell.  We expect that expenditures for research and development will be geared to achieving lower cost designs and higher efficiencies. During the fiscal year ended October 31, 2007, we expended $261,305 for research and development compared to $324,834 and $337,898 in development during the year ended October 31, 2006 and 2005, respectively.  During the three months ended January 31, 2008, expenditures for research and development were $51,115, compared to $85,524 for the same period in the prior year.

Employees

As of May 22 , 2008, we had eighteen full-time employees and one part-time employee. Of the full-time employees, nine are in engineering, one is in research and development, three are in sales and marketing and five are in management or administrative positions. We believe that we have been successful in attracting experienced and capable personnel.  All officers and directors have entered into agreements requiring them not to disclose any proprietary information, assigning all rights to inventions made during their employment (other than Mr. Longo, our Chairman, Chief Executive Officer and President) and prohibiting them from competing with us.  Our employees are not represented by any labor union or collective bargaining agreement, and we believe that our relations with our employees are good.  We are continuing to develop a succession plan for our Chief Executive Officer, Joseph Longo.

Properties

We lease office space under non-cancelable operating leases expiring through 2009.

Our corporate headquarters is currently located at 88 Danbury Road, Wilton, Connecticut 06897-2525 where we lease 5,612 square feet of office space.  The monthly base rent payments are $11,224 to December 2008, when the lease expires; however, we have the option to extend it for another three years at substantially the same price and we currently intend to exercise that option.  On December 4, 2006, in connection with the lease agreement, we issued a warrant to our landlord for the right to purchase 200,000 shares of our common stock at an exercise price of $3.00 per share, valued at approximately $473,000 using the Black-Scholes model, which will be amortized over the life of the lease. During the three months ended January 31, 2008 and the fiscal year ended October 31, 2007, we incurred charges to operations in the amounts of $59,175 and $216,975, respectively, relating to these warrants.  These warrants expire on December 11, 2011.

Our product showroom is located at 190 Century Drive, Bristol, Connecticut, 06010, where we lease 16,291 square feet of office space. On July 13, 2007, we signed an amendment to the original lease agreement whereby we increased the space by roughly 50% and extended the lease such that the expiration is now June 15, 2009.  The lease provides for monthly base rent payments of $8,145.

Our assembly facility is located at 545 Broad Street, Bristol, Connecticut, 06010, where we lease 30,000 square feet of manufacturing space. The lease provided for monthly base rent payments of $5,775 through the December 31, 2007 expiration date. The lease arrangement is currently on a month-to-month basis for a rent payment of $4,775 per month.

The following table shows our future lease commitments under our operating leases for the twelve months ending January 31:

Year           Annual Rent

 2009           $ 221,204
2010              36,652

Total            $ 257,856

Legal Proceedings
In addition to the matters noted below and elsewhere in this prospectus, we are, and may in the future become, a party to one or more claims or disputes which may result in litigation. Whether any losses, damages or remedies ultimately resulting from such matters could reasonably have a material adverse effect on our business, financial condition and results of operations will depend on a number of variables, including, for example, the timing and amount of such losses or damages (if any) and the structure and type of any such remedies. For these reasons, it is not possible to make reliable estimates of the amount or range of loss that could result from such matters at this time. Our management does not, however, presently expect that any such matters will have a material adverse effect on our business, financial condition or results of operations.

We were sued in an action entitled Ann C. Ritson, et al v. Startech Environmental Corporation and other parties, CV-06-5005444-S, in the Superior Court, Jurisdiction of Hartford, Connecticut, which was commenced on or about July 13, 2006 (the “Primary Action”).

By their complaint, Ann and John Ritson, or the Ritsons, alleged that our agent made false representations to them in connection with the purchase of shares of our common stock and warrants in a private placement that took place in December 2004, and that those representations led them to purchase the shares and suffer investment losses. Specifically, the Ritsons alleged that we did not disclose to them the potential investigation by the SEC of an entity unrelated to us which shared two common directors with us, and did not disclose to them the preliminary status of negotiations regarding a potential investment by an unaffiliated third party investor. The Ritsons further alleged that our agent was not registered with the State of Connecticut to transact business in securities as our agent, and that we and our agent thus violated the Connecticut Uniform Securities Act (“CUSA”) and our agent’s failure to register as our agent caused the Ritsons to suffer damages. The Ritsons asserted claims against us and our agent for alleged violations of CUSA, as well as common law claims of fraud and negligence. We denied the allegations and asserted special defenses against the Ritsons. The parties attempted to settle the dispute during a mediation on August 7, 2007, and on October 9, 2007 the parties agreed on a final settlement, the terms of which the parties agreed to keep confidential.  The litigation has been fully and finally settled by the parties for an immaterial amount with no admission of liability by us.

On April 30, 2008, we received a letter from Plasco Energy Group Inc., or Plasco, indicating that Plasco filed a complaint against us in the United States District Court for the Southern District of Texas, Houston Division, alleging that our Plasma Converter System infringes a January 1994 U.S. patent entitled “Municipal Solid Waste Disposal Process” issued to Carter and Tsangaris of Ottawa, Canada.  We have not yet been served in this lawsuit.  As set forth in the complaint, Plasco seeks a declaration of infringement as well as other remedies and relief.  Based on the facts available to us at this time, our management believes the claims made by Plasco are without merit; however, we have engaged legal counsel to review the complaint and advise us of our options with respect to this claim.  We are not able to estimate the outcome of this matter at this time.

MANAGEMENT

Our executive officers and directors are as follows:

Name	Title

Joseph F. Longo	Chairman, Chief Executive Officer, President and Director
Peter J. Scanlon	Chief Financial Officer, Vice President, Treasurer and Secretary
Ralph N. Dechiaro	Vice President of Business Development
Stephen J. Landa	Vice President of Sales and Marketing
John J. Fitzpatrick (1)	Director
Joseph A. Equale (1) (2)	Director
Chase P. Withrow III (1) (2)	Director
L. Scott Barnard (2)	Director
__________________________
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

Board of Directors

L. Scott Barnard, age 65, has served as a director since April 1, 2005.  Mr. Barnard is currently the owner and Managing Partner of Programmix, LLC, a sales and marketing firm based in Norwalk, CT, which he founded in January 2001. Programmix is one of the largest European importers of uncoated free-sheet paper in the United States.  From 1998 through 2000, Mr. Barnard served as Executive Vice President, Sales and Distribution of Champion International Corporation (which merged with International Paper in June 2000), and President of Champion Export Corporation.  From 1996 to 1998, Mr. Barnard served as Executive Vice President, Sales for Champion International Corporation, and from 1992 to 1996, he served as Executive Vice President, Paper Sales for Champion International Corporation.  Mr. Barnard also served as a Corporate Officer of Champion International Corporation from 1992 to June 2000.  Mr. Barnard has an extensive background in sales and marketing (both domestic and international).  Mr. Barnard serves on the Board of Trustees and Executive Committee of Gannon University, is on the Board of Trustees of Norwalk Hospital and the Norwalk Hospital Foundation in Norwalk, CT, serves on the Board of Overseers of the University of Connecticut’s School of Business Administration and serves on the Board of Directors and the audit committee of Nashua Corporation (NNM: NSHA).

Joseph A. Equale, CPA, age 63, has served as a director since November 2003.  Mr. Equale is the founder and Managing Partner of Equale & Cirone, LLP (CPAs and advisors), which he founded with Mr. Cirone in January 1999. Prior to the formation of the partnership, and beginning in February 1994, Mr. Equale operated as a sole practitioner. Mr. Equale has spent over ten years in other professional practice units, including a predecessor firm of what is presently Deloitte & Touche LLP. In addition to his responsibilities as Managing Partner, Mr. Equale is in charge of the firm’s quality control program. Mr. Equale has also spent over ten years in private industry, including an assignment as an Assistant Controller of Xerox Corporation. Mr. Equale is active in the accounting profession, where he served as President and member of the Board of Governors of the 6,500 member Connecticut Society of CPAs (CSCPA). Mr. Equale is also a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants. Mr. Equale has served as an Adjunct Assistant Professor of Accounting at Sacred Heart University, Graduate School of Business in Fairfield, Connecticut.  Mr. Equale also serves as a director of IWT Tesoro Corporation (IWTT.OB).

John J. Fitzpatrick, age 69, has served as a director since April 2005.  Mr. Fitzpatrick is an independent management consultant, having retired in 1995 from the “old” Dun & Bradstreet Corporation as an executive officer and Senior Vice President-Global Human Resources, where he was employed since 1983.  His responsibilities at D&B, in addition to providing counsel and guidance to the CEO and the Compensation and Nominating Committees

of the Board of Directors, included strategic planning, acquisitions & divestitures, executive staffing, compensation & benefits, and HR information systems. Prior to joining D&B, Mr. Fitzpatrick held international sales, marketing, human resources and administrative management positions with Celanese Corporation, Rockwell International, Burroughs Corporation and Procter & Gamble.

Joseph F. Longo, age 76, has served as a director and as Chairman since November 1995.  Since November 2004, Mr. Longo has served as Chief Executive Officer and President, positions he also served in from November 1995 to January 2002.  From July 2003 until December 2004, Mr. Longo served as Chief Operating Officer, and from August 2003 to August 2004, as Secretary and Treasurer.  Mr. Longo is the founder of Startech Corporation, a predecessor of the Company.  Mr. Longo was founder and Chief Operating Officer of the International Dynetics Corp., a waste industry capital equipment manufacturing company with multinational customers from 1969 to 1990.  Prior thereto, he was Manager of New Product and Business Development for AMF from 1959 to 1969.  He has been awarded many waste industry equipment patents, all of which have been successfully commercialized.  He is a mechanical engineer and operating business executive, with more than 25 years of waste industry management experience.

Chase P. Withrow III, age 64, has served as a director since May 2006.  Mr. Withrow has over 35 years of experience working in the securities industry.  He is presently employed as a financial advisor with Investar Capital Management, LLC in Edgewater, MD, since 2000.  Mr. Withrow’s broad range of financial services expertise include: assessing compliance with NYSE and NASD regulations; integrating back office and margin processes; establishing sales methodologies; and, advising senior management.  Mr. Withrow served as Branch Manager for several brokerage firms, including Advest, Inc., from 1982 to 1986, and Evans & Company, Inc, from 1986 to 1988.  During his tenure as a manager at Advest, his office set records for gross commission production as well as gross sales production per broker.  Mr. Withrow consistently was named a member of the President’s Club, which signified superior sales production across the nationwide firm.

All directors are elected for a period of one year at our annual meeting of shareholders and serve until their successors are duly elected and qualified.  Officers are appointed and serve at the pleasure of the Board of Directors.

During fiscal year 2007, those members of the Board of Directors who were considered “independent” (as defined in Rule 10A-3 of the Securities Exchange Act), acted on compensation matters concerning salaries and incentive compensation for our executive officers and administered our employee stock option plans.   In addition to the foregoing, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern.

Meetings of the Board of Directors

The Board of Directors has a standing Audit Committee and a standing Compensation Committee; however, the Board of Directors does not presently have a standing nominating committee, which functions are carried out by the entire Board of Directors.  The Board of Directors believes that their processes effectively serve the functions of a nominating committee and do not believe that there is a need for a separate, formal nominating committee at this time.

The Board of Directors held three meetings during the fiscal year ended October 31, 2007 and acted by written consent on two occasions.  All of our directors that currently serve on the Board of Directors attended at least 75% of the meetings of the Board of Directors and any applicable committee.  We encourage directors to attend the our annual meeting of shareholders.  Last year all of our directors attended our annual meeting of shareholders.

Audit Committee

During fiscal 2007, the Audit Committee consisted of Messrs. Joseph A. Equale (Chairman), L. Scott Barnard and John J. Fitzpatrick.  The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee performs the functions set forth in a written charter of the Audit Committee and is responsible for policies, procedures and other matters relating to accounting, internal, financial controls and financial reporting, including the engagement of independent registered public accountants and the planning, scope, timing and cost of any audit and any other services that the auditors may be asked to perform, and review with the auditors their report on our financial statements following completion of each audit.

Messrs. Equale, Fitzpatrick and Barnard are each considered “independent,” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and Securities and Exchange Commission (SEC) regulations.  The Board of Directors has determined that based on the credentials of Mr. Equale, the Chairman of the Audit Committee, Mr. Equale qualifies as an “audit committee financial expert” within the meaning of SEC regulations.  During fiscal 2007, the Audit Committee held four meetings.

Compensation Committee

The Compensation Committee consists of three directors.  The Compensation Committee is responsible for, among other things, ensuring that our senior executives are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. The Compensation Committee is also responsible for communicating to our shareholders compensation policies and the reasoning behind such policies as required by the SEC.

During fiscal 2007, the Compensation Committee consisted of John J. Fitzpatrick (Chairman), Joseph A. Equale and Chase P. Withrow III.  During the 2007 fiscal year, the Compensation Committee held three meetings.

Messrs. Fitzpatrick, Equale and Withrow are each considered “independent,” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and SEC regulations.

The objectives of our Compensation Committee are to correlate executive compensation with our business objectives and performance, and to enable us to attract, retain, inspire and reward executive officers who contribute to our long-term success.

Our Compensation Committee adheres to the following philosophy regarding compensation of our executive officers:

•	to provide competitive total pay opportunities in order to attract, retain and motivate high quality executive talent critical to our success;

•	to pay for performance through a compensation mix that emphasizes competitive cash incentives and merit-based salary increases and de-emphasizes entitlements and perquisites;

•	to create a mutuality of interest between executives and stockholders through a stock option program; and

•	to focus the executive’s attention on overall corporate objectives as well as the executive’s specific operational objectives.

Our Compensation Committee believes that the compensation program for executive officers should be designed to retain and motivate talented executives responsible for our success, and should be determined within the competitive environment within which we are situated and based on the achievement of business objectives, individual contribution and financial performance. The goals of our Compensation Committee are to provide a total compensation package that considers the compensation practices of companies with which we compete for executive officers, provides variable compensation that is linked to achievement of financial and individual performance goals, and aligns the interests of the executive officers with those of our stockholders by providing them with an equity stake in us. Compensation is designed to fall within the central tendency of the range of that paid to comparable executives in other similarly sized and like industry corporations.

Executive Officers

Joseph F. Longo serves as Chief Executive Officer and President.  Information concerning Mr. Longo is set forth above under “Board of Directors.”

Peter J. Scanlon, age 59, serves as Vice President, Chief Financial Officer, Treasurer and Secretary.  Mr. Scanlon joined us as Controller in December 1998 until October 2003.  In November 2003, Mr. Scanlon was appointed to his current position of Chief Financial Officer. Since August 2004, Mr. Scanlon has also served as Treasurer and Secretary. Prior to joining us, Mr. Scanlon was Director of Financial Services for Vivax Medical Corporation, a publicly traded manufacturing company located in Bristol, Connecticut, from November 1996 to December 1998.  Prior to Vivax, Mr. Scanlon’s extensive corporate financial and systems background includes 18 years with the IBM Corporation in the accounting, finance and financial systems areas.  As Manager of International Finance Systems Development, Mr. Scanlon was successful in the development and installation of the reporting system being used by IBM’s six largest international subsidiaries.  While on a three-year assignment in London, England, he also developed and implemented financial procedures and controls for IBM’s European manufacturing headquarters in Brentford, England.

Ralph N. Dechiaro, age 59, serves as Vice President of Business Development.  Mr. Dechiaro joined us as Vice President of Business Development in February 2002. Prior to joining us, he was the Commercial Program Manager at JFK International Air Terminal where he participated in the Terminal 4 Redevelopment Program from December 2000 to January 2002. Prior to JFK International, he was a Project Manager at Burns and Roe Enterprises from January 1975 to September 1984 and from September 1990 to December 2000 where he managed government, domestic and international projects. From September 1984 to September 1990 he was a System Manager at ITT Avionics where he was responsible for the development and implementation of applied business systems. Mr. Dechiaro also brings extensive government experience, where he served 28 years in the US Army culminating in retirement as a Lieutenant Colonel. In this capacity, Mr. Dechiaro completed varied command and staff assignments at all management levels culminating in the assignment as Assistant Chief of Staff for Information Management. He served as the Principal Staff Officer to the Commanding General providing contracting services, long range planning and implementation of all functions relative to communications, information services, contracting, and advanced technologies.

Stephen J. Landa, age 44, serves as Vice President of Sales and Marketing.  Mr. Landa joined us in May 2004.  Mr. Landa is also the founder of Mighty Oak Management LLC, a securities brokerage and registered investment advisory firm.  Prior to joining us, Mr. Landa was a financial news talk show host broadcasting from New York to Boston.  Mr. Landa has held many securities industry licenses over his fifteen year career in the securities sales business including thirteen years at American Express and Royal Alliance.  Mr. Landa has a degree in Architecture and Civil Engineering, a certificate in Real Estate Development and Financial Analysis, Project Management, a Construction Supervisor’s License, and a General Securities Principal license. In addition, Mr. Landa is the recipient of an award for academic excellence in the Boston Architectural Center’s work study program.

Succession Plan

Our board of directors is in the process of evaluating and developing a succession plan for management personnel, including Mr. Longo, who is 76 years old.  However, there can no assurance that a succession plan will be established or that any succession plan, if established, will be sufficient to replace Mr. Longo when and if his services to us are no longer available.

Family Relationships

There are no family relationships among our executive officers or directors or any individual nominated for election as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Our Executive Compensation Program

The Compensation Committee of our Board of Directors is responsible for establishing, implementing and continually monitoring adherence to our compensation philosophy.  The Compensation Committee is currently composed of three (3) non-employee directors. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and stock option grants. The objectives of the Compensation Committee are to correlate executive compensation with our business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success.

Throughout this compensation discussion and analysis, our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the “2007 Summary Compensation Table” on page 67 are referred to as the “Named Executive Officers”.

Executive Compensation Philosophy

Our overall compensation program seeks to fairly and competitively compensate our Named Executive Officers, as well as provide incentive compensation that aligns their interests with those of our stockholders.

The Compensation Committee believes that the compensation program for Named Executive Officers should be designed to retain and motivate talented executives responsible for our success, and should be determined within the competitive environment within which we are situated based on the achievement of our business objectives, individual contribution and financial performance. The goals of the Compensation Committee are to provide a total compensation package that considers the compensation practices of companies with which we compete for the Named Executive Officers, taking into account the achievement of financial and individual performance goals, and aligning the interests of the executive officers with ours by providing them with an equity stake. Compensation is designed to fall within the central tendency of the range of that paid to comparable executives in other similarly sized and like industry corporations.

In furtherance of this philosophy, the Compensation Committee believes that the Named Executive Officers should primarily be compensated through a competitive salary.  Incentive compensation, based on our or individual achievement, is utilized to a limited extent.  Perquisites and personal benefits are kept to a minimum.

More specifically, the Compensation Committee believes that equity compensation is significant in that it aligns the interests of the Named Executive Officers with those of our shareholders, but annual grants are not necessary to achieve this goal.  The Compensation Committee reserves the right to award bonuses after the end of each fiscal year, to the extent it believes it appropriate.  In general, bonuses have been awarded infrequently.

Peer Group

We do not compare our compensation arrangements to a formal peer group of companies since we do not believe that an adequate peer group exists for which compensation data is publicly available.  Most of the companies in our industry are privately held, so that there is limited, if any, financial data in the public domain regarding the performance of competing companies.

We continue to investigate whether there may be an appropriate peer group of similar companies for compensation purposes.  Currently, the Compensation Committee believes that Integrated Environmental Technologies (IET) and MSE Technology Applications, Inc. (MSE) may be sufficiently similar to us to be peer group companies.  Both IET and MSE are in the same industry as us, although IET offers a very different system from our technology (using a carbon rod plasma arc system whereas we use a plasma torch-based system). Both companies also are similar in size and development stage to us.

Objectives of Executive Compensation

Overall, our compensation program is designed to attract, retain, inspire and reward executive officers who contribute to our overall success. The specific objectives of our executive compensation program are to:

•	provide competitive total pay opportunities in order to attract, retain and motivate high-quality executive talent critical to our success;

•	pay for performance through compensation that emphasizes competitive, merit-based salary increases and de-emphasizes entitlements and perquisites;

•	create a mutuality of interest between executives and stockholders through a stock option program; and

•	focus the executives’ attention on overall corporate objectives as well as each executive’s specific operational objectives.

The Compensation Committee, together with our Board of Directors, sets our corporate goals and objectives, as well as objectives for each of the Named Executive Officers.  At least annually, the Compensation Committee evaluates the Chief Executive Officer’s and the other Named Executive Officers’ performance in light of these goals and objectives and takes this evaluation into account in setting their annual compensation.

Mr. Longo, our Chief Executive Officer, has an employment agreement with us.  Nevertheless, significant aspects of Mr. Longo’s compensation still are within the Compensation Committee’s ongoing discretion.  Any bonus and stock option grants are fully within the Compensation Committee’s discretion.  With respect to base salary, the agreement specifies Mr. Longo’s salary, but the Compensation Committee has discretion to increase it, as the Compensation Committee did in August 2007, when it increased Mr. Longo’s base salary from $185,000 to $210,000.  See “2007 Summary Compensation Table” and “Potential Payments Upon Termination of Employment.”

Executive Compensation Components

The compensation program for the Named Executive Officers consists of the following three primary components:

•	base salary;
•	stock options; and
•	incentive bonus.

Base Salary.  We primarily compensate our Named Executive Officers with a competitive base salary.  The Compensation Committee annually reviews and approves salaries for the Named Executive Officers.  When setting salary levels, consideration is given to the executive’s overall responsibilities, professional qualifications, level of experience, individual performance, technical expertise and contribution to the business, and the combined value of these factors to our long-term performance and growth.  The Compensation Committee applies these factors based upon its discretion and judgment; no specific formula is applied to determine the weight of each factor.

Stock Options.  The Compensation Committee provides the Named Executive Officers with long-term incentive compensation through grants of options to purchase the our common stock.  Stock options align the interests of the Named Executive Officers with our stockholders and provide the recipient with a significant incentive to manage us from the perspective of an owner with an equity stake in the business.  The Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value.

Stock options are not granted annually, but at the discretion of the Compensation Committee.  When granting stock options, the Compensation Committee ties the number of stock options awarded to our performance and to the individual contribution of the specific executive.  In practice, the Compensation Committee establishes a target option award for each named executive officer, based on the officer’s position, responsibilities, and historical and expected future contributions to us.  The target award is then adjusted as appropriate to conform to actual company and individual performance.

Incentive Bonus.  Bonuses are awarded by the Compensation Committee in its discretion, based on the gross sales for the applicable year.  In most years, including our 2007 fiscal year, no bonuses were paid to the Named Executive Officers.  The possibility of an incentive bonus provides an additional incentive to maximize our company’s and individual performance.

The Compensation Committee is responsible for reviewing and approving bonuses for each named executive officer.  Our Chief Executive Officer’s bonus is determined by the Compensation Committee, in accordance with the terms of his employment agreement, without participation by him.  Bonus payments to the other Named Executive Officers are determined by the Compensation Committee in consultation with our Chief Executive Officer.

The Compensation Committee determines the aggregate amount available for bonuses each year based on the gross sales for the year, as compared to the expectation for the year.  Gross sales measures the growth of our business, both organically and through acquisitions, and provides an indication of future success.  The aggregate bonus pool is then allocated among the eligible individuals based on:

•	the performance of the individual’s function measured against corporate goals; and
•	the individual’s individual performance during the year, measured against individual goals.

Although actual performance measured against pre-established goals is the key component in determining both company and individual performance, our Compensation Committee may exercise discretion when determining whether company and/or a Named Executive Officer’s individual goals have been attained. During our 2007 fiscal year, no bonuses were paid to any of the executive officers.

Other Policies and Practices Related to Our Executive Compensation Program

Benefits Upon Termination of Employment

The Compensation Committee believes that it is appropriate to provide key officers reasonable severance benefits in the event of certain terminations of employment.  Accordingly, Mr. Longo’s employment agreement provides for severance and we have severance agreements with Messrs. Scanlon and Dechiaro.  Messrs. Scanlon and Dechiaro are each entitled to four weeks of base salary for each year of service us.  Mr. Scanlon has been with us for nine years and Mr. Dechiaro has been with us for five years.  Additionally both executives are entitled up to 12 months of benefit continuation.  Mr. Dechiaro will receive the severance in the event of an involuntary termination other than for cause, and Mr. Scanlon will receive the severance in the case of any termination, voluntary or involuntary, other than for cause. Mr. Longo is entitled to six months of base salary and benefits continuation. Mr. Longo will receive the severance in the event of any termination, voluntary or involuntary, other than death.  If the termination is due to disability or is involuntary for any reason other than for cause, after the six-month severance period, Mr. Longo (and his surviving spouse) will receive additional termination benefits and lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid.  These severance payments and additional termination benefits are described in more detail below under the heading “Potential Payments Upon Termination of Employment.”

Pension and Retirement Benefits

We maintain a 401(k) plan and provide employer matching contributions (subject to certain limitations) for employee contributions.  The Named Executive Officers also are eligible to participate in the 401(k) plan.  We do not provide the Named Executive Officers with any pension or other retirement benefits.

Perquisites and Other Personal Benefits

We provide the Named Executive Officers with certain limited perquisites and personal benefits that we and the Compensation Committee believe are reasonable and consistent with the general practice of similarly situated companies.  These additional benefits do not, and are not intended to, comprise a significant portion of the Named Executive Officers’ compensation.

In addition to participation in our health plan and 401(k) plan (including the receipt of matching contributions), which apply to the same extent as to other employees, we provide the Named Executive Officers with directors and officers liability insurance and a monthly car allowance.

The personal benefits described above are included in the “All Other Compensation” column of the “2007 Summary Compensation Table” on page 67.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and any of the four highest paid other executive officers.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million.  The Named Executive Officers’ salary and bonus currently are not anticipated to exceed $1 million.  Any compensation from stock options is expected to qualify as performance-based compensation and therefore be exempt from the Section 162(m) restrictions.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Internal Revenue Code, which changed the tax rules applicable to nonqualified deferred compensation arrangements.  A violation of these new rules could result in the imposition of a 20% penalty tax on the affected executives. We believe that we are operating in compliance with Section 409A and the Treasury Regulations thereunder.  The Compensation Committee, through its legal counsel, is monitoring compliance with Section 409A.

2007 Summary Compensation Table

				All
				Other
Name and Principal		Salary		Compensation		Total
Position	Year	($)		($)		($)
Joseph F. Longo
Chairman of the Board,
Chief Executive Officer and President	2007	$191,731	(1)	$0		$191,731

Peter J. Scanlon
Vice President, Chief Financial
Officer, Treasurer and	2007	138,731	(2)	99,929	(3)	238,660
Secretary

Ralph N. Dechiaro
Vice President of Business
Development	2007	136,038	(4)	44,713	(5)	180,751

Stephen J. Landa
Vice President of
Sales and Marketing	2007	136,038	(6)	13,688	(7)	149,726

(1)	Representing an annual base salary of $185,000 until August 2007 and an annual base salary of $210,000 beginning August 1, 2007.

(2)	Representing an annual base salary of $130,000 until August 2007 and an annual base salary of $155,000 beginning August 1, 2007.

(3)
Representing (i) a monthly automobile allowance of $1,300, (ii) a monthly incentive payment of $6,000 through July 31, 2007, and $4,800 per month beginning on August 1, 2007, and (iii) 401(k) matching contributions of $15,929.  The incentive payment is a monthly amount paid as an additional incentive to the executive to remain in our employ, but which may be reduced or eliminated at any time.

(4)	Representing an annual base salary of $130,000 until August 2007 and an annual base salary of $145,000 beginning August 1, 2007.

(5)
Representing (i) one-time automobile allowance for 2006 fiscal year of $6,000 paid in 2007 fiscal year, (ii) a monthly automobile allowance of $1,700, (iii) a monthly incentive payment of $1,250 per month beginning September 1, 2007, and (iv) 401(k) matching contributions of $15,813.  The incentive payment is a monthly amount paid as an additional incentive to the executive to remain in our employ, but which may be reduced or eliminated at any time.

(6)	Representing an annual base salary of $130,000 until August 2007 and an annual base salary of $145,000 beginning August 1, 2007.

(7)	Representing 401(k) matching contributions of $13,688.

Messrs. Longo, Scanlon and Dechiaro have written agreements with us.

Mr. Longo’s employment agreement (the “CEO Agreement”) originally was effective as of January 1, 2004 for a three-year term.  The CEO Agreement is automatically extended for one-year renewal terms unless Mr. Longo or we give written notice of non-renewal within 90 days before January 1.  The term of the CEO Agreement has been extended through 2008.  Under the CEO Agreement, Mr. Longo will serve as our Chief Executive Officer and President, with an annual base salary of $185,000, which was increased by the Compensation Committee to $210,000 on August 1, 2007.

In the event that Mr. Longo’s employment terminates, we will pay Mr. Longo (or, if applicable, his surviving spouse or, if none, his estate or other legal representative) any accrued but unpaid compensation, unreimbursed reasonable business-related expenses and any benefits or payments due under any of our benefit, fringe benefit or arrangement with respect to the period prior to such date of termination.  In addition, if Mr. Longo’s employment terminates for any reason other than death, Mr. Longo shall receive continued payment of his base salary and continued eligibility for benefits, both for six months following the date of termination.  If the termination is due to disability or is involuntary for any reason other than for cause, after the six-month severance period, Mr. Longo (and his surviving spouse) will receive additional termination benefits and lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid.  On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.  These severance payments and additional termination benefits are described in more detail below under the heading “Potential Payments Upon Termination of Employment.”

On December 1, 2005, we entered into an agreement with Mr. Dechiaro, pursuant to which we agreed to pay Mr. Dechiaro severance in the event that his employment involuntarily terminates other than for cause.  The severance payments equal four weeks of base salary for each year of service.  Mr. Dechiaro has been with us for five years.  In additional, Mr. Dechiaro is entitled up to a maximum of 12 months of benefit continuation.  These severance payments are described in more detail below under the heading “Potential Payments Upon Termination of Employment.”

On December 13, 2005, we entered into an agreement with Mr. Scanlon, pursuant to which we agreed to pay Mr. Scanlon severance in the event that his employment terminates other than for cause.  Mr. Scanlon will receive the severance in the case of any termination, voluntary or involuntary, other than for cause. The severance payments equal four weeks of base salary for each year of service.  Mr. Scanlon has been with us for nine years. Additionally, he is entitled up to a maximum of 12 months of benefit continuation.  These severance payments are described in more detail below under the heading “Potential Payments Upon Termination of Employment.”

The following table shows the base pay levels of our Named Executive Officers and the increases recently implemented.

Annualized Base Pay for Our Named Executive Officers Table

	Annualized	Annualized		Annualized
	Base Pay	Base Pay		Base Pay
	Calendar Year	Calendar Year	Percentage	Calendar Year	Percentage
Name	2006	2007	Increase	2008	Increase
Joseph F. Longo	$185,000	$210,000	13.5%	$210,000	0.0%
Peter J. Scanlon	130,000	155,000	19.2%	155,000	0.0%
Ralph N. Dechiaro	130,000	145,000	11.5%	145,000	0.0%
Stephen J. Landa	130,000	145,000	11.5%	145,000	0.0%

Outstanding Equity Awards at Fiscal Year End 2007 Table

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Joseph F. Longo – Chairman, Chief Executive Officer and President	15,000 10,000 10,000 40,000 250,000	$2.400 0.930 2.030 5.625 6.000	10/31/2015 12/31/2012 12/13/2011 12/20/2010 11/01/2009
Peter J. Scanlon – Vice President, Chief Financial Officer, Treasurer and Secretary	15,000 30,000 15,000 25,000 20,000	2.400 2.300 2.030 5.625 6.000	10/31/2015 08/05/2015 12/13/2011 12/20/2010 11/01/2009
Ralph N. Dechiaro – Vice President of Business Development	15,000 25,000 3,000	2.400 1.900 3.000	10/31/2015 12/14/2014 02/20/2012
Stephen J. Landa – Vice President of Sales and Marketing	15,000	2.400	10/31/2015

There were no options exercised by any of our Named Executive Officers during the 2007 fiscal year.  To date, we have not made restricted stock grants to our Named Executive Officers.

Potential Payments Upon Termination of Employment

Other than matching 401(k) contributions, we provide no pension benefits to our Named Executive Officers.  We do, however, have agreements with certain of our Named Executive Officers providing severance payments.  In the event that Messrs. Longo, Scanlon and Dechiaro had terminated their employment on October 31, 2007, the last day of our fiscal year, they would have received the following severance benefits:

Name	Amount		Payment schedule
Joseph F. Longo	$115,000	(1)	$105,000 paid in a lump sum six months after termination of employment. (2) (3)
Peter J. Scanlon	$127,308	(4)	$107,308 paid in a lump sum six months after termination of employment. (5)
Ralph N. Dechiaro	$75,769	(6)	$55,769 paid in a lump sum within 30 days following termination of employment. (7)

(1)
Representing $105,000 of cash severance, equal to six months of base salary and $10,000 of medical/health benefits continuation for 6 months, based on the current cost to us of providing such benefits.  Mr. Longo will receive the severance in the event of any termination, voluntary or involuntary, other than death.

(2)
The cash severance would be paid over the six-month severance period, but pursuant to Section 409A of the Internal Revenue Code no payments will be made until six months after the termination of employment.  The benefits continuation would be provided over the six-month period following the termination of employment.

(3)
Mr. Longo’s employment agreement provides that if his employment is terminated due to disability or he is involuntarily terminated for any reason other than for cause, he is entitled to additional termination benefits, including an annual payment of $97,500, beginning six months after termination of employment (after the severance period), for the remainder of his life.  If Mr. Longo is survived by his spouse, she will receive half of that amount ($48,750) for her life.  In addition, Mr. Longo (and his surviving spouse) will receive lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid. The Compensation Committee granted these benefits to Mr. Longo in recognition of his services to us.  These additional termination benefits will not increase based on Mr. Longo’s years of service with us.  These entitlements are unfunded and Mr. Longo’s rights to these benefits are as an unsecured general creditor to us. On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.  Had Mr. Longo been involuntarily terminated or terminated due to disability on October 31, 2007, we estimate that the total future payments associated with Mr. Longo’s additional termination benefits would be approximately $1,370,000.  This estimate is based on a 10.5 year life expectancy for Mr. Longo and a 16.0 year life expectancy for Mrs. Longo, based on their gender and current age, in accordance with the National Vital Statistics Reports, which is published by the U.S. National Center for Health Statistics.  In addition, we estimated annual cost per person for the lifetime reimbursement of gap medical insurance premiums to be $5,000, based on materials published on www.medicare.gov.

(4)
Representing $107,308 of cash severance, equal to nine months of base salary (based on Mr. Scanlon’s entitlement to four weeks of base salary for each of his nine years of service with us) and $20,000 of medical/health benefits continuation for 12 months, based on the current cost to us of providing such benefits.  Mr. Scanlon will receive the severance in the case of any termination, voluntary or involuntary, other than for cause.

(5)
Although Mr. Scanlon’s severance agreement does not specify the form of payment, our intention and that of Mr. Scanlon is that the severance would be paid in a lump sum six months after the termination of employment.  We intend to amend the severance agreement to provide for this payment schedule.  The benefits continuation would be provided over the 12-month period following the termination of employment.

(6)
Representing $55,769 of cash severance, equal to five months of base salary (based on Mr. Dechiaro’s entitlement to four weeks of base salary for each of his five years of service with us) and $20,000 of medical/health benefits continuation for 12 months, based on the current cost to us of providing such benefits.  Mr. Dechiaro will receive the severance in the event of an involuntary termination other than for cause.

(7)
Although Mr. Dechiaro’s severance agreement does not specify the form of payment, our intention and that of Mr. Dechiaro is that the severance would be paid in a lump sum within 30 days after the termination of employment.  We intend to amend the severance agreement to provide for this payment schedule.  The benefits continuation would be provided over the 12-month period following the termination of employment.

Director Compensation

The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our Board of Directors and align our directors’ interests with the interests of our shareholders.

For our 2007 fiscal year, the Compensation Committee reviewed the design of our director compensation program.  The Compensation Committee determined not to recommend any changes to our Board of Directors for the 2007 fiscal year.  Directors who were our officers and employees received no additional compensation for acting as directors.  All independent directors received an annual retainer of $6,000 per year, plus an additional fee of $750 for each meeting attended in per person, or $350 for each meeting via teleconference or videoconference.  The chairman of the Audit Committee received an additional fee of $4,000 per annum and all other members of the Audit Committee received an additional fee of $2,000 per year.  The chairman of Compensation Committee received an additional $2,000 per year and all other members of the Compensation Committee received an additional $1,000 per year.  Upon being appointed to the Board of Directors, independent directors receive an initial option grant of 30,000 options, which options contain a three-year cliff vesting period.  Thereafter, each independent director receives an annual option grant of 15,000 options with an annual one-year vesting period.  All independent directors are reimbursed for out-of-pocket expenses.

Our directors aggregate compensation for our 2007 fiscal year was as follows:

                            2007 Director Compensation Table

Name	Fees Earned or Paid in Cash 2007 ($)	Option Awards ($) (1)	Total
Joseph A. Equale	$14,750	$45,034	$59,784
L. Scott Barnard	$11,000	$45,034	$56,034
John J. Fitzpatrick (2)	$13,750	$45,034	$58,784
Chase P. Withrow III	$10,750	$74,018	$84,768

(1)
The amounts shown in this column include the amount that we expensed during our 2007 fiscal year for the options granted for the 2006 and 2007 fiscal years.  Options granted in the 2006 and 2007 fiscal years  vested over 12 months and their grant date fair value was amortized over the service period in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004). Messrs. Equale, Fitzpatrick and Barnard each, as non-employee directors, received options to purchase 15,000 shares for each of our 2006 and 2007 fiscal years.  Mr. Withrow received an initial option grant of 30,000 shares in the 2006 fiscal year for being appointed as a director.  He received options to purchase 15,000 shares for the 2007 fiscal year.  The aggregate number of options held by directors as of October 31, 2007:  Mr. Equale, 84,000; Mr. Barnard, 69,000; Mr. Fitzpatrick, 69,000; and Mr. Withrow III, 45,000.  The assumptions used to determine the value of the stock option grants are set forth in Note 9 to the financial statements for the year ended October 31, 2007 included elsewhere in this prospectus.

(2)
While Mr. Fitzpatrick remained as an audit committee member in the 2007 fiscal year, he also assumed the additional responsibility as Chairman of the Compensation Committee.  The Compensation Committee also recommended increases in the amount of our directors’ compensation for our 2008 fiscal year.

For our 2008 fiscal year, the Compensation Committee recommended increases in the amount of our directors’ compensation.  Directors who will then currently be our officers and employees will receive no additional compensation for acting as directors.  All independent directors will receive an annual retainer of $10,000 per year, plus an additional fee of $2,000 for each meeting attended in per person, or $1,000 for each meeting attended by teleconference or videoconference.  The chairman of the Audit Committee will receive an additional fee of $6,000 per annum and all other members of the Audit Committee will receive an additional fee of $2,000 per year, plus each will receive an additional fee of $1,000 for each meeting attended in person, or $500 for each meeting via teleconference or videoconference.  The chairman of the Compensation Committee will receive an additional $4,000 per year and all other members of the Compensation Committee will receive an additional $1,000 per year, plus each will receive an additional fee of $1,000 for each meeting attended in person, or $500 for each meeting attended by teleconference or videoconference.  Upon being appointed to the Board of Directors, independent directors will receive an initial option grant of 30,000 options, which options contain a three-year cliff vesting period.  Thereafter, each independent director will receive an annual option grant of 15,000 options with an annual one-year vesting period.  All independent directors are reimbursed for out-of-pocket expenses.

CODE OF ETHICS

We have a Code of Ethics applicable to its Chief Executive Officer, Chief Financial Officer, financial managers and any persons performing similar finance and accounting functions.  We will provide to any person, without charge, upon request, a copy of the Code of Ethics.  Requests for a copy may be made, in writing, to us at the following address:

Startech Environmental Corporation
88 Danbury Road
Wilton, CT 06897
Attn: Chief Financial Officer

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

In November 1995, we authorized 2,000,000 common shares, issuable upon exercise of stock options issued by us under our 1995 Non-Qualifying Stock Option Plan (the “1995 Plan”) for employees, directors and other persons associated with us whose services benefited our company. The options must have been issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date was at the sole discretion of the Compensation Committee.

During the three months ended January 31, 2008 and the years ended October 31, 2007, 2006 and 2005, there were no options granted under the 1995 plan. As of January 31, 2008, 1,095,000 options were outstanding, all of which were exercisable and vested.

2000 Stock Option Plan

Our 2000 Stock Option Plan (the “2000 Plan”) was adopted by our Board of Directors in January 2000, was approved by our stockholders in February 2000, and issuance of employee stock options under the 2000 Plan was registered in October 2002. The 2000 Plan currently authorizes the issuance of up to 1,000,000 shares of our common stock.  Our officers, directors, employees and consultants are eligible to receive awards under the 2000 Plan.  The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code.  At our annual meeting of shareholders, which took place on May 7, 2008, our shareholders approved a proposal to increase the number of shares authorized for issuance under the 2000 Plan by 1,000,000 shares.

The 2000 Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to our stock. No awards may be granted on or after January 23, 2010 with respect to the initial 1,000,000 shares authorized under the 2000 Plan.

The options may be granted at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of our voting power. Fair market value for purposes of the 2000 Plan is the closing market price of our common stock on the relevant date.

The 2000 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret its provisions. The Compensation Committee selects the recipients of awards and determines the number of shares of our common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 Plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The Compensation Committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the 2000 Plan, except for the option price.

As of January 31, 2008, 166,000 shares were available to be granted under the 2000 Plan and 650,000 options were outstanding, of which 590,000 were exercisable and vested.

All options automatically become exercisable in full in the event of a change in control, as defined in the 2000 Plan, death or disability of the option holder or as decided by the Compensation Committee. Upon retirement, options held at least one year become exercisable in full. If an option holder’s employment with us is terminated for any reason, except death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent they were already exercisable as of the termination date, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

401(k) Plan

On June 1, 2000, we implemented an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code.  This plan is for all full-time employees who have completed at least thirty days of service.  Contributions are made in the form of shares of our common stock at the prevailing current market price and vest equally over a three-year period.  We will match in our stock the first ten percent (10%) of an employee contribution on a dollar-for-dollar basis up to the maximum contribution allowed under the Internal Revenue Code.

Contributions for the three months ended January 31, 2008 and the years ended October 31, 2007, 2006, and 2005 were $26,399, $78,403, $65,181, and $63,073, respectively.  These discretionary contributions were paid through the issuance of 15,900, 37,834, 31,340, and 20,857 shares of our common stock, respectively. During the three months ended January 31, 2008 and the years ended October 31, 2007, 2006, and 2005, zero, 726, 1,173, and 452 shares of our common stock, respectively, have been returned to the 401(k) plan due to employee shares that were not vested due to attrition.

Elimination of Monetary Liability for Directors and Officers

Our articles of incorporation contain provisions permitted under the Colorado Business Corporation Act relating to the liability of directors.  Such provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving a breach of the director’s duty of loyalty or acts or omissions made not in good faith or involving intentional misconduct or a knowing violation of the law.  These provisions do not eliminate a director’s duty of care nor do they prevent recourse against directors through equitable remedies and injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of securities law, including federal securities laws.

Indemnification of Officers and Directors

Our Bylaws contain provisions permitting indemnification of our directors to the fullest extent permitted by the Colorado Business Corporation Act. These provisions may have the practical effect of eliminating the ability of shareholders to collect monetary damages from directors.  We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors. There are also agreements indemnifying our officers to the same extent that directors are indemnified by our Bylaws.

Compensation Committee Interlocks and Insider Participation

No executive officers serve on the Board of Directors or the compensation committee of another company that has an executive officer serving on our Board of Directors.

PRINCIPAL SHAREHOLDERS AND
STOCK HOLDINGS OF MANAGEMENT

The following table sets forth information with respect to beneficial ownership of our common stock as of May 22 , 2008 by (i) each person or entity who is known by us to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each director and nominee, (iii) each named executive officer (as identified in the “2007 Summary Compensation Table”) and (iv) all current directors and executive officers as a group.  Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below, based on a review of filing with the Securities and Exchange Commission and on information furnished to us by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Total (1)

Joseph F. Longo (2) (8)	1,556,398	6.6%

Peter J. Scanlon (3) (8)	157,978	*

Ralph N. Dechiaro (4) (8)	105,760	*

Stephen J. Landa (5) (8)	48,300	*

L. Scott Barnard (6) (8)	69,000	*

Chase P. Withrow III (8) (15)	51,864	*

Joseph A. Equale (7) (8)	84,000	*
John J. Fitzpatrick (6) (8)	69,000	*

Northshore Asset Management, LLC (9) (10) (12) c/o Arthur J. Steinberg, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities c/o Kaye Scholer LLP 425 Park Avenue New York, NY 10022	3,806,391	16.4%

Arthur J. Steinberg, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities (9) (10) (12) c/o Kaye Scholer LLP 425 Park Avenue New York, NY 10022	4,806,391	20.7%

Connecticut Banking Commissioner Howard F. Pitkin (successor to John P. Burke), not individually but solely in his capacity as Receiver of Circle Trust Company (9) (10) (12) c/o State of Connecticut Department of Banking 260 Constitution Plaza Hartford, CT 06103	4,806,391	20.7%

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Total (1)
FB U.S. Investments, L.L.C. 1285 Sable Palms Drive Mobile, Alabama 36695 (13)	4,587,504	17.4%

Francisco J. Rivera Fernandez PO Box 11852 San Juan, Puerto Rico 00922 (14)	2,100,000	8.5%

All officers and directors as a group (8 persons) (11)	2,142,300	8.9%

*   Represents less than one percent (1%).

(1)
The beneficial ownership is calculated based on 23,268,214 shares of our common stock outstanding as of May 22 , 2008. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power.  In computing the number of shares beneficially owned by a person in the column and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that were exercisable at or within 60 days of May 22 , 2008 are deemed outstanding.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(2)	Includes 332,500 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of May 22 , 2008.

(3)
Includes 112,500 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of May 22 , 2008, and 45,478 shares that have vested through May 22 , 2008 through our 401(k) plan.

(4)
Includes 50,500 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of May 22 , 2008, and 44,760 shares that have vested through May 22 , 2008 through our 401(k) plan.

(5)
Includes 22,500 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of May 22 , 2008, and 19,800 shares that have vested through May 22 , 2008 through our 401(k) plan.

(6)	Includes 69,000 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of May 22 , 2008.

(7)	Includes 84,000 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of May 22 , 2008.

(8)	Address is 88 Danbury Road, Suite 2A, Wilton, Connecticut 06897.

(9)
Arthur J. Steinberg is the Receiver of Northshore Asset Management, LLC, a Delaware limited liability company, Saldutti Capital Management, L.P., a New York limited partnership, Ardent Research Partners, L.P., a New York limited partnership, and Ardent Research Partners, Ltd., an open-ended limited liability investment company incorporated under the International Business Companies Act, 1989 (as amended) of The Commonwealth of The Bahamas and certain other related entities (including The Astor Fund, L.P., a Delaware limited partnership).  You should read Footnote 10 to this table, which contains additional details as to these matters.  Of these shares of our common stock, (a) 3,558,347 are held by Northshore Asset

Management, LLC for the benefit of The Astor Fund, L.P. (and The Astor Fund, L.P., is managed by Northshore Asset Management, LLC), (b) 120,772 shares are held by Ardent Research Partners, L.P., and (c) 127,272 shares are held by Ardent Research Partners, Ltd.  Ardent Research Partners, L.P. and Ardent Research Partners, Ltd. are managed by Saldutti Capital Management, L.P.  Northshore Asset Management, LLC is the general partner of Ardent Research Partners, L.P. and owns Saldutti Capital Management, L.P.  Accordingly, (i) the Northshore Receiver may be deemed to share beneficial ownership and the power to dispose of and to vote all of the shares of our common stock beneficially owned by Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd. and The Astor Fund, L.P., (ii) The Astor Fund, L.P. may be deemed to share beneficial ownership and the power to dispose of and to vote the 3,558,347 held by Northshore Asset Management, LLC, (iii) Saldutti Capital Management, L.P., may be deemed to share the beneficial ownership and the power to dispose of and to vote the 248,044 shares of our common stock beneficially owned in the aggregate by Ardent Research Partners, L.P. and Ardent Research Partners, Ltd., (iv) Ardent Research Partners, L.P. may be deemed to share the beneficial ownership and the power to dispose of and to vote 120,772 shares of our common stock, and (v) Ardent Research Partners, Ltd. may be deemed to share the beneficial ownership and the power to dispose of and to vote 127,272 shares of our common stock.    Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.  For a description of certain transactions that we engaged in with Northshore Asset Management, LLC and Ardent Research Partners, L.P., please see “Selling Securityholders – Descriptions of Private Placement Transactions in Which the Selling Securityholders Received Their Securities.”

(10)
On February 16, 2005, upon application of the Securities and Exchange Commission, the United States District Court for the Southern District of New York entered an order appointing Arthur J. Steinberg to act as the temporary Receiver of Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., Saldutti Capital Management, L.P., and certain other related entities.  That court entered subsequent orders appointing Mr. Steinberg as the permanent Receiver of these entities.  Based on the powers granted to him pursuant to these and other orders entered by that court, Mr. Steinberg not individually, but solely in his capacity as the Receiver of Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., Saldutti Capital Management, L.P., and certain other related entities, whom we sometimes refer to in this prospectus as the Northshore Receiver, may be deemed to share beneficial ownership and have the shared power to vote and dispose of 3,806,391 shares of our common stock, held in the aggregate by Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., and the other entities described in Footnote 9 to this table.  You should read Footnote 9 to this table, which contains additional details as to these matters.  In addition, by virtue of the Settlement Agreement dated as of May 25, 2006, which we sometimes refer to in this prospectus  as the Settlement Agreement, between the Northshore Receiver and the Circle Receiver, and due to certain other factors, the Northshore Receiver may be deemed to be the beneficial owner and have the shared power with the Circle Receiver to direct the disposition and voting of an additional 1,000,000 shares of our common stock of which the Circle Receiver may be deemed to have beneficial ownership.  In addition, Mr. Steinberg also serves as the Receiver of an entity that owns 94% of the equity interests of Circle Trust Company.  Circle Trust Company is in a separate receivership proceeding.  You should read Footnote 12 to this table, which contains additional details as to these matters.  Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.  For a description of certain transactions that we engaged in with Northshore Asset Management, LLC and Ardent Research Partners, L.P., please see “Selling Securityholders – Descriptions of Private Placement Transactions in Which the Selling Securityholders Received Their Securities.”

(11)	Includes 785,000 options that are exercisable within 60 days of May 22, 2008.

(12)
On September 30, 2005, pursuant to the provisions of Chapter 664c of the Connecticut General Statutes, the Superior Court for the Judicial District of Hartford, Connecticut, appointed the Connecticut Banking Commissioner, John P. Burke, as the Receiver of Circle Trust Company, a Connecticut state chartered limited trust company.  On October 1, 2006, Howard F. Pitkin was appointed as the successor to Mr. Burke, to serve as the Connecticut Banking Commissioner and the Receiver of Circle Trust Company, upon Mr. Burke’s retirement.  We sometimes refer to Mr. Burke, Connecticut Banking Commissioner, solely in his capacity as the Receiver of Circle Trust Company through the date of his retirement and to Mr. Pitkin,

Connecticut Banking Commissioner, solely in his capacity as the Receiver of Circle Trust Company after such date, as the Circle Receiver.  On August 27, 2004, Northshore Asset Management, LLC contributed 1,000,000 shares of our common stock to the capital of Circle Trust Company.  Circle Trust Company shared beneficial ownership of 1,000,000 shares of our common stock.  The Northshore Receiver is the Receiver for the entity which owns 94% of the equity interests of Circle Trust Company.  Based on the powers and authority granted to the Circle Receiver by order of the Superior Court for the Judicial District of Hartford, Connecticut, the Circle Receiver, not individually, but solely in his capacity as Receiver of Circle Trust Company and as a result of the Settlement Agreement, may be deemed to share beneficial ownership and share the power to vote and dispose of 4,806,391 shares of our common stock due to the following: (i) 1,000,000 shares of our common stock that may be deemed to be beneficially owned by the Circle Receiver (which were contributed to Circle Trust Company) and (ii) by virtue of the Settlement Agreement, 3,806,391 shares of our common stock, that may be deemed to be beneficially owned by the Northshore Receiver.  You should read footnotes 9 and 10 to this table, which contain additional details as to these matters.  Mr. Pitkin and Mr. Steinberg expressly disclaim beneficial ownership of any shares of our common stock.

(13)	Includes 3,058,336 warrants that are exercisable within 60 days of May 22 , 2008.

(14)	Includes 1,400,000 warrants that are exercisable within 60 days of May 22 , 2008.

(15)
Includes 45,000 shares subject to options that are currently exercisable or that are exercisable within 60 days of May 22, 2008.  Includes 3,425 common shares owned by Mr. Withrow’s wife for which Mr. Withrow disclaims beneficial ownership.

SELLING SECURITYHOLDERS

The selling securityholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus.  “Selling Securityholders” is a term used to identify those for whom shares are being registered.  It is not an announcement of the sale of shares.  There can be no assurance that any “Selling Securityholder” will sell any or all of the common stock registered pursuant to this registration statement.

All of the securities being offered by the selling securityholders were acquired by the holders in private placement transactions in which we granted registration rights with respect to all of our common stock purchased, other than the 54,400 and 60,900 shares of our common stock beneficially owned by Ardent Research Partners, L.P. and Ardent Research Partners, Ltd., respectively.  None of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except as may be noted below.

The following table sets forth certain information, as of May 22, 2008, with respect to our common stock held by the selling securityholders.  Information with respect to ownership has been furnished by the respective selling securityholders.  The shares of our common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling securityholders described below.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934.  Shares of our common stock issuable pursuant to warrants and convertible securities within 60 days of May 22, 2008 are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person.  Each person or group identified possesses sole voting and investment power with respect to the shares unless otherwise indicated below.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days of May 22, 2008 are treated as outstanding only for purposes of determining the number of and percent owned by such person.

To our knowledge, none of the selling securityholders are broker-dealers or affiliates of broker-dealers.

These shares are being registered for resale in this offering:

	Shares of Our Common Stock Beneficially Owned Before the Offering	Number of Shares of Our Common Stock Offered Pursuant to Registration	Our Common Stock Beneficially Owned After the Completion of the Offering
Name of Beneficial Owner	Number	Statement (1)	Number	Percentage

Northshore Asset Management, LLC (2) (3) (5) (6) c/o Arthur J. Steinberg, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities c/o Kaye Scholer LLP 425 Park Avenue New York, NY 10022	3,806,391	3,806,391	—	*

Arthur J. Steinberg, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities (2) (3) (4) (5) (6) c/o Kaye Scholer LLP 425 Park Avenue New York, NY 10022	4,806,391	4,806,391	—	*

	Shares of Our Common Stock Beneficially Owned Before the Offering	Number of Shares of Our Common Stock Offered Pursuant to Registration	Our Common Stock Beneficially Owned After the Completion of the Offering
Name of Beneficial Owner	Number	Statement (1)	Number	Percentage

Connecticut Banking Commissioner Howard F. Pitkin, (successor to John P. Burke), not individually but solely in his capacity as Receiver of Circle Trust Company (2) (3) (4) (5) (6) c/o State of Connecticut Department of Banking 260 Constitution Plaza Hartford, CT 06103	4,806,391	4,806,391	—	*

Ardent Research Partners, L.P. (2) (3) (4) (5)	120,772	120,772	—	*

Ardent Research Partners, Ltd. (2) (3) (4) (6)	127,272	127,272	—	*

* Represents less than one percent.
(1)
The number of shares in this column, in the aggregate, is more than the total number of shares being registered in this registration statement because of shared beneficial ownership of certain shares of common stock owned by the selling securityholders described in footnotes 2, 3, 4, 5 and 6.

(2)
Arthur J. Steinberg is the Receiver of Northshore Asset Management, LLC, a Delaware limited liability company, Saldutti Capital Management, L.P., a New York limited partnership, Ardent Research Partners, L.P., a New York limited partnership, and Ardent Research Partners, Ltd., an open-ended limited liability investment company incorporated under the International Business Companies Act, 1989 (as amended) of The Commonwealth of The Bahamas and certain other related entities (including The Astor Fund, L.P., a Delaware limited partnership).  You should read Footnote 3 to this table, which contains additional details as to these matters.  Of these shares of our common stock, (a) 3,558,347 are held by Northshore Asset Management, LLC for the benefit of The Astor Fund, L.P. (and The Astor Fund, L.P., is managed by Northshore Asset Management, LLC), (b) 120,772 shares are held by Ardent Research Partners, L.P., and (c) 127,272 shares are held by Ardent Research Partners, Ltd.  Ardent Research Partners, L.P. and Ardent Research Partners, Ltd. are managed by Saldutti Capital Management, L.P.  Northshore Asset Management, LLC is the general partner of Ardent Research Partners, L.P. and owns Saldutti Capital Management, L.P.  Accordingly, (i) the Northshore Receiver may be deemed to share beneficial ownership and the power to dispose of and to vote all of the shares of our common stock beneficially owned by Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd. and The Astor Fund, L.P., (ii) The Astor Fund, L.P. may be deemed to share beneficial ownership and the power to dispose of and to vote the 3,558,347 held by Northshore Asset Management, LLC, (iii) Saldutti Capital Management, L.P., may be deemed to share the beneficial ownership and the power to dispose of and to vote the 248,044 shares of our common stock beneficially owned in the aggregate by Ardent Research Partners, L.P. and Ardent Research Partners, Ltd., (iv) Ardent Research Partners, L.P. may be deemed to share the beneficial ownership and the power to dispose of and to vote 120,772 shares of our common stock, and (v) Ardent Research Partners, Ltd. may be deemed to share the beneficial ownership and the power to dispose of and to vote 127,272 shares of our common stock.    Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.  For a description of certain transactions that we engaged in with Northshore Asset Management, LLC and Ardent Research Partners,

L.P., please see “Selling Securityholders – Descriptions of Private Placement Transactions in Which the Selling Securityholders Received Their Securities” below.
(3)
On February 16, 2005, upon application of the Securities and Exchange Commission, the United States District Court for the Southern District of New York entered an order appointing Arthur J. Steinberg to act as the temporary Receiver of Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., Saldutti Capital Management, L.P., and certain other related entities.  That court entered subsequent orders appointing Mr. Steinberg as the permanent Receiver of these entities.  Based on the powers granted to him pursuant to these and other orders entered by that court, Mr. Steinberg not individually, but solely in his capacity as the Receiver of Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., Saldutti Capital Management, L.P., and certain other related entities, whom we sometimes refer to in this prospectus as the Northshore Receiver, may be deemed to share beneficial ownership and have the shared power to vote and dispose of 3,806,391 shares of our common stock, held in the aggregate by Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., and the other entities described in Footnote 2 to this table.  You should read Footnote 2 to this table, which contains additional details as to these matters.  In addition, by virtue of the Settlement Agreement dated as of May 25, 2006, which we sometimes refer to in this prospectus  as the Settlement Agreement, between the Northshore Receiver and the Circle Receiver, and due to certain other factors, the Northshore Receiver may be deemed to be the beneficial owner and have the shared power with the Circle Receiver to direct the disposition and voting of an additional 1,000,000 shares of our common stock of which the Circle Receiver may be deemed to have beneficial ownership.  In addition, Mr. Steinberg also serves as the Receiver of an entity that owns 94% of the equity interests of Circle Trust Company.  Circle Trust Company is in a separate receivership proceeding. You should read Footnote 4 to this table, which contains additional details as to these matters.  Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.  For a description of certain transactions that we engaged in with Northshore Asset Management, LLC and Ardent Research Partners, L.P., please see “Selling Securityholders – Descriptions of Private Placement Transactions in Which the Selling Securityholders Received Their Securities” below.

(4)
On September 30, 2005, pursuant to the provisions of Chapter 664c of the Connecticut General Statutes, the Superior Court for the Judicial District of Hartford, Connecticut, appointed the Connecticut Banking Commissioner, John P. Burke, as the Receiver of Circle Trust Company.  On October 1, 2006, Howard F. Pitkin was appointed as the successor to Mr. Burke, to serve as the Connecticut Banking Commissioner and the Receiver of Circle Trust Company, upon Mr. Burke’s retirement.  We sometimes refer to Mr. Burke, Connecticut Banking Commissioner, solely in his capacity as the Receiver of Circle Trust Company through the date of his retirement and to Mr. Pitkin, Connecticut Banking Commissioner, solely in his capacity as the Receiver of Circle Trust Company after such date, as the Circle Receiver.  On August 27, 2004, Northshore Asset Management, LLC contributed 1,000,000 shares of our common stock to the capital of Circle Trust Company.  Circle Trust Company shared beneficial ownership of 1,000,000 shares of our common stock.  The Northshore Receiver is the Receiver for the entity which owns 94% of the equity interests of Circle Trust Company.  Based on the powers and authority granted to the Circle Receiver by order of the Superior Court for the Judicial District of Hartford, Connecticut, the Circle Receiver, not individually, but solely in his capacity as Receiver of Circle Trust Company and as a result of the Settlement Agreement, may be deemed to share beneficial ownership and share the power to vote and dispose of 4,806,391 shares of our common stock due to the following: (i) 1,000,000 shares of our common stock that may be deemed to be beneficially owned by the Circle Receiver (which were contributed to Circle Trust Company) and (ii) by virtue of the Settlement Agreement, 3,806,391 shares of our common stock, that may be deemed to be beneficially owned by the Northshore Receiver.  You should read footnotes 2 and 3 to this table, which contain additional details as to these matters.  Mr. Pitkin and Mr. Steinberg expressly disclaim beneficial ownership of any shares of our common stock.

(5)
Ardent Research Partners, L.P., a New York limited partnership,  may be deemed to share the beneficial ownership and the power to dispose of and to vote 120,772 shares of our common stock.  The Northshore Receiver was appointed the Receiver for Ardent Research Partners, L.P., which is managed by Saldutti Capital Management, L.P., which is owned by Northshore Asset Management, LLC, and Northshore Asset Management, LLC is the general partner of Ardent Research Partners, L.P.  Accordingly, the Northshore

Receiver, Northshore Asset Management, LLC and Saldutti Capital Management, L.P. may be deemed to share beneficial ownership and the power to dispose of and to vote the shares of our common stock beneficially owned by Ardent Research Partners, L.P.  You should read Footnotes 2 and 3 to this table, which contains additional details as to these matters.  Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.  For a description of certain transactions that we engaged in with Northshore Asset Management, LLC and Ardent Research Partners, L.P., please see “Selling Securityholders – Descriptions of Private Placement Transactions in Which the Selling Securityholders Received Their Securities” below.

(6)
Ardent Research Partners, Ltd., an open-ended limited liability investment company incorporated under the International Business Companies Act, 1989 (as amended) of The Commonwealth of The Bahamas, may be deemed to share the beneficial ownership and the power to dispose of and to vote 127,272 shares of our common stock.  Mr. Steinberg was appointed the Receiver for Ardent Research Partners, Ltd., which is managed by Saldutti Capital Management, L.P., which is owned by Northshore Asset Management, LLC.  Accordingly, the Northshore Receiver, Northshore Asset Management, LLC and Saldutti Capital Management, L.P. may be deemed to share beneficial ownership and the power to dispose of and to vote the shares of our common stock beneficially owned by Ardent Research Partners, Ltd.  You should read Footnotes 2 and 3 to this table, which contains additional details as to these matters.  Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.  For a description of certain transactions that we engaged in with Northshore Asset Management, LLC and Ardent Research Partners, L.P., please see the section captioned “Selling securityholders -- Descriptions of Private Placement Transactions” below.

Descriptions of Private Placement Transactions in Which the Selling Securityholders Received Their Securities

On July 18, 2003, we entered into a stock purchase and registration rights agreement with Northshore Asset Management, LLC, or the First Northshore Agreement.  Under the First Northshore Agreement, Northshore Asset Management, LLC purchased a total of 2,133,333 shares of our common stock for gross proceeds of $1,600,000, or $0.75 per share of our common stock.  Pursuant to the First Northshore Agreement, each of Joseph S. Klimek, Kevin M. Black, Brendan J. Kennedy, Richard M. Messina, John E. Joyner and Thomas Atkins submitted their resignation from our Board of Directors.

On July 22, 2003, we entered into another stock purchase agreement with Northshore Asset Management, LLC, which was amended on July 30, 2003, or the Second Northshore Agreement.  Under the Second Northshore Agreement, on July 22, 2003, Northshore Asset Management, LLC purchased 1,866,667 shares of our common stock for gross proceeds of $1,400,000, or $0.75 per share of our common stock.  Pursuant to the Second Northshore Agreement, on October 18, 2003, Northshore Asset Management, LLC purchased an additional 558,347 shares of our common stock.

On January 22, 2004, we entered into a stock purchase and registration rights agreement with Ardent Research Partners, L.P., which agreement we sometimes refer to as the Ardent Purchase Agreement.  Under the Ardent Purchase Agreement, we issued and sold to Ardent Research Partners, L.P. a total of 132,744 shares of our common stock for gross proceeds of $300,000, or $2.26 per share of our common stock.  In addition, in connection with the purchase of the shares under the Ardent Purchase Agreement, we issued a warrant to purchase an additional 132,744 shares of our common stock to Ardent Research Partners, L.P., which expired on February 20, 2008.  Under the Ardent Purchase Agreement, we granted piggyback registration rights to Ardent Research Partners, L.P. in respect of the 132,744 shares of our common stock purchased as well as the 132,744 shares of our common stock which were purchasable upon the exercise of the warrants issued to Ardent Research Partners, L.P.

All of the securities being offered by the selling securityholders were acquired by the holders in the private placement transactions described above in which we granted registration rights with respect to all of our common stock purchased, other than the 54,400 and 60,900 shares of our common stock beneficially owned by Ardent Research Partners, L.P. and Ardent Research Partners, Ltd., respectively.

Under the First Northshore Agreement, we granted Northshore Asset Management, LLC demand and “piggyback” registration rights.  The demand rights require us, upon the request of Northshore Asset Management, LLC, to file a registration statement for the resale of our shares of our common stock that Northshore Asset Management, LLC acquired under the stock purchase agreements described above.  If Northshore Asset Management, LLC demands a registration of its shares of our common stock, we are required to use our commercially reasonable efforts to cause a registration statement to be filed with the SEC and to become effective as expeditiously as possible and to remain in effect until the earlier to occur of:

•	the date by which all of those shares covered by a registration statement are sold and the distribution contemplated by the registration statement is completed or

•	the date by which all of those shares may be sold under Rule 144(k) promulgated under the Securities Act.

Northshore Asset Management, LLC may not make more than two demands to register its shares of our common stock for resale.

The registration statement of which this prospectus forms a part was filed pursuant to a demand made under the First Northshore Agreement and is required to remain effective as set forth above.

We are required under the First Northshore Agreement to pay all expenses incident to our performance of the registration rights granted under that agreement.  These expenses include all registration and filing fees, fees and expenses in connection with complying with securities or blue sky laws, printing expenses, messenger and delivery expenses, our internal expenses, fees and expenses of our counsel and our independent certified public accountants and certain other expenses.  Northshore Asset Management, LLC shall pay any underwriting discounts, commissions or other fees attributable to the sale of shares made pursuant to a registration effected pursuant to the First Northshore Agreement.

If an underwritten offering is to be made under the First Northshore Agreement, we are entitled to select the managing underwriter, provided that Northshore Asset Management, LLC has the right to consent to such selection (which consent cannot be unreasonably withheld).

We have agreed in certain circumstances to indemnify Northshore Asset Management, LLC, Ardent Research Partners, L.P., and certain of their affiliates against certain liabilities, including liabilities under the Securities Act.  Northshore and Ardent Research Partners, L.P. have agreed in certain circumstances to indemnify us against certain liabilities, including liabilities arising under the Securities Act.  We and Northshore Asset Management, LLC and Ardent Research Partners, L.P., and certain of their affiliates have also agreed, if these indemnification provisions are unavailable, to contribute to certain liabilities incurred by the others, including in respect of liabilities arising under the Securities Act.

The issuance and sale of the securities described above were made in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(2) of the Securities Act, Regulation D promulgated under the Securities Act by the SEC, or other exemptions from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership or other distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell some or all of the shares of our common stock covered by this prospectus from time to time on the NASD Over-the-Counter Bulletin Board or any stock exchange or automated interdealer quotation system or tracking facility on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of our common stock covered by the prospectus by one or more of the following methods, including, without limitation:

1.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

2.	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

3.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

4.	an exchange distribution in accordance with the rules of the applicable stock exchange on which the shares are listed;

5.	privately negotiated transactions;

6.	short sales, either directly or with a broker-dealer or an affiliate thereof;

7.	broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share;

8.	through the writing or settlement of options or other hedging transactions relating to the shares, whether or not the options are listed on an options exchange or otherwise;

9.	through loans or pledges of the shares to a broker-dealer or an affiliate thereof;

10.
by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

11.
through the distribution of shares of our common stock by any selling stockholder to its partners, members, stockholders, investors, interest holders and/or creditors or to the partners, members, investors, stockholders, interest holders and/or creditors of its affiliates, including, without limitation, distributions of shares of our common stock by Northshore Asset Management, LLC or the Northshore Receiver to partners, members, stockholders, investors, interest holders and/or creditors of Northshore Asset Management, LLC, Saldutti Capital Management, L.P., The Astor Fund, L.P., Ardent Research Partners, L.P., and/or Ardent Research Partners, Ltd., and/or distributions of our common stock made pursuant to the Northshore Receiver’s Equitable Plan of Distribution which was approved by order dated July 31, 2006, of the United States District Court for the Southern District of New York in the case captioned Securities and Exchange Commission v. Northshore Asset Management, LLC, et al., Civil Action No. 05-CV-2192 (RO), as such plan may be amended from time to time;

12.	one or more underwritten offerings on a firm commitment or best efforts basis;

13.	a combination of any such methods of sale; or

14.	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

We do not know of any arrangements by the selling stockholders for the sale of any of the securities, except that the Northshore Receiver and the Circle Receiver have entered into a Settlement Agreement, dated as of May 25, 2006, pertaining to the disposition of certain shares of our common stock.

Broker-dealers or underwriters engaged by the selling stockholders may participate in effecting sales of our shares, and any broker-dealers or underwriters may arrange for other brokers-dealers to participate in sales of our shares.  These broker-dealers or underwriters may act as principals, or as agents of a selling stockholder.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

Any broker-dealers or agents engaged by a selling stockholder that are involved in selling the shares covered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person who is to distribute our common stock covered hereby.

We are required to pay certain fees and expenses incurred by us incident to the registration of certain shares covered by this prospectus.  We have agreed to indemnify certain of the selling stockholders and their affiliates against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.  We and certain selling stockholders have also agreed, if these indemnification procedures are unavailable, to contribute to certain liabilities incurred by the others, including in respect of liabilities under the Securities Act.

The shares offered hereby were originally issued to or acquired by the selling stockholders pursuant to an exception from the registration requirements of the Securities Act, other than 54,900 and 60,900 shares of our common stock beneficially owned by Ardent Research Partners, L.P. and Ardent Research Partners, Ltd., respectively.

We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part, effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations or manner of sale requirements by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of sale (including by compliance with Rule 172 under the Securities Act).

We will not receive any proceeds from the sale of securities by the selling securityholders hereto.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of our common stock offered hereby.

DESCRIPTION OF SECURITIES

We are authorized by our articles of incorporation to issue an aggregate of 800,000,000 shares of our common stock, no par value, and 10,000,000 shares of our preferred stock, no par value.

Under the terms of our articles of incorporation, our Board of Directors is authorized to issue the shares of preferred stock in one or more series without shareholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with raising capital as well as for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Only the Board can call an annual meeting of shareholders.  A special meeting of shareholders must be held either (i) upon the demand of shareholders holding not less than 10% of the outstanding shares entitled to vote at such meeting, provided that the demand states the purpose for which such meeting is to be held, signed and dated by such shareholders or (ii) in the event that the Board calls such meeting.

Our board of directors adopted a resolution for us to reincorporate from Colorado to Delaware, which was submitted for a vote of our shareholders at our annual meeting of shareholders, which took place on May 7, 2008; however, we did not receive the requisite vote of our shareholders to approve the reincorporation proposal and accordingly, we will not be reincorporating to Delaware at this time.

Common Stock

As of May 22, 2008, there were 23,268,214 shares of our common stock outstanding that were held of record by approximately 531 shareholders.  Holders of our common stock are entitled to one vote per share for each share held on all matters submitted to a vote of the shareholders. There are no cumulative voting rights in the election of directors and, accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any outstanding preferred stock, holders of our common stock are entitled to receive dividends proportionately as may be declared by our Board of Directors out of funds legally available.  In the event of our liquidation, dissolution or winding up, subject to any preferential rights with respect to outstanding preferred stock, holders of our common stock are entitled to share proportionately in our available assets after payments of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.  Outstanding shares of our common stock are, and the shares of our common stock offered hereby, will upon completion of the offering, be, validly issued, fully paid and nonassessable.  The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by rights of the holders of shares of currently issued and outstanding preferred stock and any series of preferred stock, which we may designate and issue in the future.

Preferred Stock

Under the terms of our articles of incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series without shareholder approval.  Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with raising capital as well as for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

Fiscal 2005

On November 4, 2004, in connection with a private placement transaction, we issued warrants to purchase 204,778 shares of our common stock at an average exercise price of $7.71 per share. These warrants are scheduled to expire on November 1, 2007.  These warrants expired on November 1, 2007 without being exercised.

On December 8, 2004, in connection with a private placement transaction, we issued warrants to purchase 70,930 shares of our common stock at an average exercise price of $7.95 per share.  These warrants expired on December 8, 2007 without being exercised.

In connection with the private placement transaction dated May 26, 2005, we issued warrants to Financial Alchemy, LLC to purchase 101,010 shares of our common stock in three tranches. Pursuant to the first tranche, we issued an aggregate of 33,670 warrants to purchase shares of our common stock at an exercise price of $4.50 per share. Pursuant to the second tranche, we issued an aggregate 33,670 warrants to purchase shares of our common stock at an exercise price of $6.50 per share. Pursuant to the third tranche, we issued an aggregate of 33,670 warrants to purchase shares of our common stock at an exercise price of $8.50 per share. The warrants are scheduled to expire on May 26, 2008. None of these warrants have been exercised as of the date of this prospectus.

In connection with the private placement transaction dated June 7, 2005, we issued warrants to purchase 37,500 shares of our common stock. at an exercise price of $3.20 per share. These warrants are scheduled to expire on June 7, 2008. None of these warrants have been exercised as of the date of this prospectus.

In connection with the private placement transaction dated June 10, 2005, we issued warrants to Petr Lisa to purchase 15,000 shares of our common stock. Pursuant to the agreement we issued an aggregate of 15,000 warrants to purchase shares of our common stock at an exercise price of $3.31 per share. These warrants are scheduled to expire on June 10, 2008. None of these warrants have been exercised as of the date of this prospectus.

In connection with the private placement transaction dated June 29, 2005, we issued warrants to Financial Alchemy, LLC to purchase 96,154 shares of our common stock in three tranches. Pursuant to the first tranche, we issued an aggregate of 32,051 warrants to purchase shares of our common stock at an exercise price of $4.63 per share. Pursuant to the second tranche, we issued an aggregate 32,051 warrants to purchase shares of our common stock at an exercise price of $6.63 per share. Pursuant to the third tranche, we issued an aggregate of 32,051 warrants to purchase shares of our common stock at an exercise price of $8.63 per share. These warrants are scheduled to expire on June 29, 2008. None of these warrants have been exercised as of the date of this prospectus.

In connection with the private placement transaction dated August 11, 2005, we issued warrants to Nutmeg Environmental LP to purchase 92,572 shares of our common stock in three tranches. Pursuant to the first tranche, we issued an aggregate of 30,857 warrants to purchase shares of our common stock at an exercise price of $4.57 per share. Pursuant to the second tranche, we issued an aggregate of 30,857 warrants to purchase shares of our common stock at an exercise price of $6.57 per share. Pursuant to the third tranche, we issued an aggregate of 30,858 warrants to purchase shares of our common stock at an exercise price of $8.57 per share. The warrants are scheduled to expire on September 6, 2008. None of these warrants have been exercised as of the date of this prospectus.

In connection with the private placement transaction dated September 15, 2005, we issued warrants to Cornell to purchase 650,000 shares of our common stock at an exercise price of $2.53 per share. These warrants are scheduled to expire on September 15, 2008. The exercise price of these warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sells shares of our common stock for less than $2.53 of consideration per share, in which case the exercise price is adjusted to such consideration per share.  In addition, if the exercise price is adjusted downward, then the number of shares of our common stock is adjusted upward, such that the total proceeds that would be paid to us at exercise would remain constant.  Due to a subsequent private placement of our common stock for consideration per share which triggered the adjustment provisions, the Cornell Warrants issued on September 15, 2005 now permit Cornell to purchase 822,250 shares of our common stock at an exercise price of $2.00 per share.  Further, on May 6, 2008, we reduced to writing our prior oral agreements with Cornell whereby Cornell agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of the warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, we agreed to issue to Cornell new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008. None of these warrants have been exercised as of the date of this prospectus.

In connection with the private placement transaction dated September 20, 2005, we issued warrants to  Nutmeg Environmental LP to purchase 37,500 shares of our common stock in three tranches. Pursuant to the first tranche, we issued an aggregate of 12,500 warrants to purchase shares of our common stock at an exercise price of $4.38 per share. Pursuant to the second tranche, we issued an aggregate 12,500 warrants to purchase shares of our common stock at an exercise price of $6.38 per share. Pursuant to the third tranche, we issued an aggregate of 12,500 warrants to purchase shares of our common stock at an exercise price of $8.38 per share. The warrants are scheduled to expire on September 20, 2008. None of these warrants have been exercised as of the date of this prospectus.

In addition, during the fiscal year ended October 31, 2005, warrants to purchase 10,577 common shares were exercised, resulting in net proceeds of $35,327.

Fiscal 2006

On January 29, 2006, we issued 120,000 shares of our common stock to an investor in connection with the exercise of warrants to purchase shares of our common stock.  The exercise price of these warrants was $1.80 per share, resulting in net proceeds to us of $216,000.

On May 23, 2006, we entered into a Stock Purchase and Registration Rights Agreement, also referred to herein as the FB Agreement, with FB U.S. Investments, L.L.C., also referred to herein as the FB Investor, pursuant to which the FB Investor purchased 1,300,000 shares of our common stock for aggregate gross proceeds of $2,600,000.  In addition to the shares of our common stock, we issued to the FB Investor warrants to purchase an aggregate of 2,600,000 shares of our common stock, also referred to herein as the FB Investor Warrants, with an exercise price of $5.00 per share with respect to one-half of the FB Investor Warrants and $6.00 for the other half.  These warrants expire on May 23, 2009 and none have been exercised as of the date of this prospectus. Pursuant to the FB Agreement, we granted the FB Investor piggyback registration rights with respect to the shares of our common stock purchased by the FB Investor as well as the shares of our common stock issuable upon exercise of the FB Investor Warrants.  In addition, we issued 65,000 shares of our common stock valued at $130,000, warrants to purchase 130,000 shares of our common stock, and paid cash to the placement agent of $130,000 with respect to this transaction.

Fiscal 2007

On December 11, 2006, in connection with a lease agreement for our new headquarters location at 88 Danbury Road, Wilton, CT 06897, we issued a warrant to our landlord, “88 Danbury Road LLC,” for the right to purchase 200,000 shares of our common stock at an exercise price of $3.00 per share.  These warrants will expire on March 11, 2011 and none have been exercised as of the date of this prospectus.

On March 13, 2007, we received net proceeds of $500,002 from the FB Investor for the sale of 208,334 shares of our common stock.  In connection with this transaction, we also issued warrants to the FB Investor to purchase 208,334 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 208,334 shares of our common stock at an exercise price of $4.40 per share.  In addition, we issued warrants to purchase 20,834 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of our common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants will expire on March 9, 2010.  None of these warrants have been exercised as of the date of this prospectus.

On March 16, 2007, we received net proceeds of $259,200 from Paradigm Group II LLC for the sale of 108,000 shares of our common stock.  In connection with this sale, we also issued Paradigm Group II LLC warrants to purchase 108,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 108,000 shares of our common stock at an exercise price of $4.40 per share.  In addition, we granted warrants to purchase 12,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of our common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants will expire on March 13, 2010.  None of these warrants have been exercised as of the date of this prospectus.

On March 21, 2007, we received net proceeds of $555,555 from Nutmeg Mercury Fund LLP, or Nutmeg, for the sale of 231,482 shares of our common stock.  We also issued Nutmeg warrants to purchase 231,482 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 231,482 shares of our common stock at an exercise price of $4.40 per share. In addition, we paid a commission in the amount of $55,555 in cash as a finder’s fee in connection with this transaction.  These warrants will expire on March 19, 2010.  None of these warrants have been exercised as of the date of this prospectus.

On April 11, 2007, as previously described herein, we entered into the 2007 Cornell SPA with Cornell.   We issued and sold to Cornell 833,333 shares of our common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000.  In connection with this issuance, we issued to Cornell a Class A warrant and a Class B warrant, each warrant entitling Cornell to purchase 833,333 shares of our common stock at an exercise price per share of $3.40 and $4.40, respectively.  These warrants expire on April 11, 2011.  The exercise price of these warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described below, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all of these warrants to purchase an aggregate of 1,666,666 shares of our common stock were adjusted to an exercise price of $2.20 per share. None of these warrants have been exercised as of the date of this prospectus.

On May 10, 2007, we entered into a Stock Purchase Agreement with Francisco J. Rivera Fernandez, also referred to herein as the Investor, for the private placement of our common stock, pursuant to which we issued and sold to the Investor 700,000 restricted shares of our common stock and warrants exercisable for an aggregate of 1,400,000 restricted shares of our common stock, of which half of such warrants have an exercise price of $3.40 per share and the other half of such warrants have an exercise price of $4.40 per share.  The warrants are exercisable as of the date of issuance and expire on May 11, 2010. None of these warrants have been exercised as of the date of this prospectus.

Fiscal 2008

On May 6, 2008, we agreed to issue warrants to Cornell to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share.  These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued to Cornell on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008. None of these warrants have been exercised as of the date of this prospectus.

We are currently in the process of registering an additional 5,813,453 shares of our common stock for resale under another Form S-1 registration statement, Registration No. 333-143478, which includes certain shares issuable upon exercise of warrants described above.

A summary of warrant activity through May 22, 2008 is as follows*:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, October 31, 2004	2,868,491	$3.81
Granted	1,305,442	$4.68

Exercised	(10,577)	$3.34
Forfeited	(917,392)	$3.34

Outstanding, October 31, 2005	3,245,964	$4.29
Granted	2,902,250	$5.50
Exercised	(120,000)	$1.80
Forfeited	(762,353)	$1.80

Outstanding, October 31, 2006	5,265,861	$5.19
Granted	4,427,966	$3.22
Exercised	-	$-
Forfeited	-	$-

Outstanding, October 31, 2007	9,693,827	$4.29
Granted	-	-
Exercised	-	-
Forfeited	(1,333,875)	$6.28

Outstanding, May 22, 2008	8,359,952	$3.97

Exercisable, May 22, 2008	8,359,952	$3.97

* This table does not reflect warrants to purchase 30,000 shares of our common stock that we agreed to issue to Cornell at an exercise price of $1.50 per share on May 6, 2008.

The following table summarizes warrant information as of May 22, 2008:

	Warrants Outstanding*
Exercise Price	Number Outstanding at May 22 , 2008	Weighted Average Remaining Contractual Life (years)	Number Exercisable at May 22, 2008
$ 2.00	822,250	0.88	822,250
$ 2.20	1,666,666	3.45	1,666,666
$ 3.00	200,000	4.10	200,000
$ 3.20	37,500	0.60	37,500
$ 3.31	15,000	0.61	15,000
$ 3.40	1,280,650	2.46	1,280,650
$ 4.38	12,500	0.78	12,500
$ 4.40	1,280,650	2.46	1,280,650
$ 4.50	33,670	0.58	33,670
$ 4.57	30,857	0.78	30,857
$ 4.63	32,051	0.66	32,051
$ 5.00	1,365,000	1.56	1,365,000
$ 6.00	1,365,000	1.56	1,365,000
$ 6.38	12,500	0.78	12,500
$ 6.50	33,670	0.58	33,670
$ 6.57	30,857	0.78	30,857
$ 6.63	32,051	0.66	32,051
$ 8.38	12,500	0.78	12,500
$ 8.50	33,670	0.58	33,670
$ 8.57	30,858	0.78	30,858
$ 8.63	32,052	0.66	32,052

	8,359,952		8,359,952

* This table does not reflect warrants to purchase 30,000 shares of our common stock that we agreed to issue to Cornell at an exercise price of $1.50 per share on May 6, 2008.

Limitation on Director’s Liability

Our articles of incorporation contain provisions that allow for the indemnification of directors, officers, employees or other agents of our company to the fullest extent permitted under Colorado law.  The articles of incorporation also provide that our directors shall not be personally liable to our company or our shareholders for monetary damages for breach of their fiduciary duty as directors, including gross negligence, except in circumstances involving intentional misconduct.  However, a director shall remain liable for any breach of the director’s duty of loyalty to our company or our shareholders and for acts or omissions made not in good faith or that involve intentional misconduct or a knowing violation of the law.

These provisions do not eliminate a director’s duty of care nor do they prevent recourse against directors through equitable remedies or injunctive relief.  Moreover, the provisions do not apply to claims against a director for violations of securities laws, including federal securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time.  As of May 22, 2008, 23,268,214 shares of our common stock were issued and outstanding.  Of these shares, 4,806,391 shares covered by this registration statement will, upon effectiveness, be freely tradable without restriction or further registration under the Securities Act.  Additionally, we are currently in the process of registering 5,813,453 shares of our common stock on behalf of Cornell and certain other selling shareholders for resale under a Registration Statement on Form S-1, Registration No. 333-143478.

A registration statement on Form S-8 covering the shares of our common stock issuable pursuant to the exercise of options under the our 401(k) Plan was filed with the SEC on September 24, 2007 and a registration statement on Form S-8 covering shares our of common stock issuable under the 2000 Stock Option Plan was filed with the SEC on October 31, 2002. The shares of our common stock covered by the Form S-8 registration statements generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

CHANGES IN CERTIFYING ACCOUNTANTS

There have been no changes in our certifying accountants.  Marcum & Kliegman LLP has acted as our independent registered public accounting firm since February 1, 2005 and has audited our financial statements for the fiscal years ending October 31, 2007, 2006 and 2005.

LEGAL MATTERS

Certain legal matters in connection with this offering were passed upon for us by Schuchat, Herzog & Brenman, LLC, Denver, Colorado.

EXPERTS

Our consolidated financial statements for the fiscal years ended October 31, 2007, 2006 and 2005 included in this prospectus have been audited by Marcum & Kliegman LLP, as set forth in their report dated January 28, 2008.  The consolidated financial statements referred to above are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus.  This prospectus does not contain all the information set forth in the Registration Statement or the exhibits to the Registration Statement.  For further information relating to us, we refer you to the Registration Statement and its exhibits.

Statements in this prospectus regarding the terms of any contract or document are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or other document filed as an exhibit.  Each statement is qualified in all respects by the relevant reference.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  We furnish our shareholders with annual reports containing financial statements certified by an independent public accounting firm.  All of these filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.  You may read and copy any filed document at the Securities and Exchange Commission’s public reference room in Washington, D.C. at 100 F. Street, N.E., Judiciary Plaza, Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

STARTECH ENVIRONMENTAL CORPORATION

INDEX TO FINANCIAL STATEMENTS

For The Years Ended October 31, 2007, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of
Startech Environmental Corporation

We have audited the accompanying consolidated balance sheets of Startech Environmental Corporation (“the Company”) as of October 31, 2007 and October 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended October 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Startech Environmental Corporation as of October 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 2007 in conformity with generally accepted accounting principles (United States).

/s/    Marcum & Kliegman LLP

New York, NY

January 28, 2008

STARTECH ENVIRONMENTAL CORPORATION

Consolidated Balance Sheets

October 31, 2007 and 2006

	2007	2006
ASSETS
Current assets:

Cash and cash equivalents	$11,612,863	$2,279,914
Accounts receivable	2,891,250	-
Note receivable	385,000	385,000
Inventories	550,821	338,675
Prepaid expenses and other current assets	100,372	3,007

Total current assets	15,540,306	3,006,596

Equipment and leasehold improvements, net	1,973,757	2,064,454
	-
Deferred financing costs, net	-	13,783
Other assets	89,374	89,266

Total assets	$17,603,437	$5,174,099

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$260,594	$243,885
Convertible notes, net of deferred debt discount of $101,858 as of October 31, 2006	-	589,263
Detachable warrants	-	544,286
Conversion option on convertible notes	-	280,632
Customer deposits and deferred revenue	12,931,144	2,009,792

Total liabilities	13,191,738	3,667,858

Commitments and contingencies (see Note 12)

Stockholders’ equity: Preferred stock, no par value, 10,000,000 shares authorized; none issued and outstanding Common stock, no par value; 800,000,000 shares authorized; 23,072,775 issued and outstanding at October 31, 2007 and 27,915,287 issued and 20,718,387 outstanding at October 31, 2006	33,938,101	28,929,534
Additional paid-in capital	5,481,497	3,780,197
Deferred offering costs	-	(341,551)
Deferred leasing costs	(256,426)	-
Accumulated deficit	(34,751,473)	(30,861,939)

Total stockholders’ equity	4,411,699	1,506,241

Total liabilities and stockholders’ equity	$17,603,437	$5,174,099

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION

Consolidated Statements of Operations

For the Years Ended October 31, 2007, 2006 and 2005

	Year Ended October 31,
	2007	2006	2005

Revenue	$745,898	$948,794	$290,087

Cost of revenue	301,287	307,308	68,718

Gross profit	444,611	641,486	221,369

Operating expenses:

Selling expenses	728,284	682,984	871,246
Research and development expenses	261,305	324,834	337,898
General and administrative expenses	3,234,976	2,947,838	2,672,781
Asset impairment charge	126,000	-	-
Abandoned project costs	-	-	187,154
Depreciation and amortization expenses	181,353	193,092	213,767

Total operating expenses	4,531,918	4,148,748	4,282,846

Loss from operations	(4,087,307)	(3,507,262)	(4,061,477)

Other income (expense):

Interest income	195,352	98,594	26,071
Interest expense	(16,047)	(154,687)	(18,512)
Amortization of deferred financing costs	(13,783)	(237,827)	(35,944)
Amortization of deferred debt discount	(101,858)	(1,796,511)	(271,124)
Terminated offering costs	-	(888,044)	-
Change in value of warrants and conversion option	(107,826)	(173,301)	250,353
Other income	246,866	64,508	454,035
Loss on disposition of asset	-	(22,500)	-

Total other income (expense)	202,704	(3,109,768)	404,879

Loss before income taxes	(3,884,603)	(6,617,030)	(3,656,598)
Income tax expense	4,931	2,677	22,190

Net loss	$(3,889,534)	$(6,619,707)	$(3,678,788)

Per share data:
Net loss per share - basic and diluted	$(0.18)	$(0.34)	$(0.21)
Weighted average common shares outstanding - basic and diluted	22,039,254	19,643,127	17,920,582

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION

Consolidated Statements of Stockholders’ Equity

For the Years Ended October 31, 2007, 2006 and 2005

	Common Shares	Amount	Additional Paid–in Capital	Deferred Offering Costs	Deferred Leasing Costs	Accumulated Deficit	Total Stockholders’ Equity
Balance, October 31, 2004	17,560,887	$22,442,333	$1,742,745	$–	$–	$(20,563,444)	$3,621,634

Issuance of common stock for cash	642,944	1,589,580	–	–	–	–	1,589,580
Shares issued for 401(k) plans	20,857	63,073	–	–	–	–	63,073
Exercise of stock options	15,000	22,050	–	–	–	–	22,050
Exercise of warrants	10,577	35,327	–	–	–	–	35,327
Issuance of common stock in connection with securities agreement	391,304	990,000	–	(990,000)	–	–	–
Issuance of common stock to be held in escrow	4,480,000	–	–	–	–	–	–
Net loss	–	–	–	–	–	(3,678,788)	(3,678,788)
Balance, October 31, 2005	23,121,569	25,142,363	1,742,745	(990,000)	–	(24,242,232)	1,652,876

Issuance of common stock for cash	1,300,000	2,470,000	–	–	–	–	2,470,000
Issuance of common stock to placement agent	65,000	–	–	–	–	–	–
Shares issued for 401(k) plans	31,340	65,181	–	–	–	–	65,181
Exercise of stock options	17,000	35,990	–	–	–	–	35,990
Exercise of warrants	120,000	216,000	–	–	–	–	216,000
Conversion of common stock in connection with convertible debenture	543,478	1,000,000	–	–	–	–	1,000,000
Reclassification of derivative liabilities to equity	–	–	1,267,025	–	–	–	1,267,025
Offering costs related to terminated offering	–	–	–	648,449	–	–	648,449
Amortization of option deferred compensation	–	–	770,427	–	–	–	770,427
Issuance of common stock to be held in escrow	2,716,900	–	–	–	–	–	–
Net loss	–	–	–	–	–	(6,619,707)	(6,619,707)
Balance, October 31, 2006	27,915,287	28,929,534	3,780,197	(341,551)	–	(30,861,939)	1,506,241
Issuance of common stock for cash	2,081,149	4,699,202	–	–	–	–	4,699,202
Issuance of common stock to placement agent	74,500	–	–	–	–	–	–
Shares issued for 401(k) plans	37,834	78,403	–	–	–	–	78,403
Issuance of common stock for services	25,000	73,250	–	–	–	–	73,250
Return of common stock from escrow	(7,196,900)	–	–	–	–	–	–
Conversion of common stock in connection with convertible debenture	271,339	499,263	–	–	–	–	499,263
Reclassification of derivative liabilities to equity	–	–	932,745	–	–	–	932,745
Issuance of warrants as deferred leasing costs	–	–	473,401	–	(473,401)	–	–
Amortization of warrant deferred compensation	–	–	–	–	216,975	–	216,975
Amortization of option deferred compensation	–	–	295,154	–	–	–	295,154
Common stock surrendered in connection with terminated agreement	(135,434)	(341,551)	–	341,551	–	–	–
Net loss	–	–	–	–	–	(3,889,534)	(3,889,534)
Balance, October 31, 2007	23,072,775	$33,938,101	$5,481,497	$–	$(256,426)	$(34,751,473)	$4,411,699

See notes to these consolidated financial statements

STARTECH ENVIRONMENTAL CORPORATION

Consolidated Statements of Cash Flows

For the Years Ended October 31, 2007, 2006 and 2005

	Year Ended October 31,
	2007	2006	2005
Cash flows from operating activities:

Net loss	$(3,889,534)	$(6,619,707)	$(3,678,788)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Asset impairment charge	126,000	–	–
Abandoned project costs	–	–	187,154
Stock based compensation	295,154	770,427	–
Non–cash consulting expenses	73,250	–	–
Loss on disposition of assets	–	22,500	–
401(k) match through issuance of common stock	78,403	65,181	63,073
Depreciation and amortization	181,353	193,092	213,767
Amortization of deferred financing costs	13,783	237,827	35,944
Amortization of deferred leasing costs	216,975	–	–
Amortization of deferred debt discount	101,858	1,796,511	271,124
Terminated offering costs	–	888,044	–
Change in value of warrants and conversion option	107,826	173,301	(250,353)

Changes in operating assets and liabilities:

Accounts receivable	(2,891,250)	56,106	(56,106)
Note receivable	–	(385,000)	50,000
Prepaid expenses and other current assets	(97,365)	37,001	(19,500)
Inventories	(212,146)	(12,283)	(1,625)
Other assets	(108)	–	–
Accounts payable and accrued expenses	16,709	(218,149)	(86,966)
Customer deposits and deferred revenue	10,921,352	821,996	416,019
Net cash provided by (used in) operating activities	5,042,260	(2,173,153)	(2,856,257)
Cash flows from investing activities:
Purchase of equipment	(216,656)	(138,291)	(471,010)
Net cash used in investing activities	(216,656)	(138,291)	(471,010)
Cash flows from financing activities:
Proceeds from options, warrants and common stock issuance	4,699,202	2,721,990	1,646,957
Proceeds from convertible debenture	–	–	2,300,000
Repayment of convertible debenture	(191,857)	(619,919)	–
Offering costs related to equity line of credit	–	–	(239,595)
Capitalized financing costs	–	–	(287,554)
Repayment of capital lease payable	–	(242)	(4,073)
Net cash provided by financing activities	4,507,345	2,101,829	3,415,735

Net increase (decrease) in cash and cash equivalents	9,332,949	(209,615)	88,468

Cash and cash equivalents, beginning	2,279,914	2,489,529	2,401,061

Cash and cash equivalents, ending	$11,612,863	$2,279,914	$2,489,529

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION

Consolidated Statements of Cash Flows, continued

For the Years Ended October 31, 2007, 2006 and 2005

	Year Ended October 31
	2007	2006	2005
Supplemental disclosure of cash flow information:

Cash paid during the period for:

Interest	$16,047	$146,955	$238
Taxes	$4,931	$2,677	$22,190
Non–cash investing and financing activities:
Common stock issued for services:	$73,250	$–	$–
Warrants issued in connection with office lease	$473,401	$–	$–
Common stock surrendered in connection with terminated agreement	$341,551	$–	$–
Convertible notes converted to common stock	$499,263	$1,000,000	$–
Accrued interest converted to convertible note	$–	$10,542	$–
Reclassification of derivative liabilities to equity	$932,745	$1,267,025	$–
Common stock issued for deferred offering costs	$–	$–	$990,000

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Liquidity Matters:

Company’s Activities

Startech Environmental Corporation (the “Company”) is an environmental technology corporation dedicated to the development, production and marketing of low cost waste minimization, resource recovery, and pollution prevention systems that convert waste into valuable commodities.

Liquidity Matters

The Company has historically incurred net losses from operations. For the fiscal year ended October 31, 2007, net cash provided by operating activities was $5,042,260. As of October 31, 2007, the Company had cash and cash equivalents of $11,612,863 and had working capital of $2,348,568.

The Company has historically raised funds through the sale of equity and debt instruments. During the fiscal year ended October 31, 2007, the Company received net cash proceeds of approximately $4,699,000 from various investors in consideration of the sale of 2,081,149 shares of common stock pursuant to various private placement transactions. In addition, through October 31, 2007, the Company has received deposits of $8,250,000 in conjunction with two new sales agreements. Subsequent to October 31, 2007, the Company received an additional deposit of $1,445,500 in connection with these sales agreements. See Note 12.

Although the Company believes that it has sufficient liquidity to sustain its existing business for at least the next twelve months, there is no assurance that unforeseen circumstances will not have a material effect on the business that could require it to raise additional capital or take other measures to conserve liquidity in order to sustain operations.

Note 2 — Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements of Startech Environmental Corporation include the accounts of Startech Corporation, its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

Revenue Recognition

In general, the Company recognizes revenue on the sale of its manufactured products when the contract is completed, unless the contract terms dictate otherwise.  Revenues earned from consulting, design and other professional services are recognized when the services are completed.  For distributorship agreements, revenue is recognized for services and training upon completion and the distribution rights are amortized over a three year period.

For the years ended October 31, 2007, 2006 and 2005, revenue consisted of the following:

	2007	2006	2005
Manufactured parts	$526,000	$532,822	$56,106
Engineering and design	-	152,083	52,083
Distributorships	219,898	263,889	181,898
Total	$745,898	$948,794	$290,087

Fair Value of Financial Instruments

The reported amounts of the Company’s financial instruments, including debt, accounts payable and accrued liabilities, approximate their fair values due to their short-term maturities.

Note 2 — Summary of Significant Accounting Policies, continued:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (United States) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include useful life of equipment and leasehold improvement and valuation of derivative instruments. These estimates and assumptions are based on management’s judgment and available information, and consequently, actual results could differ from these estimates.

Reclassifications

Certain reclassifications have been made to the fiscal 2006 and 2005 financial statements to conform to the presentation used in the fiscal 2007 financial statements. The reclassifications had no effect on net losses as previously reported.

Cash and Cash Equivalents

The Company considers all highly liquid instruments, with a maturity of three months or less when purchased, to be cash equivalents.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectibility and an allowance for doubtful accounts is recorded accordingly. Management determines collectibility based on their experience and knowledge of the customers.

Inventories

Inventories consist of raw materials and work in process. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years. Leasehold improvements are amortized over the shorter of the useful life or the lease term, ranging from 2 to 5 years. Expenditures for major additions and betterments which extend the useful lives of the equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Deferred Financing Costs

Costs incurred in conjunction with the issuance of the convertible notes payable were capitalized and were amortized over the term of the notes, as adjusted for prepayments and conversions (see Note 7).

Deferred Offering Costs

Costs were incurred and capitalized in conjunction with the 2005 SEDA (see Note 7).  In January 2007, the 2005 SEDA was terminated and certain costs related to such agreement were written off as of October 31, 2006.

Deferred Leasing Costs

Warrants provided in connection with a new office lease agreement were valued using the Black-Scholes model and are being amortized as a charge to operations over the life of the lease.  See Note 12.

Research and Development

The Company charges all costs incurred to establish the feasibility of a product or enhancements to research and development expense in the period incurred. During the years ended October 31, 2007, 2006 and 2005, the Company incurred research and development expenses of $261,305, $324,834, and $337,898, respectively.

Note 2 — Summary of Significant Accounting Policies, continued:

Derivative Financial Instruments

Warrants and free-standing conversion options bifurcated from the convertible notes payable were accounted for in accordance with EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Index to and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”) and EITF 05-4, View A “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument” (“EITF 05-4”), which was applicable at the time of the issuance of the derivative contract. The warrants and free-standing conversion options were valued using the Black-Scholes valuation model. Actual period closing common stock prices, applicable volatility rates and period close risk-free interest rates for the contractual remaining life of the contracts were key components used in the Black-Scholes valuation model. See Note 7.

Income Taxes

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” the Company uses an asset and liability approach for financial accounting and reporting for income taxes. The basic principles of accounting for income taxes are: (a) a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year; (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; (c) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated; and (d) the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company has had recurring net losses and the resulting deferred tax asset is offset by a corresponding valuation allowance.

Stock-Based Compensation

Prior to November 1, 2005, the Company accounted for stock based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”). Accordingly, the Company generally recognized compensation expense only when it granted options with an exercise price below market price at the date of grant. Any resulting compensation expense was recognized ratably over the associated service period, which was generally the option vesting term. Prior to November 1, 2005, the Company provided pro-forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”), as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

Effective November 1, 2005, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123R”), using the modified prospective transition method and therefore has not restated prior periods’ results. Under this transition method, stock-based compensation expense after the adoption of SFAS 123R includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all share-based payment awards granted after November 1, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.

As a result of adopting SFAS 123R, the Company recorded compensation expense of $295,154 and $770,427 for the years ended October 31, 2007 and October 31, 2006, respectively. As a result, basic and diluted loss per share for the years ended October 31, 2007 and 2006 increased by $0.01 and $0.04 per share, respectively.

As of October 31, 2007, the unamortized value of nonvested options totaled $64,200.

The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model with the following assumptions and weighted average fair values as follows:

	2007	2006	2005
Risk-free interest rate range	4.65%-5.00%	4.00%-5.15%	2.89%-4.57%

Expected life of options – years	10.00	3.47	5.63
Expected stock price volatility range	98%	81%-132%	81%
Expected dividend yield	N/A	N/A	N/A

Note 2 — Summary of Significant Accounting Policies, continued:

Stock Based Compensation, continued

The weighted average estimated fair value of the stock options granted during the years ended October 31, 2007, 2006 and 2005 was $2.14, $3.04 and $2.13 per share, respectively.  The estimated fair value of options granted is amortized to expense over the option vesting periods.

The following table illustrates the pro forma effects on net loss and net loss per common share for the year ended October 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123R to stock-based compensation issued to employees.

For the Year Ended October 31, 2005
Net loss – as reported	$(3,678,788)
Deduct: Stock-based employee compensation expense
determined under the fair-value method for all awards	$(593,430)
Net loss-pro forma	$(4,272,218)
Net loss per share – as reported (basic and diluted)	$(0.21)
Net loss per share – pro forma (basic and diluted)	$(0.24)

Net Loss Per Share of Common Stock

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share includes the potential dilution that could occur if securities such as convertible notes, options and warrants convertible into common stock were exercised or converted into common stock, unless their inclusion in the computation would be anti-dilutive. Potentially dilutive securities realizable from the exercise of options, warrants and convertible notes are 11,393,827, 7,369,470, and 6,222,964 at October 31, 2007, 2006 and 2005, respectively, are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“the FASB”) issued SFAS No. 157, “Fair Value Measurements”.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is in the process of evaluating the impact that the adoption of SFAS No. 157 will have on its consolidated financial position results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retroactively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). The Company is currently evaluating the impact of adopting SFAS 159 on its financial statements and is currently not yet in a position to determine such effects.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS 5, “Accounting for Contingencies.” Adoption of EITF 00-19-2 is required for fiscal years beginning after December 15, 2006. The Company adopted EITF 00-19-2 during the year ended October 31, 2007 and established a contingency reserve as a result of the guidance in EITF 00-19-2.  See Note 13.

Note 2 — Summary of Significant Accounting Policies, continued:

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires an entity to recognize the impact of a tax position in its financial statements if that position is more likely than not to be sustained on audit based on the technical merits of the position. The provisions of FIN 48 are effective for us as of the beginning of fiscal 2008, with earlier application encouraged. Any cumulative effect of the change in accounting principle will be recorded as an adjustment to the opening accumulated deficit balance.  The Company is evaluating the impact of this pronouncement on the Company’s consolidated financial position, results of operations and cash flows.

Note 3 – Inventories:

Inventories consist of the following:
	2007	2006
Raw materials	$263,841	$281,392
Work in process	286,980	57,283
	$550,821	$338,675

Note 4 — Equipment and Leasehold Improvements:

Equipment and leasehold improvements consist of the following:

	Useful Life (In years)	2007	2006
Computer and equipment	3-5	$285,994	$238,779
Demonstrator equipment	7-15	2,734,335	2,170,797
Furniture and fixtures	3-7	159,854	144,383
Leasehold improvements	2-5	118,518	109,993
Other	4-7	38,755	23,625
		3,337,456	2,687,577
Less: accumulated depreciation		(1,363,699)	(1,181,521)
		1,973,757	1,506,056
Construction in progress		-	558,398
Total equipment and leasehold improvements		$1,973,757	$2,064,454

Construction in progress included the costs of constructing the Company’s proprietary ceramic filtration system. Costs included materials, labor, overhead and permits. During the year ended October 31, 2007, the Company deemed certain components of its construction in progress impaired, since in the development of the filtration system, certain components became obsolete and were removed from the system.  Accordingly, the Company recorded an impairment charge in the amount of $126,000, which was determined by estimating the carrying value of the components that became obsolete.  During the fourth quarter of fiscal 2007, the $492,551 balance attributable to the completed asset was reclassified as demonstrator equipment.

In October 2006, the Company disposed of an asset, incurring a loss on disposition of $22,500.

Depreciation and amortization expense totaled $181,353, $193,092 and $213,767 for the years ended October 31, 2007, 2006 and 2005, respectively.

Note 5 — Note Receivable:

On October 25, 2006, the Company received a Promissory Note from an entity in the principal amount of $385,000 in conjunction with a sales agreement. As part of the agreement, the Company was scheduled to receive payment on or before September 15, 2007. The entity has requested and the Company agreed to extend the maturity date of this note to February 15, 2008.

Note 6– Other Assets:

Other assets consist of the following:

	2007	2006
Security deposit	$69,677	$69,569
Project costs	19,697	19,697
	$89,374	$89,266

Note 7– Convertible Note and Standby Equity Distribution Agreement:

On September 15, 2005, the Company entered into a securities purchase agreement (“2005 SPA”) and a standby equity distribution agreement (“2005 SEDA”) with Cornell Capital Partners, L.P. (“Cornell”). The 2005 SPA provides for Cornell to purchase up to $2,300,000 of Debentures, which were funded during the year ended October 31, 2005. The Debentures were convertible into shares of the Company’s common stock by Cornell at any time at a conversion price of $1.84 per share of common stock. The Debentures originally matured in September 2006, required monthly interest payments at a rate of 10% per annum and monthly principal payments commencing March 2006. On September 5, 2006, the Company received notification from Cornell stating that the maturity date of the Debentures was changed to October 18, 2007. The Company had the ability to prepay the Debentures at any time upon three days written notice. If the Company’s common stock was trading above the conversion price at the time of the prepayment, the Company was required to pay a 20% premium on the amount of the prepayment. The Debentures were secured by substantially all of the Company’s assets and shares of common stock as discussed below. In connection with the issuance of the Debentures, in September 2005, the Company issued to Cornell a three year warrant to purchase 650,000 shares of the Company’s common stock with an exercise price per share of $2.53 (see Note 8).

The gross proceeds of the Debentures in the amount of $2,300,000 were recorded net of a discount of $2,168,995. The debt discount consisted of a $897,121 value related to the warrants and $1,271,874 value related to the embedded conversion option. The warrants and the embedded conversion option were accounted for under Emerging Issues Task Force (“EITF”) 00-19 and EITF 05-4, View A. Due to certain factors and the liquidated damage provision in the registration rights agreement, the Company determined that the embedded conversion option and the warrants were derivative liabilities. Accordingly, the warrants and the conversion option were being marked to market through earnings at the end of each reporting period. The warrants and conversion option were valued using the Black-Scholes valuation model. For the years ended October 31, 2007 and 2006, the Company recorded a loss of $107,826 and $173,301, respectively representing the change in the fair value of the warrants and conversion option. The debt discount of $2,168,995 was being accreted over the term of the note. Accordingly, the Company recorded a charge of $101,858 and $1,796,511 for the years ended October 31, 2007 and 2006, respectively.

On the date of the Securities Purchase Agreement the Company paid a fee of $230,000 (10% of the purchase price), structuring fees equal to $30,000 and other fees of $27,554 in connection with the issuance of the Debentures. These fees were recorded as deferred financing costs and were being expensed through the maturity date of the Debentures. Amortization expense for the years ended October 31, 2007 and 2006 amounted to $13,783 and $237,827, respectively.

On April 22, 2006, Cornell converted $1,000,000 of the Debentures into 543,478 shares of common stock. From March 2006 through January 31, 2007, the Company made principal payments aggregating approximately $808,000 towards the Debentures. On February 12, 2007, Cornell converted $499,263 of the Debentures into 271,339 shares of common stock. In accordance with EITF 00-19, upon these repayments and conversion, the Company reclassified $2,199,770 ($932,745 during the year ended October 31, 2007), representing the portion of the derivative liabilities, to additional paid-in capital.

The 2005 SEDA required Cornell, at the Company’s option, to purchase, from time to time, up to an aggregate of $20,000,000 of the Company’s common stock over a two-year period commencing on the effective date of a registration statement filed with the Securities and Exchange Commission (the “SEC”). The purchase price for each share of common stock under the 2005 SEDA was equal to 96% of the market price as defined. Each request by the Company was limited to $2,000,000. The Company issued to Cornell 386,956 shares of the Company’s common stock valued at $979,000, as a fee for entering into the 2005 SEDA and issued 4,348 shares of common stock valued at $11,000 to the placement agent. In addition, the Company incurred legal and various other costs of $239,595 in connection with this transaction.

Note 7– Convertible Note and Standby Equity Distribution Agreement, continued:

The 2005 SPA and the 2005 SEDA required that the Company file a registration statement within 30 days of the date of the agreements and use its best efforts to have the registration statement declared effective by the SEC within 120 days of the date of the agreement (extended to April 15, 2006). In the event the registration statement was not filed or declared effective within the prescribed time periods, the Company would be required to pay liquidated damages as defined under such agreement. This registration statement was never declared effective by the SEC. Accordingly, the 2005 SEDA was never activated and was not available for use. The Company was informed by Cornell that the liquidated damages provision in this agreement would not be enforced.

On January 17, 2007, the Company and Cornell agreed to terminate the 2005 SEDA and began negotiations on a new standby equity distribution agreement on different terms. In addition, Cornell agreed to waive any and all liquidated damages that may have been payable in connection with the registration rights agreement. In addition, Cornell agreed to return 135,434 of the 391,304 shares issued as offering costs in connection with the 2005 SEDA.

On January 26, 2007, the Company withdrew the registration statement filed in connection with the 2005 SEDA with the SEC. Accordingly, deferred offering costs of $239,595 were written off as of October 31, 2006. In addition, deferred offering costs of $648,449, representing 251,956 shares of common stock issued to Cornell and 4,348 shares issued to a placement agent, both of which will not be returned to the Company in connection with the 2005 SEDA termination, were charged to terminated offering costs as of October 31, 2006. On March 1, 2007, 135,434 shares valued at $341,551, were returned to the Company.

In accordance with EITF 00-19 and EITF 05-4, the Company reclassified the remaining derivative liabilities in the amount of $843,230 to equity as of January 17, 2007 due to the termination of the registration rights agreement as discussed above. In connection with the 2005 SPA, the Company and its President agreed to pledge to Cornell 3,580,000 shares of common stock and 900,000 shares of common stock, respectively, to secure payment of all the obligations due under the Debentures. Such shares were to be held in escrow until all amounts due under the Debentures were paid in full. The Company issued 900,000 shares of restricted common stock to its President during the year ended October 31, 2005 in place of the shares of common stock pledged pursuant to the Escrow Agreement. On February 15, 2007, the Company made a final principal payment in the amount of approximately $3,000 and the debentures were then paid in full. On March 1, 2007, the 3,580,000 pledged shares were returned to the Company, the 900,000 pledged shares were returned to its President and the President, in turn, returned 900,000 shares of restricted common stock to the Company.

Note 8 — Stockholders’ Equity:

Common Stock

During the year ended October 31, 2005, the Company issued 642,944 shares of common stock to various investors for gross proceeds of $1,589,580.

During the year ended October 31, 2005, the Company, in accordance its 401(k) plan, issued 20,857 common shares valued at $63,073 to its employees as a matching contribution.

During the year ended October 31, 2005, employees exercised options to purchase 15,000 common shares, resulting in net proceeds of $22,050.

During the year ended October 31, 2005, warrants to purchase 10,577 common shares were exercised, resulting in net proceeds of $35,327.

On January 29, 2006, warrants to purchase 120,000 common shares were exercised by one accredited investor at a price of $1.80 per share, resulting in net proceeds of $216,000.

During the year ended October 31, 2006, the Company, in accordance its 401(k) plan, issued 31,340 common shares valued at $65,181 to its employees as a matching contribution.

During the year ended October 31, 2006, employees exercised options to purchase 17,000 common shares, resulting in net proceeds of $35,990.

Note 8 — Stockholders’ Equity, continued:

Common Stock, continued

On November 22, 2005, the Company entered into the SICAV ONE Stock Purchase Agreement and SICAV TWO Stock Purchase Agreement (collectively, the “Mercatus Agreements”) with Mercatus & Partners, Limited (“Mercatus”). Pursuant to the Mercatus Agreements, the Company had agreed to sell to Mercatus an aggregate of 2,716,900 shares of common stock (the “Mercatus Shares”), no par value per share (“Common Stock”), for an aggregate purchase price of $5,000,000. Mercatus had up to thirty days from the date of the delivery of the Mercatus Shares to Brown Brothers Harriman, the custodial bank, to tender the purchase price to the Company. The Mercatus Shares were placed in escrow. The Company never received any proceeds pursuant to the Mercatus Agreements. In November 2006, the aforementioned stock certificates were returned to the Company and were cancelled, as were the Mercatus Agreements.

On May 23, 2006, the Company entered into a Stock Purchase and Registration Rights Agreement (the “FB Agreement”) with FB U.S. Investments, L.L.C, (the “Investor”), pursuant to which the Investor purchased 1,300,000 shares of common stock, no par value, for aggregate gross proceeds of $2,600,000. In addition to the shares of common stock, the Company issued the Investor warrants to purchase an aggregate of 2,600,000 additional shares of common stock (the “Investor Warrants”), including Investor Warrants to purchase 1,300,000 shares of common stock at an exercise price of $5.00 per share and Investor Warrants to purchase 1,300,000 shares of common stock at an exercise price of $6.00 per share. Pursuant to the FB Agreement, the Company granted the Investor piggyback registration rights with respect to the shares of common stock purchased by the Investor as well as the shares of common stock issuable upon exercise of the Investor Warrants. In addition, the Company issued 65,000 shares of common stock valued at $130,000, warrants to purchase 130,000 of common stock, and $130,000 of cash to the placement agent with respect to this transaction.

On March 12, 2007 the Company issued 25,000 shares of common stock to a consultant for services rendered, valued at $73,250, representing the fair value of such services.

On March 13, 2007, the Company received net proceeds of $500,002 from an investor in consideration of the sale of 208,334 shares of common stock, the issuance of 208,334 warrants exercisable at $3.40 per share and 208,334 warrants exercisable at $4.40 per share. In addition, the Company issued 20,834 shares of common stock, warrants to purchase 20,834 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.

On March 16, 2007, the Company received net proceeds of $259,200 from an investor in consideration of the sale of 108,000 shares of common stock. The Company also issued warrants to purchase 108,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 108,000 shares of common stock at an exercise price of $4.40 per share. In addition, the Company granted 12,000 shares of common stock, warrants to purchase 12,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.

On March 21, 2007, the Company received gross proceeds of $555,555 from an investor in consideration of the sale of 231,482 shares of common stock. The Company also issued warrants to purchase 231,482 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 231,482 shares of common stock at an exercise price of $4.40 per share. In addition, the Company paid a commission in the amount of $55,555 in cash proceeds as a finder’s fee to a placement agent.

On April 11, 2007, the Company entered into a securities purchase agreement with Cornell. The Company issued and sold to Cornell 833,333 shares of common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000. In connection with the issuance of the common stock, the Company issued to Cornell a Class A warrant and a Class B warrant, each warrant entitling Cornell to purchase 833,333 shares of the Company’s common stock at an exercise price per share of $3.40 per share and $4.40 per share, respectively. The warrants expire on April 11, 2011. See the discussion under Warrants for additional details.  The Company also entered into a registration rights agreement in connection with this private placement to register for resale the shares of common stock issued to Cornell and the shares of common stock issuable upon exercise of the warrants. In connection with the purchase agreement, the Company paid an origination fee to Cornell in the form of 41,666 shares of common stock at a price per share of $2.40 and a cash payment of $95,000.

Pursuant to the registration rights agreement, the Company is obligated to file a registration statement within 45 days of the closing and obtain effectiveness no later than 120 days following the closing (or 150 days if the registration statement receives a “full review” by the SEC) and maintain its effectiveness until all the shares may be sold without any volume limitations pursuant to Rule 144(k) under the Securities Act of 1933, as amended. In the event the Company failed to

Note 8 — Stockholders’ Equity, continued:

Common Stock, continued

file the registration statement or obtain its effectiveness within the time periods described above, and if certain other events occur, the Company would become subject to liquidated damages in an amount in cash equal to one percent of the purchase price paid by Cornell for the shares of common stock issued pursuant to the securities purchase agreement, plus an additional 1% for each additional month an effective registration statement was delayed, up to a maximum of 12%, or $240,000, payable in cash.

The Company filed a registration statement on Form S-1 on June 1, 2007 and filed an amended Form S-1/A on October 31, 2007. The Company is currently in the process of addressing comments received by the SEC with respect to the amended registration statement. The 150 day deadline for the registration statement to be declared effective was passed in early September 2007.   The Company intends to file an amended registration statement on Form S-1/A shortly after this Form 10-K is filed, which will respond to the SEC’s comments.  However, this amended registration statement will still be subject to additional SEC review.

On April 11, 2007, the Company entered into a new standby equity distribution agreement (“2007 SEDA”) with Cornell. Pursuant to the 2007 SEDA, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the 2007 SEDA, Cornell will pay the Company 96% of the lowest closing bid price of the Company’s common stock for the five trading days immediately following the notice date. Cornell will also retain 5% of the amount of each advance under the 2007 SEDA. Cornell’s obligation to purchase shares of the Company’s common stock under the 2007 SEDA is subject to certain conditions and limitations, including the Company obtaining an effective registration statement covering resale of the shares of the Company’s common stock issuable under the 2007 SEDA. The Company incurred a placement agent fee of $5,000 under the Placement Agent Agreement relating to the 2007 SEDA. The 2007 SEDA will be available to the Company upon filing a registration statement which is declared effective by the SEC.  As of October 31, 2007, the SEC has not declared the registration statement effective and the 2007 SEDA is not yet available for use.

On May 10, 2007, the Company entered into a stock purchase agreement and registration rights agreement with  an individual investor for the private placement of common stock at $2.20 per share or gross proceeds of $1,540,000, pursuant to which the Company issued and sold to this investor 700,000 restricted shares of common stock and warrants exercisable into an aggregate of 1,400,000 restricted shares of common stock, for which 700,000 of such warrants were issued at an exercise price of $3.40 per share and the other 700,000 of such Warrants were issued at an exercise price of $4.40 per share. The warrants are exercisable as of the date of issuance and expire on May 10, 2010. The Company granted the investor piggyback registration rights with respect to the shares issued to the investor and the shares of common stock issuable upon exercise of the warrants.

Warrants

                In connection with the private placement transaction dated November 4, 2004, the Company issued warrants to purchase 204,778 shares of common stock in three tranches. Pursuant to the first tranche the Company issued an aggregate of 68,259 warrants to purchase shares of common stock at an exercise price of $5.71 per share. Pursuant to the second tranche the Company issued an aggregate 68,259 warrants to purchase shares of common stock at an exercise price of $7.71 per share. Pursuant to the third tranche, the Company issued an aggregate of 68,259 warrants to purchase shares of common stock at an exercise price of $9.91 per share. These warrants expired without being exercised on November 1, 2007.

                In connection with the private placement transaction dated December 8, 2004, the Company issued warrants to purchase 70,930 shares of common stock in three tranches. Pursuant to the first tranche, the Company issued an aggregate of 23,643 warrants to purchase shares of common stock at an exercise price of $5.95 per share. Pursuant to the second tranche, the Company issued an aggregate 23,643 warrants to purchase shares of common stock at an exercise price of $7.95 per share. Pursuant to the third tranche, the Company issued an aggregate of 23,543 warrants to purchase shares of common stock at an exercise price of $9.95 per share. These warrants expired on December 8, 2007 without being exercised.

               In connection with the private placement transaction dated May 26, 2005, the Company issued warrants to purchase 101,010 shares of common stock in three tranches. Pursuant to the first tranche, the Company issued an aggregate of 33,670 warrants to purchase shares of common stock at an exercise price of $4.50 per share. Pursuant to the second tranche, the Company issued an aggregate 33,670 warrants to purchase shares of common stock at an exercise price of $6.50 per share.

Pursuant to the third tranche, the Company issued an aggregate of 33,670 warrants to purchase shares of common stock at an exercise price of $8.50 per share. The warrants are scheduled to expire on May 26, 2008. None of these warrants have been exercised.
Note 8 — Stockholders’ Equity, continued:

Warrants, continued

In connection with the private placement transaction dated June 7, 2005, the Company issued warrants to purchase 37,500 shares of common stock. at an exercise price of $3.20 per share. These warrants are scheduled to expire on June 7, 2008. None of these warrants have been exercised.

In connection with the private placement transaction dated June 10, 2005, the Company issued warrants to purchase 15,000 shares of common stock. Pursuant to the agreement the Company issued an aggregate of 15,000 warrants to purchase shares of common stock at an exercise price of $3.31 per share. These warrants are scheduled to expire on June 10, 2008. None of these warrants have been exercised.

In connection with the private placement transaction dated June 29, 2005, the Company issued warrants to purchase 96,153 shares of common stock in three tranches. Pursuant to the first tranche, the Company issued an aggregate of 32,051 warrants to purchase shares of common stock at an exercise price of $4.63 per share. Pursuant to the second tranche, the Company issued an aggregate 32,051 warrants to purchase shares of common stock at an exercise price of $6.63 per share. Pursuant to the third tranche, the Company issued an aggregate of 32,051 warrants to purchase shares of common stock at an exercise price of $8.63 per share. These warrants are scheduled to expire on June 29, 2008. None of these warrants have been exercised.

In connection with the private placement transaction dated August 11, 2005, the Company issued warrants to purchase 92,572 shares of common stock in three tranches. Pursuant to the first tranche, the Company issued an aggregate of 30,857 warrants to purchase shares of common stock at an exercise price of $4.57 per share. Pursuant to the second tranche, the Company issued an aggregate of 30,857 warrants to purchase shares of common stock at an exercise price of $6.57 per share. Pursuant to the third tranche, the Company issued an aggregate of 30,858 warrants to purchase shares of common stock at an exercise price of $8.57 per share. The warrants are scheduled to expire on September 6, 2008. None of these warrants have been exercised.

In connection with the private placement transaction dated September 15, 2005, the Company issued warrants to purchase 650,000 shares of common stock at an exercise price of $2.53 per share. These warrants are scheduled to expire on September 15, 2008. The exercise price of these warrants are subject to downwards adjustment upon the occurrence of certain events, including if the Company subsequently sells shares of common stock for less than $2.53 of consideration per share, in which case the exercise price is adjusted to such consideration per share.  In addition, if the exercise price is adjusted downwards, then the number of shares of common stock is adjusted upwards, such that the total proceeds that would be paid to the Company at exercise would remain constant.   As described under “Common Stock” above, on May 23, 2006 the Company sold common stock for a consideration per share of $2.00.  As such, these warrants now permit the holder to purchase 822,250 shares of common stock at an exercise price of $2.00 per share.  None of these warrants have been exercised.

In connection with the private placement transaction dated September 20, 2005, the Company issued warrants to purchase 37,500 shares of common stock in three tranches. Pursuant to the first tranche, the Company issued an aggregate of 12,500 warrants to purchase shares of common stock at an exercise price of $4.38 per share. Pursuant to the second tranche, the Company issued an aggregate 12,500 warrants to purchase shares of common stock at an exercise price of $6.38 per share. Pursuant to the third tranche, the Company issued an aggregate of 12,500 warrants to purchase shares of common stock at an exercise price of $8.38 per share. The warrants are scheduled to expire on September 20, 2008. None of these warrants have been exercised.

In connection with the private placement transaction dated May 23, 2006, the Company issued warrants to purchase 2,730,000 shares of common stock in two tranches. Pursuant to the first tranche, the Company issued an aggregate of 1,365,000 warrants to purchase shares of common stock at an exercise price of $5.00 per share. Pursuant to the second tranche, the Company issued an aggregate 1,365,000 warrants to purchase shares of common stock at an exercise price of $6.00 per share.  The warrants are scheduled to expire on May 23, 2009. None of these warrants have been exercised.

In connection with the leasing of new headquarters space, on December 4, 2006 the Company issued warrants to the landlord to purchase 200,000 shares of common stock at an exercise price of $3.00 per share.   These warrants are scheduled to expire on December 4, 2011.  None of these warrants have been exercised.  See Note 12.

In connection with the private placement transaction dated March 13, 2007, the Company issued warrants to purchase 208,334 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 208,334 shares of common stock at an exercise price of $4.40 per share. In addition, the Company issued warrants to purchase 20,834 shares of common

Note 8 — Stockholders’ Equity, continued:

Warrants, continued

stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants are scheduled to expire on March 9, 2010.  None of these warrants have been exercised.

In connection with the private placement transaction dated March 16, 2007, the Company issued warrants to purchase 108,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 108,000 shares of common stock at an exercise price of $4.40 per share. In addition, the Company granted warrants to purchase 12,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants are scheduled to expire on March 13, 2010.  None of these warrants have been exercised.

In connection with the private placement transaction dated March 21, 2007, the Company issued warrants to purchase 231,482 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 231,482 shares of common stock at an exercise price of $4.40 per share.  These warrants are scheduled to expire on March 19, 2010.  None of these warrants have been exercised.

In connection with the private placement transaction dated April 11, 2007, the Company issued a warrant to purchase 833,333 shares of common stock at an exercise price of $3.40 per share and a warrant to purchase 833,333 shares of common stock at an exercise price of $4.40 per share. These warrants are scheduled to expire on April 11, 2011.  The exercise price of the warrants is subject to downwards adjustment upon the occurrence of certain events, including if the Company subsequently sells shares of common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described under “Common Stock” above, on May 10, 2007 the Company sold common stock for a consideration per share of $2.20, at which time the exercise price of all of these warrants to purchase an aggregate of 1,666,666 shares of common stock were adjusted to an exercise price of $2.20 per share.  None of these warrants have been exercised.

In connection with the private placement transaction dated May 10, 2007, the Company issued a warrant to purchase 700,000 shares of common stock at an exercise price of $3.40 per share and a warrant to purchase 700,000 shares of common stock at an exercise price of $4.40 per share. These warrants are scheduled to expire on May 11, 2010.  None of these warrants have been exercised.

A summary of warrant activity is as follows:

	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, October 31, 2004	2,868,491	$3.81
Granted	1,305,442	$4.68
Exercised	(10,577)	$3.34
Forfeited	(917,392)	$3.34

Outstanding, October 31, 2005	3,245,964	$4.29
Granted	2,902,250	$5.50
Exercised	(120,000)	$1.80
Forfeited	(762,353)	$1.80

Outstanding, October 31, 2006	5,265,861	$5.19

Granted	4,427,966	$3.22
Exercised	-	$-
Forfeited	-	$-

Outstanding, October 31, 2007	9,693,827	$4.29

Exercisable, October 31, 2007	9,693,827	$4.29

Note 8 — Stockholders’ Equity, continued:

Warrants, continued

The following table summarizes warrant information as of October 31, 2007:

	Warrants Outstanding
Exercise Price	Number Outstanding at October 31, 2007	Weighted Average Remaining Contractual Life (years)	Number Exercisable at October 31, 2007
$ 2.00	822,250	0.88	822,250
$ 2.20	1,666,666	3.45	1,666,666
$ 3.00	200,000	4.10	200,000
$ 3.20	37,500	0.60	37,500
$ 3.31	15,000	0.61	15,000
$ 3.40	1,280,650	2.46	1,280,650
$ 4.38	12,500	0.78	12,500
$ 4.40	1,280,650	2.46	1,280,650
$ 4.50	33,670	0.58	33,670
$ 4.57	30,857	0.78	30,857
$ 4.63	32,051	0.66	32,051
$ 4.89	352,723	0.31	352,723
$ 5.00	1,365,000	1.56	1,365,000
$ 5.71	68,259	0.01	68,259
$ 5.89	352,723	0.31	352,723
$ 5.95	23,643	0.10	23,643
$ 6.00	1,365,000	1.56	1,365,000
$ 6.38	12,500	0.78	12,500
$ 6.50	33,670	0.58	33,670
$ 6.57	30,857	0.78	30,857
$ 6.63	32,051	0.66	32,051
$ 6.89	352,723	0.31	352,723
$ 7.71	68,259	0.01	68,259
$ 8.05	23,643	0.10	23,643
$ 8.38	12,500	0.78	12,500
$ 8.50	33,670	0.58	33,670
$ 8.57	30,858	0.78	30,858
$ 8.63	32,052	0.66	32,052
$ 9.71	68,259	0.01	68,259
$ 10.05	23,643	0.10	23,643

	9,693,827		9,693,827

Note 9 - Stock Option Plans:

1995 Stock Option Plan

In November 1995, the Company authorized 2,000,000 common shares, issuable upon exercise of stock options issued by the Company under its 1995 Non-Qualifying Stock Option Plan (the “1995 Plan”) for employees, directors and other persons associated with the Company whose services benefited the Company. The options must have been issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date was at the sole discretion of the Compensation Committee of the Board of Directors.

During the years ending October 31, 2007, 2006 and 2005, there were no options granted under the 1995 plan. As of October 31, 2007, 1,095,000 options were outstanding, all of which were exercisable and vested.

2000 Stock Option Plan

The Company’s 2000 Stock Option Plan (the “2000 Plan”) was adopted by the Company’s Board of Directors in January 2000, was approved by the Company’s stockholders in February 2000 and its registration was effective in October 2002. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of the Company’s common stock.  The Company’s officers, directors, employees and consultants  are eligible to receive awards under the 2000 Plan.

The 2000 Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to stock of the Company. No awards may be granted on or after February 1, 2010.

The options may be granted at an exercise price greater than or equal to the fair market value of the Company’s common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of the Company. Fair market value for purposes of the 2000 Plan is the closing market price of the Company’s common stock on the relevant date.

The 2000 Plan is administered by the Company’s Compensation Committee of the Board of Directors. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret its provisions. The committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 Plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The Compensation Committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the 2000 Plan, except the option price.

As of October 31, 2007, 211,000 shares were available to be granted under the 2000 Plan and 605,000 options were outstanding, of which 545,000 were exercisable and vested.

All options automatically become exercisable in full in the event of a change in control, as defined in the 2000 Plan, death or disability of the option holder or as decided by the Compensation Committee. Upon retirement, options held at least one year become exercisable in full. If an option holder’s employment with the Company is terminated for any reason, except death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent they were already exercisable as of the termination date, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

On December 14, 2005, the Company issued options to purchase 25,000 shares of its common stock exercisable at $1.90 per share to the Company’s Vice President of Business Operations. The options have an exercise period of ten years, were valued at $25,913, and will be expensed over the vesting period. These options vested on June 30, 2006. During the year ended October 31, 2006, the Company recorded a compensation charge in the amount of $25,913 for these options.

On March 31, 2006, the Company issued options to purchase 50,000 shares of its common stock exercisable at $3.60 per share to a consultant. The options have an exercise period of five years, were valued at $157,676, and will be expensed over the service period. These options have a one year service period. During the years ended October 31, 2007 and 2006, the Company recorded a compensation charge in the amount of $78,838 each year for these options.

Note 9 - Stock Option Plans, continued:

2000 Stock Option Plan, continued

On May 11, 2006, the Company issued options to purchase 75,000 shares of its common stock exercisable at $3.75 per share to four members of its Board of Directors. The options have an exercise period of ten years, were valued at $273,011, and will be expensed over the vesting period. These options have a one year vesting period. During the years ended October 31, 2007 and 2006, the Company recorded a compensation charge in the amount of $144,920 and $128,091 for these options, respectively.

           On May 10, 2007, the Company issued options to purchase 60,000 shares of its common stock exercisable at $2.37 per share to four members of its Board of Directors. The options have an exercise period of ten years, were valued at $128,400, and will be expensed over the vesting period. These options have a one year vesting period. During the year ended October 31, 2007, the Company recorded a compensation charge in the amount of $64,200 for these options.

During the fiscal years ended October 31, 2007 and 2006, the Company recorded an expense of $7,200 and $537,585, respectively, representing the amortized amount of the fair value of unvested options issued to employees prior to the implementation of SFAS 123R on November 1, 2005.

Aggregate Plan Status

                A summary of activity under the stock option plans is as follows:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, October 31, 2004	1,460,000	$5.26
Granted	402,000	$2.52
Exercised	(15,000)	$1.47
Forfeited	(120,000)	$3.08

Outstanding, October 31, 2005	1,727,000	$4.81
Granted	150,000	$3.03
Exercised	(17,000)	$2.12
Forfeited	(132,000)	$2.48

Outstanding, October 31, 2006	1,728,000	$4.86
Granted	60,000	$2.37
Exercised	-	$-
Forfeited	(88,000)	$3.84

Outstanding, October 31, 2007	1,700,000	$4.82	$ 9,708

Exercisable, October 31, 2007	1,640,000	$4.91	$ 9,708

Note 9 - Stock Option Plans, continued:

Aggregate Plan Status, continued

The following table summarizes stock option information as of October 31, 2007:

	Options Outstanding
Exercise Prices	Number Outstanding at October 31, 2007	Weighted Average Remaining Contractual Life	Number Exercisable at October 31, 2007
$ 0.93	10,000	5.17	10,000
$ 1.37	833	6.01	833
$ 1.90	25,000	8.13	25,000
$ 2.03	52,000	4.12	52,000
$ 2.30	30,000	7.77	30,000
$ 2.37	60,000	9.53	-
$ 2.40	195,000	8.01	195,000
$ 2.70	67,500	7.56	67,500
$ 3.00	3,000	4.31	3,000
$ 3.30	7,500	7.42	7,500
$ 3.38	10,000	4.51	10,000
$ 3.50	2,500	6.25	2,500
$ 3.60	50,000	3.42	50,000
$ 3.75	75,000	8.53	75,000
$ 4.15	2,500	6.50	2,500
$ 4.20	24,167	6.51	24,167
$ 5.00	10,000	1.35	10,000
$ 5.63	210,000	3.14	210,000
$ 6.00	815,000	2.01	815,000
$ 6.88	20,000	2.18	20,000
$ 7.13	5,000	2.62	5,000
$ 9.00	25,000	2.60	25,000

Total	1,700,000	4.05	1,640,000

Note 10 – Sales and Accounts Receivable Concentrations:

During the fiscal year ended October 31, 2007, approximately $526,000 (71%) of the Company’s revenue was generated from the sale and installation of manufactured parts to one customer.  In addition, approximately $220,000 (29%) of the Company’s revenue was derived from the amortization of four distributorship agreements. As of October 31, 2007, the Company had no accounts receivable due from these customers.  As of October 31, 2007, the accounts receivable balance of $2,891,250 represents a scheduled payment due from a new customer related to the sale of three Plasma Converter Systems (see Note 12).  Of the total, $1,445,500 was received subsequent to October 31, 2007.

During the fiscal year ended October 31, 2006, approximately $532,000 (56%) of the Company’s revenue was generated from the sale and installation of manufactured parts to one customer, while approximately  $152,000 (16%) of the Company’s revenue was generated from consulting and design services for one customer. In addition, approximately $264,000 (28%) of the Company’s revenue was derived from the amortization of four distributorship agreements.

During the year ended October 31, 2005, the majority of the Company’s revenues were derived from three major customers. Revenues from these customers were approximately $66,000 (23%), $66,000 (23%), and $91,000 (31%) respectively.

Note 11 – Income Taxes:

The reconciliation of the statutory U.S. Federal income tax rate to the Company’s effective income tax rate is as follows:

	Years Ended October 31,
	2007	2006	2005
Statutory federal income tax rate (benefit)	(34.00)%	(34.00)%	(34.00)%
State income tax benefit, net of federal income tax effect	(5.00)	(5.00)	(5.00)
Non-deductible expenses:
Permanent differences	3.93	14.97	-
Increase in valuation allowance	35.07	24.03	39.00
Effective tax rate	0.00%	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amount used for income tax purposes. The Company’s deferred tax assets are as follows:

	Years Ended October 31,
	2007	2006
Deferred tax asset:
Stock based compensation	$415,577	$300,467
Accrued liabilities	162,630	115,830
Research credit	44,916	44,916
Net operating loss carryforward	10,668,658	9,479,585
	11,291,781	9,940,798
Less: valuation allowance	(10,940,417)	(9,576,364)

Total deferred tax asset	351,364	364,434

Deferred tax liability:
Excess tax over book depreciation	(351,364)	(364,434)
Net deferred tax asset	$-	$-

Increase in valuation allowance	$1,364,053	$1,590,850

Due to the uncertainty surrounding the realization of the benefits of the net operating loss carryforwards, the Company provided a valuation allowance for the entire amount of the deferred tax asset at October 31, 2007, 2006 and 2005. At October 31, 2007, the Company had federal net operating loss carryforwards of approximately $28,900,000 which expire at various dates through 2027, state net operating loss carryforwards of approximately $16,600,000 which expire at various dates through 2012, and research and development credits of approximately $45,000 which expire on various dates through 2024

Note 12 – Commitments and Concentrations:

Operating Leases

The Company leases office space, equipment, computers and vehicles under non-cancelable operating leases through 2009.

  The Company’s corporate headquarters is located at 88 Danbury Road, Wilton, Connecticut 06897-2525 where the Company leases 5,612 square feet of office space. The lease provides for monthly base rent payments of $11,224 through December 2008, when the lease expires, subject to the Company’s option to extend it for another three years on substantially the same terms.  On December 4, 2006, in connection with the execution of the lease agreement, the Company issued a warrant to the landlord to purchase 200,000 shares of common stock at an exercise price of $3.00 per share, valued at approximately

$473,000 using the Black-Scholes model.  These deferred leasing costs are being amortized over the life of the lease. These warrants are scheduled to expire on December 4, 2011. During the fiscal year ended October 31, 2007, the Company incurred a charge to operations in the amount of $216,975 relating to these warrants.

Note 12 — Commitments and Concentrations, continued:

Operating Leases, continued

The Company’s product showroom is located in Bristol, Connecticut, where the Company currently leases 16,291 square feet of office space. On July 13, 2007, the Company signed an amendment to the original lease agreement whereby the Company increased the space by roughly 50% and extended the lease such that the expiration is now June 15, 2009.  The current lease provides for monthly base rent payments of $8,145.

The Company’s manufacturing facility is located in Bristol, Connecticut, where the Company leases 30,000 square feet of manufacturing space. The lease provided for monthly base rent payments of $5,775 through the December 31, 2007 expiration date.  The lease arrangement is currently on a month-to-month basis for a rent payment of $4,775 per month.

The following table shows the Company’s future lease commitments under its operating leases:

For the fiscal years ended October 31,	Annual Rent
2008	$243,978
2009	83,535
Total	$327,513

Employment Agreements

On September 30, 2004, the Board of Directors approved the terms of an employment agreement between Joseph F. Longo and the Company. Mr. Longo will serve as the Chief Executive Officer and President and will be paid an annual salary of $185,000. The term of the Employment Agreement is three years, effective as of January 1, 2004, and automatically renews for successive one year periods, unless either party provides written notice of non-renewal at least 90 days prior to the anniversary date.  Effective August 1, 2007, the Board of Directors approved an increase in Mr. Longo’s annual salary to $210,000.  Upon termination of employment, Mr. Longo is entitled to six months of base salary and benefits continuation as severance.  After the severance period, if Mr. Longo was involuntarily terminated without cause, he is entitled to additional termination benefits, including an annual payment of $97,500 for the remainder of his life, plus lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid, to the extent commercially available.  If Mr. Longo is survived by his spouse, she will receive half of the annual payment amount ($48,750) for the remainder of her life, plus continuation of the gap medical insurance benefit.  These entitlements are unfunded and Mr. Longo’s rights to these benefits are as an unsecured general creditor of the Company.  On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.

On September 1, 2005, the Company reached an agreement with its Chief Financial Officer, Peter J. Scanlon, that provides for a severance package based on years of service, in the event of involuntary termination without cause.

On December 1, 2005, the Company reached an agreement with Ralph Dechiaro, its Vice President of Business Operations, pursuant to which the Company agreed to award Mr. Dechiaro a severance package based on years of service, in the event of termination without cause.

Sales Agreements

On May 10, 2007, the Company entered into a Purchase Agreement with Envirosafe Industrial Services Corporation (“EIS”), whereby the Company sold to EIS two 10 Ton Per Day (“TPD”) (rated capacity) and one 5 TPD (rated capacity) Plasma Converter Systems (“PCS”) to process various solid, liquid and gaseous feeds including hazardous waste, for an aggregate sales price of $19,275,000. On May 23, 2007, the Company received a down payment in the amount of $1,927,500 as a down payment for the sale. The remainder of the purchase price will be paid in installments, of which the Company had received an additional $5,782,500 through October 31, 2007 and another $1,445,500 subsequent to October 31, 2007. The Company expects to complete delivery of the PCS’s to EIS during the fourth fiscal quarter of 2008.

Note 12 — Commitments and Concentrations, continued:

Sales Agreements, continued

On August 10, 2007, the Company entered into a Purchase Agreement with Plasma Processing Technologies Ltd of England and Wales (“PPT”), whereby the Company sold to PPT a 10 TPD (rated) PCS to process various solid, liquid and gaseous feeds including hazardous waste, for an aggregate sales price of $5,400,000.  On August 20, 2007, the Company received a down payment of $540,000 from PPT. The remainder of the purchase price will be paid in installments. As of January 28, 2008, the Company is negotiating a revised payment schedule with PPT.  Assuming that the payment schedule is finalized soon, the Company expects to complete delivery of the PCS to PPT during the fourth fiscal quarter of 2008.

For both agreements, the down payment and installment payments have been included as part of customer deposits and deferred revenue in the consolidated balance sheet. The final installment will be made upon the issuance of a certificate of completion once the installation of the PCS’s has been completed. All amounts, other than the down payment, not paid by the customer within 30 days after such amounts become due and payable to the Company, shall bear interest as stated, but not to exceed the maximum rate of interest allowed by applicable law.

DOE Grant

The Company received a grant from the Department of Energy (“DOE”) for the development of a Startech Hydrogen Production Project which includes the evaluation of the viability of integrated hydrogen production from waste materials. This program consists of two test phases which evaluate the potential hydrogen yield and volume which can be obtained from plasma converter gas (PCG).  Phase I was initiated in October 2004 and was completed by September 2005. Phase II was initiated in October 2005 and was completed during the third quarter of fiscal 2007. During this phase, the Company incorporated equipment enhancements and finalized the final test report providing technical test results to DOE. The grant is a reimbursement of expenses incurred in connection with the project and is recorded as other income in the statement of operations when received. For the years ended October 31, 2007, 2006 and 2005, the Company received $371,248, $64,508 and $454,035, respectively, under this grant.

Investment Management Agreement

On November 3, 2005, the Company entered into an agreement with Stonebridge Advisors LLC (“Stonebridge”). Under the terms of the agreement, Stonebridge served as the Company’s Investment Manager. As of October 31, 2006, the Company maintained cash balances of approximately $1,600,000 in an account managed by Stonebridge. On December 12, 2006, the Company terminated this agreement with Stonebridge and the cash was returned to the Company.

Concentration of Credit Risk

The Company’s cash and cash equivalents consist of cash balances at one financial institution and short-term high quality liquid investments with maturities of less than thirty days. The short-term investments are high quality commercial paper, U.S. Treasury notes and U.S. Treasury bills. The cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000. From time to time, the Company’s balances may exceed these limits. At October 31, 2007, uninsured cash balances were approximately $11,400,000. The Company believes it is not exposed to any significant credit risk for cash.

Note 13 – Litigation and Other Contingencies:

The Company was sued in an action entitled Ann C. Ritson, et al (“Plaintiffs”) v. Startech Environmental Corporation and other parties, CV-06-5005444-S, in the Superior Court, Jurisdiction of Hartford, Connecticut, commenced in or about July 2006 (the “Primary Action”) relating to alleged misrepresentation in a private placement transaction. The Company denied the allegations and asserted certain defenses against the Plaintiffs.  In addition, the Company filed a third party complaint against the private placement agent in the aforementioned matter. The Company alleged that if it were adjudged to be liable to the Plaintiffs, they are entitled to indemnification in whole or in part from the private placement agent pursuant to a written agreement. During October 2007, the litigation was fully settled by the parties for an amount deemed to be immaterial.

Note 14 – Employee Benefit Plan:

The Company sponsors an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed 30 days of service. Company contributions are made in the form of common stock at the prevailing current market price and vest equally over an employee’s initial three-year service period, after which the employee is fully invested in all Company contributions. The Company will match the first ten percent of the employee contribution on a dollar for dollar basis up to the maximum contribution allowed under Internal Revenue Code. Contributions for the years ended October 31, 2007, 2006, 2005 were $78,403, $65,181, and $63,073, respectively. These contributions were paid through the issuance of 37,834, 31,340, and 20,857 shares of common stock, respectively.

 Note 15 – Quarterly Financial Data (unaudited):

	For the Quarter Ended
	1/31/07	4/30/07	7/31/07	10/31/07
Total Revenues	$65,976	$191,976	$354,958	$132,988
Gross Profit (Loss)	$14,719	$155,473	$277,361	$(2,942)
Net Loss	$(872,697)	$(1,026,985)	$(773,509)	$(1,216,343)
Basic and Diluted Net Loss per share	$(0.04)	$(0.05)	$(0.03)	$(0.05)

	For the Quarter Ended
	1/31/06	4/30/06	7/31/06	10/31/06
Total Revenues	$364,197	$111,464	$286,131	$187,002
Gross Profit	$311,094	$28,826	$219,387	$82,179
Net (Loss) Income	$(439,462)	$(4,620,815)	$337,902	$(1,897,332)
Basic and Diluted Net (Loss) Income per share	$(0.02)	$(0.25)	$0.02	$(0.09)

Note 16 – Subsequent Events:

Common Stock Issued

Subsequent to October 31, 2007, the Company issued 10,000 shares of its common stock valued at $17,878 into its 401(k) plan as a matching contribution.

Options Granted

On January 4, 2008, the Board of Directors granted an aggregate of 45,000 options to purchase shares of common stock, with an exercise price of $1.73 to six key employees, including the three executive officers.   These options vest immediately and expire after ten years.  The grant date fair value of $52,200 will be expensed at the date of grant.

Purchase Commitment

On December 14, 2007, the Company executed a purchase order agreement to purchase plasma torches from a vendor for a total purchase price of $ 3,230,000, and we paid a deposit of $646,000.  The remaining payments are scheduled to be paid in installments over the anticipated twenty-six weeks until the torches are completed.  The order was being made in connection with the EIS sales agreement (see Note 12).

STARTECH ENVIRONMENTAL CORPORATION

Condensed Consolidated Balance Sheets

	January 31, 2008	October 31, 2007
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$11,096,288	$11,612,863
Accounts receivable	3,448,250	2,891,250
Note receivable	385,000	385,000
Inventories	816,524	550,821
Vendor deposits	646,000	-
Prepaid expenses and other current assets	126,166	100,372

Total current assets	16,518,228	15,540,306

Equipment and leasehold improvements, net	1,970,056	1,973,757

Other assets	62,472	89,374

Total assets	$18,550,756	$17,603,437
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$543,962	$260,594
Customers deposits and deferred revenue	14,825,656	12,931,144

Total liabilities	15,369,618	13,191,738

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, no par value; 800,000,000 shares authorized;
23,088,675 issued and outstanding at January 31, 2008 and
23,072,775 issued and outstanding at October 31, 2007	33,964,500	33,938,101
Additional paid-in capital	5,565,797	5,481,497
Deferred leasing costs	(197,251)	(256,426)
Accumulated deficit	(36,151,908)	(34,751,473)

Total stockholders’ equity	3,181,138	4,411,699

Total liabilities and stockholders’ equity	$18,550,756	$17,603,437

See notes to these condensed consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended January 31,
	2008	2007

Revenue	$107,988	$65,976

Cost of revenue	103,048	51,257

Gross profit	4,940	14,719

Operating expenses:

Selling expenses	$191,644	$164,818
Research and development expenses	51,115	85,524
General and administrative expenses	1,214,733	541,512
Depreciation and amortization expenses	55,235	45,372

Total operating expenses	1,512,727	837,226

Loss from operations	(1,507,787)	(822,507)

Other income (expense):

Interest income	107,352	14,748
Interest expense	-	(16,045)
Amortization of deferred financing costs	-	(3,596)
Amortization of deferred debt discount	-	(29,727)
Change in value of warrants and conversion option	-	(107,826)
Other income	-	92,256

Total other income (expense)	107,352	(50,190)

Net loss	$(1,400,435)	$(872,697)

Per share data:
Net loss per share – basic and diluted	$(0.06)	$(0.04)

Weighted average common shares outstanding – basic and diluted	23,077,598	20,720,401

See notes to these condensed consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended January 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(1,400,435)	$(872,697)
Adjustments to reconcile net loss to net cash used in operating activities:

Stock based compensation	$84,300	$109,240
401(k) match through issuance of common stock	26,399	15,350
Depreciation and amortization	55,235	45,372
Amortization of deferred financing costs	-	3,596
Amortization of deferred leasing costs	59,175	-
Amortization of deferred debt discount	-	29,727
Change in value of warrants and conversion option	-	107,826

Changes in operating assets and liabilities:
Account receivable	(557,000)	-
Vendor deposits	(646,000)	-
Prepaid expenses and other current assets	(25,794)	(6,501)
Inventories	(265,703)	4,096
Other assets	26,902	(56,946)
Accounts payable and accrued expenses	283,368	(91,056)
Customer deposits and deferred revenue	1,894,512	(65,976)
Net cash used in operating activities	(465,041)	(777,969)

Cash flows from investing activities:
Purchase of equipment	(51,534)	(70,827)
Cash used in investing activities	(51,534)	(70,827)

Cash flows from financing activities:	-	(188,351)
Repayments of convertible debenture	-	(188,351)
Cash used in financing activities

Net decrease in cash and cash equivalents	(516,575)	(1,037,147)

Cash and cash equivalents, beginning	11,612,863	2,279,914
Cash and cash equivalents, ending	$11,096,288	$1,242,767

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$16,045

Non-cash investing and financing activities:
Reclassification of derivative liabilities to equity	$-	$932,745

See notes to these condensed consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation and Liquidity Matters.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Startech Environmental Corporation (the “Company” or “Startech”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. In the opinion of management, such statements include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. Pursuant to the requirements of the Securities and Exchange Commission (the “SEC”) applicable to interim financial statements, the accompanying financial statements do not include all the disclosures required by GAAP for annual financial statements. While the Company believes that the disclosures presented are adequate to make the information not misleading, these unaudited interim condensed financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended October 31, 2007, included elsewhere in this document. Operating results for the three months ended January 31, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending October 31, 2008, or any other interim period.

Liquidity Matters

The Company has historically incurred net losses from operations, although operating activities generated $5,042,260 of cash during the fiscal year ended October 31, 2007, primarily due to the receipt of $8,250,000 of deposits associated with two new sales agreements. For the three months ended January 31, 2008, net cash used in operating activities was $465,041, despite the receipt of $1,445,500 of purchase deposits.  As of January 31, 2008, the Company had cash and cash equivalents of $11,096,288 and had working capital of $1,148,610.  Subsequent to January 31, 2008, the Company received an additional deposit of $810,000 in connection with the aforementioned sales agreements. See Note 8.

The Company has historically raised funds through the sale of equity and debt instruments. Although no funds were raised during the three months ended January 31, 2008, during the year ended October 31, 2007, the Company received net cash proceeds of approximately $4,699,000 from various investors in consideration of the sale of 2,081,149 shares of common stock pursuant to various private placement transactions.

Although the Company believes that it has sufficient liquidity to sustain its existing business for at least the next twelve months, there is no assurance that unforeseen circumstances will not have a material effect on the business that could require the Company to raise additional capital or take other measures to conserve liquidity in order to sustain operations.

Note 2 – Summary of Certain Significant Accounting Policies.

Principles of Consolidation

The consolidated financial statements of Startech Environmental Corporation include the accounts of Startech Corporation, its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

Revenue Recognition

In general, the Company recognizes revenue on the sale of its manufactured products when the contract is completed, unless the contract terms dictate otherwise.  Revenues earned from consulting, design and other professional services are recognized when the services are completed.  For distributorship agreements, revenue is recognized for services and training upon completion and the distribution rights are amortized over the three year period of the distributorship agreements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R. Stock-based compensation expense for all share-based payment awards is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.

Note 2 — Summary of Certain Significant Accounting Policies, continued.

Income Taxes

Effective November 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of FIN 48.

In accordance with FIN 48, interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified as Interest Expense in the consolidated statements of operations. Penalties would be recognized as a component of General and Administrative Expenses.

In many cases the Company’s tax positions are related to tax years that remain subject to examination by relevant tax authorities. The Company files income tax returns in the United States (federal) and in the state of Connecticut. The Company remains subject to federal or state income tax examinations by tax authorities for the fiscal year ended October 31, 2004 and thereafter.

The adoption of the provisions of FIN 48 did not have a material impact on the Company’s consolidated financial position and results of operations. As of January 31, 2008, no liability for unrecognized tax benefits was required to be recorded.

The Company has a deferred tax asset of approximately $11,400,000 as of January 31, 2008, primarily relating to federal net operating loss carryforwards of approximately $28,800,000 available to offset future taxable income through 2028. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. At present, the Company does not have a sufficient history of income to conclude that it is more likely than not that the Company will be able to realize all of its tax benefits in the near future and therefore a valuation allowance was established in the full value of the deferred tax asset.

A valuation allowance will be maintained until sufficient positive evidence exists to support the reversal of any portion or all of the valuation allowance net of appropriate reserves. Should the Company continue to be profitable in future periods with supportable trends, the valuation allowance will be reversed accordingly.

Reclassifications

Certain reclassifications have been made to the fiscal 2007 financial statements to conform to the presentation used in the fiscal 2008 financial statements. The reclassifications had no effect on net losses as previously reported.

Net Loss per Share of Common Stock

Basic net loss per share excludes dilution for potentially dilutive securities and is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted loss per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock.  Potentially dilutive securities realizable from the exercise of options, warrants and convertible notes of 11,163,121 and 7,289,450 at January 31, 2008 and 2007, respectively, are excluded from the computation of diluted loss per share as their inclusion would be anti-dilutive.

Note 3 — Note Receivable.

On October 25, 2006, the Company received a promissory note from an entity in the principal amount of $385,000 in conjunction with a sales agreement. As part of the agreement, the Company was scheduled to receive payment on or before September 15, 2007, but the amount is past due. The entity requested, and the Company agreed, to extend the maturity to March 15, 2008. To date, the funds have not been received and the Company remains in discussions with the entity to work out a definitive payment schedule.  On April 15, 2008, Global China requested to make, and the Company agreed to accept, monthly $50,000 installment payments on this note beginning on May 25, 2008 and concluding with a final $135,000 payment on October 25, 2008. As of May 29, 2008, the Company has not received the initial $50,000 payment owed to the Company.  There can be no assurance that the Company will receive all or any portion of this payment or any subsequent payments. The Company has recorded the corresponding $385,000 liability within Customer Deposits and Deferred Revenue in the condensed consolidated balance sheets.

Note 4 – Inventories.

Inventories consist of raw materials and work-in-process and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.  Inventories consist of the following:

	January 31, 2008	October 31, 2007
Raw materials	$232,841	$263,841
Work-in-process	583,683	286,980

	$816,524	$550,821

Note 5 – Cornell Transactions.

2007 Standby Equity Distribution Agreement

On April 11, 2007, the Company entered into a Standby Equity Distribution Agreement (“2007 SEDA”) with Cornell Capital Partners, L.P. (“Cornell”).  Pursuant to the 2007 SEDA, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the 2007 SEDA, Cornell will pay the Company 96% of the lowest closing bid price of the Company’s common stock for the five trading days immediately following the notice date. Cornell will also retain 5% of the amount of each advance under the 2007 SEDA. Cornell’s obligation to purchase shares of the Company’s common stock issuable under the 2007 SEDA is subject to certain conditions and limitations, including the Company obtaining an effective registration statement covering the resale shares of the Company’s common stock under the 2007 SEDA. The Company incurred a placement agent fee of $5,000 under the Placement Agent Agreement relating to the 2007 SEDA. Currently, the registration statement covering the resale of shares of common stock issuable under the 2007 SEDA has not been declared effective and the 2007 SEDA is not available for use.

2007 Securities Purchase Agreement

On April 11, 2007, pursuant to a securities purchase agreement, the Company issued and sold to Cornell 833,333 shares of common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000 (“2007 SPA”).  In connection with the issuance of the common stock, the Company issued to Cornell a Class A warrant and a Class B warrant, each warrant entitling Cornell to purchase 833,333 shares of the Company’s common stock at an exercise price per share of $3.40 per share and $4.40 per share, respectively. On May 10, 2007, the exercise price of all of these warrants was adjusted to $2.20, in accordance with the warrant terms.  The warrants expire on April 11, 2011.  The 2007 SPA provided Cornell with registration rights (“2007 Registration Rights”) to register for resale the shares of common stock issued to Cornell. In connection with the 2007 SPA, the Company paid an origination fee to Cornell in the form of 41,666 shares of common stock and a cash payment of $95,000.  Pursuant to the 2007 Registration Rights, the Company is obligated to file a registration statement within 45 days of April 11, 2007 and obtain effectiveness no later than 120 days following such date (or 150 days if the registration statement receives a “full review” by the SEC) and maintain effectiveness of such registration agreement until all the shares may be sold without regard to manner of sale requirements and volume limitations pursuant to Rule 144(k) under the Securities Act of 1933, as amended. In the event the Company does not obtain effectiveness within the time periods described above, and if certain other events occur, the Company is subject to liquidated damages in an amount, in cash, equal to 1% of the purchase price paid by Cornell for the shares of common stock issued pursuant to the 2007 SPA, plus an additional 1% for each additional month an effective registration is delayed, up to a maximum of 12%, or $240,000, payable in cash.  In accordance with FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which specifies that a contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured if the obligation becomes probable and is reasonably estimable in accordance with SFAS No. 5, “Accounting for Contingencies”, the Company has recognized a contingent obligation in its financial statements.

In connection with the 2007 Registration Rights, the Company filed a registration statement on Form S-1 on June 1, 2007, filed Amendment No. 1 to Form S-1 on October 31, 2007, filed Amendment No. 2 to Form S-1 on March 11, 2008 and filed Amendment No. 3 to Form S-1 on May 13, 2008. The 150 day deadline for the registration statement to be declared effective passed in early September 2007.  Amendment No. 2 of the registration statement remains subject to additional SEC review.  However, on February 15, 2008, an amendment of SEC Rule 144, under the Securities Act of 1933, as amended, became effective. Consequently, the shares of common stock issued pursuant to the 2007 SPA are freely tradable without the need for an effective registration statement.

Note 6 – Sales and Accounts Receivable Concentrations.

During the three months ended January 31, 2008, approximately $75,000 (70%) of the Company’s revenue was generated from the sale and installation of manufactured parts to one customer.  In addition, approximately $33,000 (30%) of the Company’s revenue was derived from the amortization of two distributorship agreements. As of January 31, 2008, the accounts receivable balance of $3,448,250 included $3,373,250 of scheduled deposits due from one customer related to the sale of Plasma Converter Systems, as more fully discussed in Note 8. During the three months ended January 31, 2007, all of the Company’s revenue was equally derived from the amortization of four distributorship agreements.

Note 7 — Stockholders’ Equity.

Common Stock

The Company sponsors an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed 30 days of service. Contributions by the Company are made in the form of shares of common stock at the prevailing current market price and vest equally over an employee’s initial three-year service period. The Company matches the first ten percent of an employee’s contributions on a dollar-for-dollar basis, up to the maximum contribution allowed under Internal Revenue Code. Contributions for the three months ended January 31, 2008 and 2007 were $26,399, and $15,350, respectively. These contributions were, or will be, made through the issuance of 15,900 and 5,977 shares of common stock, respectively.

Warrants

A summary of warrant activity for the three months ended January 31, 2008 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, November 1, 2007	9,693,827	$4.29
Granted	-	-
Exercised	-	-
Expired	(275,706)	7.79

Outstanding, January 31, 2008	9,418,121	$4.19

Exercisable, January 31, 2008	9,418,121	$4.19

Stock Options

On January 4, 2008, the Company issued options to purchase 45,000 shares of common stock exercisable at $1.73 per share to six employees, including executive officers. The options vested immediately upon grant and have an exercise period of ten years.  During the three months ended January 31, 2008, the Company recorded a compensation charge equal to the $52,200 value of these options.

For the three months ended January 31, 2008 and 2007, the Company incurred aggregate stock-based compensation expense of $84,300 and $109,240, respectively.  As of January 31, 2008, the total unrecognized compensation costs on non-vested options is $32,100.  Such amounts are expected to be amortized within the next three months.

The fair value of share-based payment awards have been estimated using the Black-Scholes option pricing model with the following assumptions and weighted average fair values as follows:

	Three months ended January 31
	2008	2007
Risk-free interest rate range	3.18%	4.88%-5.09%
Dividend yield	N/A	N/A
Expected volatility	82%	76%
Expected life in years	5	6

Note 7 — Stockholders’ Equity, continued.

Stock Options, continued

A summary of option activity for the three months ended January 31, 2008 is as follows:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at November 1, 2007	1,700,000	$ 4.82
Granted	45,000	1.73
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding at January 31, 2008	1,745,000	$ 4.74	$6,567
Exercisable at January 31, 2008	1,700,000	$ 4.82	$6,567

Note 8 – Commitments and Contingencies.

Employment Agreement

On September 30, 2004, the Board of Directors approved the terms of an employment agreement between Joseph F. Longo and the Company, whereby Mr. Longo will serve as the Chief Executive Officer and President of the Company and will be paid an annual salary of $185,000. The term of the Employment Agreement is three years, effective as of January 1, 2004, and automatically renews for successive one year periods, unless either party provides written notice of non-renewal at least 90 days prior to the anniversary date.  Effective August 1, 2007, the Board of Directors approved an increase in Mr. Longo’s annual salary to $210,000.  Upon termination of employment, Mr. Longo is entitled to six months of base salary and benefits continuation as severance.  After the severance period, if Mr. Longo was involuntarily terminated without cause, he is entitled to additional termination benefits, including an annual payment of $97,500 for the remainder of his life, plus lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid, to the extent commercially available.  If Mr. Longo is survived by his spouse, she will receive half of the annual payment amount ($48,750) for the remainder of her life, plus continuation of the gap medical insurance benefit.  These entitlements are unfunded and Mr. Longo’s rights to these benefits are as an unsecured general creditor of the Company.  On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.

Sales Agreements

On May 10, 2007, the Company entered into a Plasma Converter System (“PCS”) purchase agreement with a customer for an aggregate sales price of $19,275,000. The purchase price is being paid in installments and the Company received $9,155,500 through January 31, 2008. As of January 31, 2008, deposits aggregating $3,373,250 were past due and are reflected in accounts receivable.  The Company currently expects product delivery to occur during the fourth calendar quarter of 2008.  As of May 22, 2008, scheduled installment payments due under this customer contract aggregating $3,373,250 were past due and the Company is currently evaluating its rights under the contract. There can be no assurance that these payments or other payments contemplated by this contract will be made or that the Company will deliver the Plasma Converter Systems covered by this purchase agreement.  However, if the Company can successfully renegotiate this contract, the Company expects to complete delivery of the Plasma Converter Systems to EIS during the fourth calendar quarter of 2008.

On August 10, 2007, the Company entered into a Plasma Converter System (“PCS”) purchase agreement with a customer for an aggregate sales price of $5,400,000.  On August 20, 2007, the Company received a down payment of $540,000 from the customer. The remainder of the purchase price is scheduled to be paid in installments. As of March 5, 2008, the Company agreed to a revised payment schedule with the customer and received $810,000 in installment payments subsequent to January 31, 2008.  The Company currently expects product delivery to occur during the first calendar quarter of 2009.

For both agreements, the down payment and installment payments received and accrued have been included as part of Customer Deposits and Deferred Revenue in the consolidated balance sheet. Final installments will be made upon the issuance of a certificate of completion once the installation of the PCSs has been completed. All amounts, other than the down payment, not paid by the customer within 30 days after such amounts become due and payable to the Company, shall bear interest as stated, but not to exceed the maximum rate of interest allowed by applicable law.

Note 8 – Commitments and Contingencies, continued.

Purchase Commitment

On December 14, 2007, the Company entered into a purchase agreement to purchase certain inventory items for a total purchase price of $3,230,000 and paid a deposit of $646,000.  Such amount has been recorded within Vendor Deposits in the condensed consolidated balance sheet at January 31, 2008.  The remaining payments, including $484,500 paid subsequent to January 31, 2008, are scheduled to be paid in installments over twenty-six weeks.  In the event that this purchase agreement is cancelled by the Company, the Company may be responsible for certain unbilled costs, as defined in the agreement.

Operating Leases

The Company leases office space under non-cancelable operating leases through June 2009.  The following table shows the Company’s future lease commitments under its operating leases:

Twelve Months Ended January 31,	Annual Rent
2009	$ 221,204
2010	36,652

Total	$ 257,856

Concentration of Credit Risk

The Company’s cash and cash equivalents consist of cash balances at one financial institution and short-term high quality liquid investments with maturities of less than thirty days. The short-term investments are high quality commercial paper, U.S. Treasury notes and U.S. Treasury bills. The cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. From time to time, the Company’s balances may exceed these limits. At January 31, 2008, uninsured cash balances were approximately $10,900,000. The Company believes it is not exposed to any significant credit risk for cash.

Note 9 – Subsequent Events.

Common Stock Issuance

 Subsequent to January 31, 2008, the Company issued 29,791 shares of its common stock valued at $32,156 to its 401(k) plan as a matching contribution.

On May 2, 2008, the Company issued 150,000 shares of its common stock to its 401(k) plan as a special award to the 401(k) plan participants.

Litigation and Other Contingencies

In addition to the matters noted below and elsewhere in this prospectus, the Company is a party to one or more claims or disputes which may result in litigation. The Company’s management does not, however, presently expect that any such matters will have a material adverse effect on the Company’s business, financial condition or results of operations.

On April 30, 2008, the Company received a letter from Plasco Energy Group Inc., or Plasco, indicating that Plasco filed a complaint against the Company in the United States District Court for the Southern District of Texas, Houston Division, alleging that the Company’s Plasma Converter System infringes a January 1994 U.S. patent entitled “Municipal Solid Waste Disposal Process” issued to Carter and Tsangaris of Ottawa, Canada.  The Company has not yet been served in this lawsuit.  As set forth in the complaint, Plasco seeks a declaration of infringement as well as other remedies and relief.  Based on the facts available to the Company at this time, the Company’s management believes the claims made by Plasco are without merit; however, the Company engaged legal counsel to review the complaint and advise the Company of its options with respect to this claim.  The Company is not able to estimate the outcome of this matter at this time.

Cornell Warrant Agreement

On May 6, 2008, the Company reduced to writing prior oral agreements with Cornell whereby Cornell agreed to waive the anti-dilution provisions in the September 15, 2005 warrants issued to them as they relate to the private placement of shares of the Company’s common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of the warrants to $1.88 per share and an increase in the number of shares upon exercise of those warrants to 874,734 shares of the Company’s common stock.  In consideration of this written agreement, the Company agreed to issue to Cornell new warrants to purchase 30,000 shares of the Company’s common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008.

Until ______, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

4,806,391 Shares of Common Stock

PROSPECTUS

STARTECH ENVIRONMENTAL CORPORATION

______________, 2008

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.   The selling securityholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, except as required by law.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.
Securities and Exchange Commission Registration fee	$318.42*
Accounting fees	$15,000.00
Legal fees	$75,000.00
Printing, engraving and mailing fees	$1,000.00
Transfer agent and registrar fees	$1,000.00
Blue Sky fees and expenses	$1,000.00
Miscellaneous expenses	$5,000.00
TOTAL	$98,318.42

* A filing fee of $318.42 was previously paid in connection with and at the time of the filing of the initial registration statement relating to the shares.

Item 14.  Indemnification of Directors and Officers.

Article VII of our articles of incorporation provides as follows:

“A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to the corporation or to its shareholders for monetary damages for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7 – 5-114 of the Colorado Corporation Code; or (iv) any transaction from which the director derived an improper personal benefit.

If the Colorado Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.

Any repeal or modification of the foregoing provisions of this Article by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation in respect of any acts or omissions of a director occurring prior to the time of this repeal or modification.”

In addition, by separate agreement, we have indemnified its officers to the same extent as the directors are indemnified in the articles of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers or persons controlling the registrant pursuant to the registrant’s Amended Articles of Incorporation, By-Laws, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in connection with the securities being registered), is asserted by such director, officer or controlling person, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

During the past three months ended January 31, 2008 and past three fiscal years ended October 31, 2005, 2006 and 2007, the securities identified below were sold or issued by us without registration under the Securities Act of 1933, as amended, also referred to herein as the Act.  Unless otherwise noted below, these securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering.

Claims of these exemptions are based upon the following: (1) all of the purchasers in these transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in our company, were able to bear the economic risk of an investment in our company, had access to or were furnished with the kinds of information that registration under the Securities Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof; (2) a restrictive legend was placed on each certificate evidencing the securities;  and (3) each purchaser acknowledged in writing that he or she knew the securities were not registered under the Securities Act or any State securities laws, and are restricted securities as that term is defined in Rule 144 under the Securities Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States and, except pursuant to an effective registration statement under the Securities Act and any applicable State securities laws, or pursuant to any exemption from registration under the Securities Act, the availability of which is to be established to our satisfaction.

Fiscal Year Ended October 31, 2005

On November 4, 2004, we issued 204,778 shares of our common stock to one institutional investor at a price per share of $2.93 for gross proceeds of $600,000.  In connection with that transaction, we also issued warrants to purchase 204,778 shares of our common stock at an average exercise price of $7.71 per share. These warrants are scheduled to expire on November 1, 2007.  These warrants expired on November 1, 2007 without being exercised.

On December 8, 2004, we issued 70,930 shares of our common stock to one accredited investor at a price per share of $3.44 for gross proceeds of $244,000.  In connection with that transaction we also issued warrants to purchase 70,930 shares of our common stock at an average exercise price of $7.95 per share.  These warrants expired on December 8, 2007 without being exercised.

On May 26, 2005, we issued 101,010 shares of our common stock to one institutional investor at a price per share of $1.93 for gross proceeds of $200,000.  In connection with this private placement transaction, we issued warrants to purchase 101,010 shares of our common stock of which 33,670 shares have an exercise price of $4.50 per share, 33,670 shares have an exercise price of $6.50 per share and the remaining 33,670 shares have an exercise price of $8.50 per share. All of these warrants are scheduled to expire on May 26, 2008.  None of these warrants have been exercised as of the date of this registration statement.

On June 7, 2005, we issued 25,000 shares of our common stock to an accredited investor at a price per share of $2.30 for gross proceeds of $57,500.  In connection with this private placement transaction, we issued warrants to purchase 37,500 shares of our common stock at an exercise price of $3.20 per share.  These warrants are scheduled to expire on June 7, 2008.  None of these warrants have been exercised as of the date of this registration statement.

On June 10, 2005, we issued 15,000 shares of our common stock to an accredited investor at a price per share of $1.85 for gross proceeds of $27,750.  In connection with this private placement transaction, we issued warrants to purchase 15,000 shares of our common stock at an exercise price of $3.31 per share.  These warrants are scheduled to expire on June 10, 2008. None of these warrants have been exercised as of the date of this registration statement.

On June 29, 2005, we issued 96,154 shares of our common stock to an accredited investor at a price per share of $2.08 for gross proceeds of $200,000.  In connection with this private placement transaction, we issued warrants to purchase 96,154 shares of our common stock of which 32,051 shares have an exercise price of $4.63 per share, 32,051 shares have an exercise price of $6.63 per share and the remaining 32,052 shares have an exercise price of $8.63 per share. All of these warrants are scheduled to expire on June 29, 2008.  None of these warrants have been exercised as of the date of this registration statement.

On August 11, 2005, we issued 92,572 shares of our common stock to an accredited investor at a price per share of $2.03 for gross proceeds of $187,875.  In connection with this private placement transaction, we issued warrants to purchase 92,572 shares of our common stock of which 30,857 shares have an exercise price of $4.57 per share, 30,857 shares have an exercise price of $6.57 per share and the remaining 30,858 shares have an exercise price of $8.57 per share. All of these warrants are scheduled to expire on September 6, 2008.  None of these warrants have been exercised as of the date of this registration statement.

On September 15, 2005, we entered into a Securities Purchase Agreement, or the 2005 Cornell SPA, with Cornell Capital Partners, LP, or Cornell.  The 2005 Cornell SPA provided for Cornell to purchase up to $2,300,000 of secured convertible debentures, or the Debentures, maturing on October 18, 2007.  This entire amount was funded during September and October 2005.  On April 22, 2006, Cornell converted $1,000,000 of the Debentures into 543,478 shares of our common stock. Through January 31, 2007, we made principal payments of approximately $808,000 towards the Debentures.  On February 12, 2007, Cornell converted $499,263 of the Debentures into 271,339 shares of our common stock and as of February 15, 2007, the Debentures were paid in full.  In connection with the issuance of the Debentures, we issued to Cornell a warrant to purchase 650,000 shares of our common stock with an exercise price per share of $2.53. These warrants expire on September 15, 2008.  The exercise price of these warrants are subject to downwards adjustment upon the occurrence of certain events, including if we subsequently sells shares of our common stock for less than $2.53 of consideration per share, in which case the exercise price is adjusted to such consideration per share.  In addition, if the exercise price is adjusted downwards, then the number of shares of our common stock is adjusted upwards, such that the total proceeds that would be paid to the Company at exercise would remain constant.   Due to a subsequent private placement of our common stock for consideration per share which triggered the adjustment provisions, the Cornell Warrants issued on September 15, 2005 now permit Cornell to purchase 822,250 shares of our common stock at an exercise price of $2.00 per share.  Further, on May 6, 2008, we reduced to writing our prior oral agreements with Cornell whereby Cornell agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of the warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, we agreed to issue to Cornell new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share.  These warrants expire three years from the date of issuance and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008. None of these warrants have been exercised as of the date of this registration statement.  In connection with the 2005 Cornell SPA, we and our President agreed to pledge to Cornell 3,580,000 shares of common stock and 900,000 shares of common stock, respectively, to secure payment of all the obligations due under the Debentures. Such shares were to be held in escrow until all amounts due under the Debentures were paid in full. We issued 900,000 shares of restricted common stock to our President during the year ended October 31, 2005 in place of the shares of common stock pledged pursuant to the Escrow Agreement. On February 15, 2007, we made a final principal payment and the debentures were then paid in full. On March 1, 2007, the 3,580,000 pledged shares were returned to the Company, the 900,000 pledged shares were returned to its President and the President, in turn, returned 900,000 shares of restricted common stock to the Company.

Also on September 15, 2005, we entered into a Standby Equity Distribution Agreement, as amended on October 15, 2005, or the 2005 SEDA, with Cornell.  Pursuant to the 2005 SEDA, we had the ability, at our discretion, to periodically issue and sell to Cornell shares of our common stock for a total purchase price of up to $20 million. Pursuant to the 2005 SEDA, we initially issued 386,956 shares of our common stock to Cornell as a one-time commitment fee and we issued 4,348 shares of common stock to Cornell, as the placement agent. On January 17, 2007, we terminated the 2005 SEDA with Cornell. Subsequent to the termination of the 2005 SEDA,

Cornell returned to us for cancellation 135,434 shares of our common stock of such 386,956 shares of our common stock to Cornell.

On September 20, 2005, we issued 37,500 shares of our common stock to an accredited investor at a price per share of $1.88 for gross proceeds of $70,500.  In connection with this private placement transaction, we issued warrants to purchase 37,500 shares of our common stock of which 12,500 shares have an exercise price of $4.38 per share, 12,500 shares have an exercise price of $6.38 per share and the remaining 12,500 shares have an exercise price of $8.38 per share.  All of these warrants are scheduled to expire on September 20, 2008.  None of these warrants have been exercised as of the date of this registration statement.

In addition, during the fiscal year ended October 31, 2005, warrants to purchase 10,577 common shares were exercised, resulting in net proceeds of $35,327.

In addition, during fiscal 2005, we issued 20,857 shares of our common stock to our 401(k) plan in payment of our matching contribution for the fiscal year ended October 31, 2005.

Fiscal Year Ended October 31, 2006

On November 22, 2005, we entered into the SICAV ONE Stock Purchase Agreement and SICAV TWO Stock Purchase Agreement with Mercatus & Partners, Limited, or Mercatus.  Pursuant to these agreements, we agreed to sell Mercatus an aggregate of 2,716,900 shares of our common stock for an aggregate purchase price of $5,000,000.  In connection with the purchase agreements, we agreed to pay to e3 Energy Company a one-time finder’s fee consisting of the following: (a) five year warrants to purchase shares of our common stock for cash in an amount equal to 5% of the number of shares issued to Mercatus pursuant to the purchase agreements at an exercise price per share of $3.00, which warrants were not to be exercisable for a period of one year following the date of issuance, (b) a cash fee equal to 5% of the gross proceeds raised pursuant to the Mercatus purchase agreements, and (c) restricted shares of our common stock in an amount equal to 5% of the number of shares issued to Mercatus pursuant to the purchase agreements.  These issuances were exempt from registration by virtue of Regulation S of the Securities Act of 1933, as amended, because Mercatus is not a U.S. Person (as defined under Regulation S) and was not purchasing the shares of our common stock for the account or benefit of a U.S. Person, the purchase was to be made in an “offshore transaction” and there were no “directed selling efforts” in the United States.  Mercatus had up to thirty days from the date of the delivery of the shares to Brown Brothers Harriman, the custodial bank, to tender the purchase price to us.  The shares were placed in escrow in November 2005.  We did not receive any proceeds pursuant to the agreements.  In November 2006, the shares of our common stock were returned to us and the transactions contemplated by the agreements were not consummated.

On January 29, 2006, we issued 120,000 shares of our common stock to an investor in connection with the exercise of warrants to purchase shares of our common stock.  The exercise price of these warrants was $1.80 per share, resulting in net proceeds to us of $216,000.

On May 23, 2006, we entered into a Stock Purchase and Registration Rights Agreement, also referred to herein as the FB Agreement, with FB U.S. Investments, L.L.C., also referred to herein as the FB Investor, pursuant to which the FB Investor purchased 1,300,000 shares of our common stock for aggregate gross proceeds of $2,600,000.  In addition to the shares of our common stock, we issued to the FB Investor warrants to purchase an aggregate of 2,600,000 additional shares of our common stock, also referred to herein as the FB Investor Warrants.  These warrants expire on May 23, 2009. Pursuant to the FB Agreement, we granted the FB Investor piggyback registration rights with respect to the shares of our common stock purchased by the FB Investor as well as the shares of our common stock issuable upon exercise of the FB Investor Warrants. In addition, we issued 65,000 shares of our common stock valued at $130,000, 65,000 warrants to purchase shares of our common stock at an exercise price of $5.00 per share, 65,000 warrants to purchase shares of our common stock at an exercise price of $6.00 per share, and paid a cash fee to the placement agent of $130,000 with respect to this transaction.  None of these warrants have been exercised as of the date of this registration statement.

In addition, during fiscal 2006, we issued 31,340 shares of our common stock to our 401(k) plan in payment of our matching contribution for the fiscal year ended October 31, 2006.

Fiscal Year Ended October 31, 2007

On December 4, 2006, in connection with a lease agreement for our new headquarters location at 88 Danbury Road, Wilton, CT 06897, we issued a warrant to purchase 200,000 shares of our common stock at an exercise price of $3.00 per share to the landlord, 88 Danbury Road LLC.  These warrants are scheduled to expire on December 4, 2011.  None of these warrants have been exercised as of the date of this registration statement.

On March 12, 2007, we issued 25,000 shares of common stock to Lane Capital Markets for services rendered.

On March 13, 2007, we issued and sold 208,334 shares of our common stock to FB U.S. Investments, L.L.C. for net proceeds of $500,002.  In addition, we issued to FB U.S. Investments, L.L.C. warrants to purchase 208,334 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase an additional 208,334 shares of our common stock at an exercise price of $4.40 per share. In addition, we issued 20,834 shares of common stock, warrants to purchase 20,834 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of common stock at an exercise price of $4.40 per share to FB U.S. Investments, L.L.C., as placement agent, in connection with this transaction. These warrants will expire on March 9, 2010.  None of these warrants have been exercised as of the date of this registration statement.

On March 16, 2007, we issued and sold 108,000 shares of our common stock to Paradigm Group II LLC in exchange for net proceeds of $259,200.  We also issued to Paradigm Group II LLC warrants to purchase 108,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase an additional 108,000 shares of our common stock at an exercise price of $4.40 per share. In addition, we granted 12,000 shares of common stock, warrants to purchase 12,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of common stock at an exercise price of $4.40 per share to Paradigm Group II LLC, as placement agent, in connection with this transaction. These warrants will expire on March 13, 2010. None of these warrants have been exercised as of the date of this registration statement.

On March 21, 2007, we issued and sold 231,482 shares of our common stock to Nutmeg Mercury Fund LLP, or Nutmeg, in exchange for gross proceeds of $555,555.  We also issued to the investor warrants to purchase 231,482 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase an additional 231,482 shares of our common stock at an exercise price of $4.40 per share.  These warrants will expire on March 19, 2010.  None of these warrants have been exercised as of the date of this registration statement.  In addition, we paid a commission in the amount of $55,555 in cash as a finder’s fee.

On April 11, 2007, we entered into a Securities Purchase Agreement with Cornell, or the 2007 Cornell SPA. We issued and sold to Cornell 833,333 shares of our common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000. In connection with the issuance of the our common stock, we issued to Cornell a Class A warrant and a Class B warrant, each warrant entitling Cornell to purchase 833,333 shares of our common stock at an exercise price per share of $3.40 and $4.40 respectively.  The exercise price of the warrants is subject to downwards adjustment upon the occurrence of certain events, including if the Company subsequently sells shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described below, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all of these warrants to purchase an aggregate of 1,666,666 shares of our common stock were adjusted to an exercise price of $2.20 per share.  The warrants expire on April 11, 2011.   None of these warrants have been exercised as of the date of this registration statement.  In connection with the 2007 Cornell SPA, we paid an origination fee to Cornell, which origination fee was paid in the form of 41,666 shares of our common stock and a cash payment of $95,000.

On April 11, 2007, we entered into a new Standby Equity Distribution Agreement, or the 2007 SEDA, with Cornell. Pursuant to the 2007 SEDA, we may, at our discretion, periodically sell to Cornell shares of our common stock for a total purchase price of up to $10 million. For each share of our common stock purchased under the 2007 SEDA, Cornell will pay us 96% of the lowest closing bid price of our common stock, on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five trading days immediately following the notice date. Cornell will also retain 5% of the amount of each advance under the 2007 SEDA. Cornell’s obligation to purchase shares of our common stock under the 2007 SEDA is subject to certain conditions, including us obtaining an effective registration statement for shares of our common stock sold under the 2007 SEDA and is limited to the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period. We paid to a placement agent $5,000 as a placement agent fee under a Placement Agent Agreement relating to the 2007 SEDA.

On May 10, 2007, we entered into a Stock Purchase Agreement with Francisco J. Rivera Fernandez, or FRF, for the private placement of our common stock, pursuant to which we issued and sold to FRF 700,000 restricted shares of our common stock and warrants exercisable into an aggregate of 1,400,000 restricted shares, of which 700,000 of such warrants were issued at an exercise price of $3.40 per share and the other 700,000 of such warrants were issued at an exercise price of $4.40 per share.  The warrants are exercisable as of the date of issuance and expire on May 11, 2010.   We granted FRF piggyback registration rights with respect to the shares of our common stock and the shares of our common stock issuable upon the exercise of the warrants.  None of these warrants has been exercised as of the date of this registration statement.

In addition, during fiscal 2007, we issued 37,834 shares of our common stock to our 401(k) plan in payment of our matching contribution for the fiscal year ended October 31, 2007.

Fiscal Year Ending October 31, 2008

No securities were sold by us during the three months ended January 31, 2008.

Through May 22 , 2008, we issued 45,439 shares of our common stock to our 401(k) plan in payment of our matching contribution.  In addition, on May 2, 2008, we issued 150,000 shares of our common stock to our 401(k) plan as a special award to the 401(k) plan participants.

On May 6, 2008, we reduced to writing our prior oral agreements with Cornell whereby Cornell agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of those warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of Cornell’s written agreement , we agreed to issue to Cornell new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008.

We are currently in the process of registering an additional 5,813,453 shares of our common stock for resale under another Form S-1 registration statement, Registration No. 333-143478, which includes certain shares issuable upon exercise of warrants described above.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
No.	Description

2	Agreement and Plan of Reorganization between the Company and Kapalua Acquisitions, Inc. dated November 17, 1995 (8)

3(i).1	Articles of Incorporation of the Company (9)

3(i).2	Articles of Amendment to the Articles of Incorporation (1)

3(ii).1	Amended and Restated Bylaws of the Company (5)

4.1	Form of Common Stock Certificate (1)

4.2	Form of Convertible Preferred Stock Certificate (1)

4.3	Form of Warrant Agreement (1)

4.4	2000 Stock Option Plan (1)

4.5	1995 Non-qualifying Stock Option Plan (10)

4.6	Warrant to Purchase Common Stock dated September 15, 2005 issued by the Company to Cornell Capital Partners, LP (6)

4.7	Warrant to Purchase Common Stock dated May 23, 2006 issued by the Company to F.B. U.S. Investments, L.L.C (14)

4.8	Warrant to purchase Common Stock dated March 9, 2007, issued by the Company to F.B. U.S. Investments, L.L.C. *

4.9	Warrant to purchase Common Stock dated March 13, 2007, issued by the Company to Paradigm Group II, LLC *

4.10	Warrant to purchase Common Stock dated March 21, 2007, issued by the Company to Nutmeg Mercury Fund LLP *

4.11	Class A Warrant to Purchase Common Stock dated April 11, 2007 issued by the Company to Cornell Capital Partners, LP (11)

4.12	Class B Warrant to Purchase Common Stock dated April 11, 2007 issued by the Company to Cornell Capital Partners, LP (11)

4.13	Warrant to Purchase Common Stock dated May 10, 2007 issued by the Company to Francisco J. Rivera Fernandez (13)

4.14	Warrant to Purchase Common Stock dated June 10, 2005 issued by the Company to Petr Lisa **

4.15	Warrant to Purchase Common Stock dated June 29, 2005 issued by the Company to Financial Alchemy, LLC **

4.16	Warrant to Purchase Common Stock dated December 4, 2004 issued by the Company to Trenwith Securities, LLC **

4.17	Warrant to Purchase Common Stock dated June 7, 2005 issued by the Company to Bob Vujea **

4.18	Warrant to Purchase Common Stock dated May 26, 2005 issued by the Company to Financial Alchemy LLC **

4.19	Warrant to Purchase Common Stock dated September 20, 2005 issued by the Company to Nutmeg Environmental, L.P. **

4.20	Warrant to Purchase Common Stock dated August 11, 2005 issued by the Company to Nutmeg Environmental, L.P. **

4.21	Warrant to Purchase Common Stock dated December 11, 2006 issued by the Company to 88 Danbury Road LLC **

4.22	Warrant to Purchase Common Stock dated May 6, 2008 issued by the Company to YA Global Investment L.P. (f/k/a Cornell Capital Partners, LP)**

5.1	Opinion of Schuchat, Herzog & Brenman, LLC **

10.1	Form of Distributor Agreement (2)

10.2	License of Technology Agreement dated November 29, 1999 between the Company and Media and Process Technology Inc. (2)

10.3	Separation Agreement dated as of August 27, 2003 between the Company and Kevin M. Black (3)

10.4	Stock Purchase and Registration Rights Agreement dated as of July 18, 2003 between the Company and Northshore Asset Management, LLC (3)

10.5	Stock Purchase Agreement dated as of July 22, 2003 between the Company and Northshore Asset Management, LLC (3)

10.6	First Amendment to Stock Purchase Agreement dated as of July 30, 2003 between the Company and Northshore Asset Management, LLC (3)

10.7	Form of Stock Purchase and Registration Rights Agreement dated as of January 22, 2004 between the Company and the Purchasers identified therein (15)

10.8	Employment Agreement dated as of January 1, 2004 between the Company and Joseph F. Longo (4)

10.9	Investor Registration Rights Agreement dated as of September 15, 2005 between Cornell Capital Partners, LP and the Company (6)

10.10	Securities Purchase Agreement dated as of September 15, 2005 between Cornell Capital Partners, LP and the Company. (6)

10.11	Standby Equity Distribution Agreement dated as of September 15, 2005 between the Company and Cornell. (16)

10.12	Amended and Restated Placement Agent Agreement dated October 18, 2005 by and among the Company, Cornell Capital Partners, LP and Monitor Capital, Inc. (7)

10.13	Amendment Number 1 to Securities Purchase Agreement dated as of October 18, 2005 between Cornell Capital Partners, LP and the Company (7)

10.14	Amendment Number 1 to Investor Registration Rights Agreement dated as of October 18, 2005 between Cornell Capital Partners, LP and the Company (7)

10.15	SICAV ONE Stock Purchase Agreement dated as of November 22, 2005 between the Company and Mercatus & Partners Limited (17)

10.16	SICAV TWO Stock Purchase Agreement dated as of November 22, 2005 between the Company and Mercatus & Partners Limited (17)

10.17	Standby Equity Distribution Agreement dated April 11, 2007 between the Company and Cornell (18)

10.18	Securities Purchase Agreement dated as of April 11, 2007 between Cornell Capital Partners, LP and the Company (11)

10.19	Registration Rights Agreement dated as of April 11, 2007 between Cornell Capital Partners, LP and the Company (11)

10.20	Sales Agreement dated as of May 10, 2007 between the Company and Envirosafe Industrial Services Corporation (12)

10.21	Stock Purchase and Registration Rights Agreement dated as of May 10, 2007 between the Company and Francisco J. Rivera Fernandez (13)

10.22	Stock Purchase and Registration Rights Agreement dated as of May 23, 2006 between the Company and F.B. U.S. Investments, L.L.C. (14)

10.23	Lease Agreement dated December 4, 2006 between the Company and 88 Danbury Road LLC *

10.24	Restated Amendment No. 1 to Indenture of Lease dated July 13, 2007 between the Company and WE 190 Century Drive LLC *

10.25	Stock Purchase and Registration Rights Agreement dated as of March 9, 2007 between the Company and F.B. U.S. Investments, L.L.C. *

10.26	Stock Purchase and Registration Rights Agreement dated as of March 13, 2007 between the Company and Paradigm Group II, LLC *

10.27	Stock Purchase and Registration Rights Agreement dated as of March 19, 2007 between the Company and Nutmeg Mercury Fund LLP *

10.28	First Amendment to Employment Agreement dated as of January 28, 2008 between the Company and Joseph F. Longo. *

10.29	Stock Purchase and Registration Rights Agreement dated as of June 10, 2005 between the Company and International Plasma Sales Group, LLC **

10.30	Stock Purchase and Registration Rights Agreement dated as of June 29, 2005 between the Company and Financial Alchemy, LLC **

10.31	Stock Purchase and Registration Rights Agreement dated as of December 8, 2004 between the Company and Ann Ritson, investor **

10.32	Notice of Financial Assistance Award with the U.S. Department of Energy **

10.33	Stock Purchase and Registration Rights Agreement dated as of September 20, 2005 between the Company and Nutmeg Environmental, L.P. **

10.34	Stock Purchase and Registration Rights Agreement dated as of November 1, 2004 between the Company and Financial Alchemy, LLC **

10.35	Stock Purchase and Registration Rights Agreement dated as of August 11, 2005 between the Company and Nutmeg Environmental, L.P. **

10.36	Stock Purchase and Registration Rights Agreement dated as of June 7, 2005 between the Company and Robert Vujea **

10.37	Purchase Agreement between the Company and Mihama, Inc. **

10.38	Stock Purchase and Registration Rights Agreement dated as of May 26, 2005 between the Company and Financial Alchemy, LLC **

23.1	Consent of Marcum & Kliegman LLP, its independent registered public accountants. **

23.2	Consent of Schuchat, Herzog & Brenman, LLC (see Exhibit 5.1). **

24	Power of Attorney (see signature page of this Prospectus).

*	Filed with Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

**	Filed herewith.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on April 27, 2000, File No. 333-35786.

(2)
Incorporated by reference to Amendment No 1. to the Company’s Registration Statement, as filed with the Securities and Exchange Commission on Form S-1/A filed on July 7, 2000, Commission File No. 333-35786.

(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003, as filed with the Securities and Exchange Commission on September 15, 2003.

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K dated August 13, 2004, as filed with the Securities and Exchange Commission on October 1, 2004.

(5)	Incorporated by reference to the Company’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on October 12, 2004, File No. 333-119668.

(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, as filed with the Securities and Exchange Commission on September 19, 2005.

(7)	Incorporated by reference to the Company’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on October 25, 2005, File No. 333-129237.

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 1995.

(9)	Incorporated by reference to the Company’s Registration Statement on Form 10, as filed with the Securities and Exchange Commission on February 19, 1995.

(10)	Incorporated by reference to the Company’s Registration Statement on Form S-8, as filed with the Securities and Exchange Commission in November, 1995, Commission File No. 33-99790.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 12, 2007.

(12)
Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 31, 2007, as amended pursuant to a filing of a Current Report on Form 8-K/A on April 16, 2008.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 21, 2007.

(14)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 26, 2006.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 27, 2004.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 19, 2005.

(17)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 2005.

(18)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 12, 2007.

(b)  Financial Statement Schedules

See index to Financial Statements on page F-1.

Item 17.  Undertakings.

The Undersigned Registrant hereby undertakes:

 (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering,

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 30th day of May 2008.

STARTECH ENVIRONMENTAL CORPORATION (Registrant)

BY: /s/ Joseph F. Longo Joseph F. Longo Chairman, Chief Executive Officer, President and Director

                Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following person on behalf of the Company and in the capacities and on this 30th day of May 2008.

SIGNATURES	TITLE
/s/ Joseph F. Longo Joseph F. Longo	Chairman, Chief Executive Officer, President & Director
/s/ Peter J. Scanlon Peter J. Scanlon	Chief Financial Officer, Vice President and Principal Financial Officer (Principal Accounting Officer)
/s/ John J. Fitzpatrick* John J. Fitzpatrick	Director
/s/ Joseph A. Equale* Joseph A. Equale	Director
/s/ Chase P. Withrow III* Chase P. Withrow III	Director
/s/ L. Scott Barnard* L. Scott Barnard	Director
*By: /s/ Peter J. Scanlon
         Peter J. Scanlon,
         Attorney-in-Fact